      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2001
                                                   REGISTRATION NO._____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                                  DRESSER, INC.
            (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      3829
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                   75-2795365
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                               2601 Beltline Road
                              Carrollton, TX 75006
                                 (972) 478-5090
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Dresser International, Inc.      Dresser Russia, Inc.         Dresser RE, Inc.
          Delaware                     Delaware                   Delaware
            3829                         3829                       3829
         75-2926785                   75-2685272                 75-2930337
     2601 Beltline Road           2601 Beltline Road         2601 Beltline Road
    Carrollton, TX 75006         Carrollton, TX 75006       Carrollton, TX 75006
       (972) 478-5090               (972) 478-5090             (972) 478-5090

                                   -----------

                                FRANK P. PITTMAN
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               2601 BELTLINE ROAD
                              CARROLLTON, TX 75006
                                 (972) 478-5055

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   Copies to:
                           KIRK A. DAVENPORT II, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1284

================================================================================

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED        PROPOSED
                                                                           MAXIMUM         MAXIMUM
                                                                           OFFERING        AGGREGATE     AMOUNT OF
              TITLE OF EACH CLASS OF                      AMOUNT TO BE     PRICE PER       OFFERING     REGISTRATION
            SECURITIES TO BE REGISTERED                    REGISTERED    EXCHANGE NOTES   PRICE(1)(2)    FEE(1)(2)
---------------------------------------------------------------------------------------------------------------------
9 3/8% Senior Subordinated Notes due 2011(3)..........    $300,000,000       _____%       $_________     $ 75,000
---------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 3/8% Senior Subordinated Notes
  due 2011(4).........................................        N/A             N/A             N/A           N/A
---------------------------------------------------------------------------------------------------------------------

(1) The registration fee has been calculated pursuant to Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933 and reflects the book value of the notes as of May 1, 2001. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of May 1, 2001, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.

(3) The 9 3/8% Senior Subordinated Notes due 2011 will be the obligations of Dresser, Inc.

(4) Each of Dresser International Inc., Dresser Russia, Inc. and Dresser RE, Inc. will guarantee on an unconditional basis the obligations of Dresser, Inc. under the 9 3/8% Senior Subordinated Notes due 2011. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

                                   -----------

        The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                  DRESSER, INC.

                                OFFER TO EXCHANGE

                      $300,000,000 principal amount of its
                   9 3/8% senior subordinated notes due 2011,
              which have been registered under the Securities Act,
                    for any and all of its outstanding 9 3/8%
                       senior subordinated notes due 2011

        We are offering to exchange all of our outstanding 9 3/8% senior subordinated notes due 2011, which we refer to as the old notes, for our registered 9 3/8% senior subordinated notes due 2011, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable.

*PLEASE CONSIDER THE FOLLOWING:

        - Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on __________, 2001, unless we extend the offer.

        - You should also carefully review the procedures for tendering the old notes beginning on page __of this prospectus.

        - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

        - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

        -  The notes will mature on April 15, 2011.

        - We will pay interest on the notes semi-annually on April 15 and October 15 of each year beginning October 15, 2001 at the rate of 9 3/8% per annum.

        - We may redeem the notes on or after April 15, 2006 at the rates set forth on page __ of this prospectus.

        - We also have the option until April 15, 2004, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

        - The notes are unsecured obligations and are subordinated to all existing and future senior indebtedness and other liabilities of our subsidiaries.

        - If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

        YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  May ___, 2001

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
Where You Can Find More Information.......................................................     ii
Cautionary Statement Regarding Forward-Looking Statements.................................     ii
Prospectus Summary........................................................................      1
Risk Factors..............................................................................     12
The Exchange Offer........................................................................     21
Use of Proceeds...........................................................................     28
Capitalization............................................................................     28
Unaudited Pro Forma Consolidated Financial Information....................................     29
Selected Historical Consolidated Financial Information....................................     36
Management's Discussion and Analysis of Financial Condition and Results of Operations.....     38
Business..................................................................................     47
Management................................................................................     61
Principal Stockholders....................................................................     70
Certain Related Party Transactions........................................................     71
Description of Other Indebtedness.........................................................     74
Description of the Notes..................................................................     76
Book-Entry, Delivery and Form.............................................................    111
Important Federal Income Tax Considerations...............................................    113
Plan of Distribution......................................................................    117
Legal Matters.............................................................................    117
Experts...................................................................................    117
Index to Consolidated Financial Statements................................................    F-1

                       WHERE YOU CAN FIND MORE INFORMATION

        Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual and quarterly and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

        We have filed a Registration Statement on Form S-4 to register with the Commission the exchange notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This information is available free of charge to any holders of securities of Dresser upon written or oral request to Frank P. Pittman, Dresser, Inc., 2601 Beltline Road, Carrollton, TX 75006, telephone: (972)478-5055. IN ORDER TO OBTAIN TIMELY DELIVERY OF SUCH DOCUMENTS, HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER FOR THE NOTES.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein. If you are given any information or representations about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after this date.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 17A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

- the impact of general economic conditions in the regions in which we do business;

- general industry conditions, including competition and product, raw material and energy prices;

-       changes in exchange rates and currency values;

-       capital expenditure requirements;

-       access to capital markets; and

-       other factors described in this prospectus.

        Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference to this prospectus

                               PROSPECTUS SUMMARY

      In this prospectus, the words the "Company," "we," or "us" refer to the combined business of Dresser, Inc., the issuer of the notes, its predecessors and all of its subsidiaries. The following summary contains basic information about Dresser, Inc. and this exchange offer. It does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                                   OUR COMPANY

      We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our products include valves, instruments, meters, natural gas fueled engines, retail fuel dispensers and software and related control systems. We believe that we have the number one or number two market share in most of our served markets. In 2000, approximately 84% of our revenues came from energy infrastructure spending. Two of our largest end markets are natural gas and power generation, which accounted for approximately 45% of our 2000 revenues. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in 22 countries. Most of our businesses have been in operation for 100 years or more. As a result of our long operating history and leading market positions, we have a substantial installed base which provides us with significant recurring aftermarket revenues. In 2000, we generated revenues of $1.4 billion, operating income of $170.5 million and EBITDA (as defined) of $219.7 million.

      We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms, through a global sales and service network of over 450 account representatives, 900 independent distributors and 300 authorized service centers. Our top 10 customers in 2000 included Shell, ExxonMobil and BP Amoco. We offer our customers highly engineered products and services used to produce, transport, process, store and distribute oil and gas and their by-products. Because many of our products are used in mission-critical applications, our customers require us to meet internal, government and industry standards, an expensive process that can take years, in order to reduce the likelihood of costly system failures.

      We believe that our installed base of energy infrastructure equipment is one of the largest in the world in the markets we serve. This significant installed base provides us with a recurring demand for replacement parts and equipment upgrades and a substantial platform to expand our aftermarket service business. A significant portion of replacement equipment, parts and maintenance services in our businesses is awarded to the original equipment manufacturer. Aftermarket parts and services typically carry higher margins than our original equipment sales, and accounted for approximately 27% of our revenues in 2000.

INDUSTRY OVERVIEW

      The worldwide energy infrastructure industry provides the products and services necessary to produce, transport, process, store and distribute oil and natural gas and their by-products. Long-term demand for energy infrastructure equipment and services is driven by worldwide energy consumption. In the short term, demand is primarily a function of the level of capital expenditures by the major, national and independent oil companies required to maintain, upgrade and expand the energy infrastructure. Many of our customers are in the natural gas or power generation industries. Natural gas is expected to be the fastest growing segment in the energy sector due to its favorable environmental, regulatory and cost characteristics compared to other energy sources and the relatively wide dispersion of gas reserves throughout the world. In the U.S., electric utilities are the largest industrial consumers of natural gas, and according to Simmons & Company International, approximately 90% of all currently announced United States electricity plant construction will be natural gas fired. Approximately 45% of our revenues in 2000 were tied to natural gas or power generation applications. We believe that the combination of expected continued rising demand for energy and the current high utilization rate of critical energy infrastructure makes the outlook for demand for our products and services very favorable. Approximately 84% of our revenues are tied to energy infrastructure spending throughout the energy markets.

BUSINESS OVERVIEW

      We believe that our global presence and diversified product and service offerings position us to improve our market share in developed markets, expand our sales in emerging markets and capitalize on our customers' growing demand for integrated solutions. Our principal business segments are flow control, measurement systems and power systems. Our flow control segment, which generated 39% of 2000 revenues, designs, manufactures and markets valves and actuators. These products are used to start, stop and monitor the flow of liquids and gases and to protect process equipment from excessive pressure. Our flow control segment markets its products under well recognized brand names, including Masoneilan(R), Grove(R), Consolidated(R) and Ledeen(TM). The measurement systems segment, which generated 40% of 2000 revenues, consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of natural gas meters, regulators, digital and analog pressure and temperature gauges and transducers and specialty couplings and connectors. These systems and other products are used to measure and monitor liquids and gases. Our measurement systems group markets its products and services under well recognized brand names including Wayne(R), Ashcroft(R), Mooney(TM), Roots(TM) and Dresser(R). Our power systems segment, which generated 21% of 2000 revenues, designs, manufactures and markets natural gas fueled engines used primarily in natural gas compression and power generation applications and rotary blowers and vacuum pumps. Our power systems group markets its products under well recognized brand names, including Waukesha(R) and Roots(TM). These products are used in mission-critical applications such as providing standby power for Chicago's 911 Emergency Communications Center and driving compressors at a remote gas storage facility in Aitken Creek, British Columbia.

COMPETITIVE STRENGTHS

      We believe the following competitive strengths position us to enhance our growth and profitability:

      - Worldwide Market Leader. We believe that we have the number one or two market share in most of our served markets. We operate in over 100 countries worldwide through a global sales and service network of over 450 account representatives, 900 independent distributors and 300 authorized service centers. Our brands are well-known for superior quality and high performance.

      - Established Approved Vendor Status. The majority of our revenues are derived from products that are used in processes involving volatile or hazardous gases and liquids where the consequences of product failure can be severe. Because of the potential impact of failures, our customers often limit the number of their approved vendors and require that products complete extensive testing and qualification programs before being used. Our products hold over 120 regulatory and industry approvals or certifications worldwide and are approved for use by almost all major energy customers.

      - Benefits of a Large Installed Base. We believe that our global installed base of products is among the largest in each of our business segments. Many of our product lines require ongoing maintenance and parts replacement, which provides us with a recurring source of revenues that typically carry higher margins than our original equipment sales.

      - Well Positioned to Provide Global Integrated Solutions. With a manufacturing, sales or service presence in over 100 countries, we believe that our global reach and broad product offering provide a significant advantage in competing for business from large, multinational customers.

      - Strong Relationships With Blue Chip Customers. We sell our products globally to more than 10,000 customers. We have long-standing relationships with the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms.

      - Experienced Management Team with Significant Equity Stake. Our new senior management team, assembled following Halliburton's acquisition of Dresser Industries, Inc. in October 1998, has an average of over 22 years of experience in the energy industry. This team has substantial experience in implementing cost-cutting and facility rationalization programs, integrating acquisitions and managing a global enterprise through changing economic conditions.

BUSINESS STRATEGY

      - Capitalize On Favorable Energy Infrastructure Trends. As a worldwide market leader, we believe we are well positioned to benefit from the expected growth in energy infrastructure investment resulting from increases in capital spending within the energy industry.

      - Increase Operational Efficiency and Cash Flow. Beginning in late 1998, we initiated an aggressive program to consolidate our manufacturing facilities, rationalize headcount, enhance manufacturing efficiency and utilize common components across multiple product lines. As a result, our consolidated EBITDA margin expanded from 11.2% in 1998 to 15.6% in 2000 despite a decline in our revenues. We are continuing to implement similar initiatives throughout our businesses and believe that there are significant opportunities to further improve our profitability and cash flow.

      - Expand Our Product Line and Exploit Recently Developed Products. Throughout our long history, we have worked closely with our customers to develop products that meet their specific requirements. We are developing new technologies that transmit control and measurement data generated by our products that allow our customers to remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. These new products and technologies represent an opportunity for increased revenues from both new product sales and upgrades to our existing installed base.

                        THE RECAPITALIZATION TRANSACTIONS

      On April 10, 2001, we consummated recapitalization transactions pursuant to an agreement with Halliburton Company. In the recapitalization transactions, we made payments to Halliburton Company of approximately $1.3 billion to redeem our common equity and purchase the stock of certain of our foreign subsidiaries, subject to final adjustment based on the closing balance sheet. The payments were financed by $288.3 million net proceeds from the issuance of 9 3/8% Senior Subordinated Notes due 2011, $601.9 million from the New Credit Facility, and $400.0 million equity capital from DEG Acquisitions, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC. We will make a 338(h)(10) election to treat the acquisition of our domestic businesses as an acquisition of assets for tax purposes, which we believe will result in significantly lower cash taxes for us. Halliburton originally acquired our businesses as part of its acquisition of Dresser Industries, Inc. in 1998. Dresser Industries' operations consisted of our businesses and certain other operating units that will be retained by Halliburton following the consummation of the recapitalization transactions. From that time until the recapitalization transactions, our current management team operated our business as an autonomous operating unit within Halliburton, with limited reliance on Halliburton's administrative and support functions.

                                  OUR SPONSORS

      We are controlled by DEG Acquisitions, LLC, an entity owned by First Reserve Corporation and Odyssey Investment Partners, LLC. First Reserve was one of the first private equity firms to actively pursue building a broadly diversified portfolio within the energy industry. First Reserve currently manages six private equity funds with aggregate committed capital of $2.5 billion and has made investments totaling $1.6 billion in over 35 core companies. First Reserve invests solely in the energy industry and focuses its activities on energy services and manufacturing businesses similar to Dresser. The current management team has been in place since 1983 and, collectively, has over 150 years of energy investment experience. Other past and present First Reserve portfolio companies include Pride International, Inc., Weatherford International, Inc., National Oilwell, Inc., Superior Energy Services, Inc., Cal Dive International, Inc., Chicago Bridge & Iron N.V. and Maverick Tube Corporation.

Odyssey Investment Partners is a private equity firm that invests in management-backed leveraged acquisitions, growth financings and recapitalizations of manufacturing, financial services and communications companies. The principals of Odyssey collectively have been involved in over 65 private equity transactions including Williams

Scotsman, Inc., Monarch Marking Systems, Inc., TransDigm Inc., Western Wireless Corp. (the former parent of VoiceStream Communications), Independent Wireless One Corporation (a Sprint PCS affiliate) and Dayton Superior Corporation. Odyssey Investment Partners is the successor firm to the private equity activities of Odyssey Partners, LP, which was founded in 1982. Its current fund has over $760 million of committed capital.

                               RECENT DEVELOPMENTS

      On May 8, 2001, we reached an agreement with an affiliate of First Reserve Corporation to acquire Entech Industries, Inc. ("Entech"), one of its affiliates for $70 million, subject to a purchase price adjustment based on changes in working capital. Entech's primary line of business is the production of valve equipment, which would expand and complement our existing product offering. In 2000, Entech reported unaudited revenues of $52 million and EBITDA of $(3) million. We believe that through the elimination of non-recurring or unusual charges and operating synergies, including the reduction of corporate overhead, Entech's pro forma adjusted EBITDA for 2000 could have been significantly improved. However, we cannot assure you that, if we acquire Entech, we will be able to improve its financial performance.

      Currently, we are completing our due diligence with respect to Entech's business and we have until May 17 to terminate the agreement based on our findings. The agreement is also subject to a number of other conditions. We currently anticipate that our acquisition of this company would be financed through a combination of both debt and equity, and would not result in any material change in our overall ratio of debt to equity. We expect to consummate the Entech acquisitions on or about May 31, 2001. However, we cannot assure you that the acquisition will be consummated on the terms or timetable currently contemplated or at all.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

       The Exchange Offer.....  $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes. As of the date hereof $300.0 million in aggregate principal amount of old notes are outstanding.

                                Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

                                - are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

                                - are a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

                                - acquired the exchange notes other than in the ordinary course of your business; or

                                - have an arrangement with any Person to engage in the distribution of exchange notes.

                                However, the Commission has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

       Registration Rights
         Agreement............  We sold the old notes on April 10, 2001, in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement also requires us to use best efforts to:

                                - cause the registration statement filed with respect to the exchange offer to be declared effective by July 9, 2001; and

                                - consummate the exchange offer by November 6, 2001.

                                See "The Exchange Offer-Purpose and Effect." If we do not do so, the interest rate on the old notes will increase, initially by 0.25%.

       Expiration Date........  The exchange offer will expire at 5:00 p.m.,
                                ___________, 2001, New York City time, or a later date and time if we extend it (the "Expiration Date").

       Withdrawal.............  The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date. Any old notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of the exchange offer.

       Interest on the
         Exchange Notes and
         the Old Notes........  Interest on the exchange notes will accrue from the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later. No additional interest will be paid on the old notes tendered and accepted for exchange.

       Conditions to the
         Exchange Offer.......  The exchange offer is subject to customary conditions, some of which may be waived by us. See "The Exchange Offer-Conditions to Exchange Offer."

       Procedures for
         Tendering Old Notes..  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through the Depository Trust Company and wish to accept the exchange offer, you must do so through the Depository Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us, as described under "The Exchange Offer-Purpose and Effect."

                                Under the circumstances specified in the registration rights agreement, we will be required to file a "shelf" registration statement for the old notes for a continuous offering under Rule 415 under the Securities Act.

                                We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the Expiration Date. The exchange notes issued in the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange Offer-Terms of the Exchange Offer."

       Exchange Agent.........  State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer.

       Federal Income
         Tax Considerations...  We believe the exchange of old notes for exchange notes in the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "Important Federal Income Tax Considerations."

       Effect of Not
         Tendering............  Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        Securities Offered....  $300,000,000 aggregate principal amount of
                                9 3/8% Senior Subordinated Notes due 2011.

        Maturity..............  April 15, 2011.

        Interest..............  9.375% per annum, payable semi-annually in arrears on April 15 and October 15 commencing October 15, 2001.

        Optional Redemption...  We may redeem any of the exchange notes beginning on April 15, 2006. The initial redemption price is 104.688% of their principal amount, plus accrued interest. The redemption price will decline each year after 2006 and will be 100% of their principal amount, plus accrued interest, beginning on April 15, 2009.

        Optional Redemption
          after Equity
          Offerings...........  In addition, before April 15, 2004, we may redeem up to 35% of the exchange notes at a redemption price of 109.375% of their principal amount plus accrued interest, using the proceeds from sales of certain kinds of capital stock. We may make such redemption only if after such redemption, at least 65% of the aggregate principal amount of exchange notes originally issued remains outstanding.

        Change of Control.....  Upon a change of control, we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required payment for exchange notes that you present us at the time of a change of control.

        Guarantees............  The wholly owned domestic subsidiaries of
                                Dresser, Inc. will guarantee the notes. Each guarantor will provide a guarantee of the payment of the principal, premium and interest on the notes on a senior subordinated unsecured basis.

                                The guarantee by each guarantor will be
                                subordinated to all existing and future senior indebtedness of such guarantor. A substantial portion of our business is conducted through our foreign operating subsidiaries and non-wholly owned subsidiaries, none of which will be a guarantor of the notes. See Note 15 to the consolidated financial statements in the back of this prospectus.

        Ranking...............  The exchange notes will be senior subordinated unsecured obligations.

                                The exchange notes will rank equally in right of payment with any future senior subordinated unsecured indebtedness and will rank junior to any indebtedness we create in the future other than indebtedness that voluntarily agrees to be subordinated to the notes. We currently have no other senior subordinated indebtedness and no subordinated indebtedness. The exchange notes will be junior to all of our senior indebtedness, all liabilities of our foreign subsidiaries and all liabilities (other than subordinated indebtedness) of our domestic subsidiaries.

                                As of December 31, 2000, after giving effect to the recapitalization, the offering of the notes and the other related financing transactions, we would have had outstanding:

                                -  $720.0 million of senior indebtedness;

                                - $146.2 million of liabilities of foreign subsidiaries; and

                                - $368.1 million of liabilities (other than the subsidiary guarantees) of domestic subsidiaries.

                                See "Description of Notes-Brief Description of the Notes and the Guarantees."

        Certain Covenants.....  We will issue the exchange notes under an indenture with State Street Bank and Trust
                                Company, as trustee. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                -  incur additional indebtedness;

                                -  create liens;

                                -  pay dividends and make distributions in
                                   respect of Capital Stock;

                                -  pay dividends and make distributions in
                                   respect of the Capital Stock of our
                                   subsidiaries;

                                -  redeem Capital Stock;

                                - make investments or certain other restricted payments;

                                -  sell assets;

                                -  issue or sell stock of restricted
                                   subsidiaries;

                                -  enter into transactions with affiliates; and

                                -  effect a consolidation or merger.

                                The covenants contain a number of important qualifications and exceptions.

                                  RISK FACTORS

You should carefully consider the factors discussed in detail under the caption "Risk Factors" before investing in the exchange notes.

                             ADDITIONAL INFORMATION

We are a Delaware company formed in October 1998, after Dresser Industries, Inc. was purchased by Halliburton Company in September 1998. Our principal executive offices are located at 2601 Beltline Road, Carrollton, TX 75006 and our telephone number is (972)478-5090.

                       SUMMARY HISTORICAL CONSOLIDATED AND
                         PRO FORMA FINANCIAL INFORMATION

The following tables set forth our summary historical consolidated financial information for the year ended December 31, 2000 and our summary pro forma information for the year ended December 31, 2000. The pro forma financial information set forth below gives effect to (i) the recapitalization transactions, including both the recapitalization of our domestic businesses and the purchase of our foreign stock and assets from Halliburton, (ii) the offering of the notes, (iii) the other related financing transactions, and (iv) the NIMCO acquisition, as if each had occurred as of January 1, 2000 for purposes of the income statement or as of December 31, 2000 for purposes of the balance sheet. The summary historical consolidated financial information as of and for the year ended December 31, 2000 has been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, which are included in the back of this prospectus. The pro forma financial information is not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on such date. There can be no assurance that assumptions used in the preparation of the pro forma financial data will prove to be correct. This data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included in the back of this prospectus.

                                                                               HISTORICAL                                PRO FORMA
                                                      --------------------------------------------------------------- --------------
                                                                                                                      FOR THE FISCAL
                                                                       FOR THE FISCAL YEARS ENDED                      YEAR ENDED
                                                      ----------- -----------  ------------ ------------ ------------ --------------
                                                      OCTOBER 31, OCTOBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                                         1996        1997         1998         1999         2000           2000
                                                      ----------- -----------  ------------ ------------ ------------ --------------
                                                                       (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
STATEMENTS OF OPERATIONS DATA:
Revenues ............................................  $ 1,554.3   $ 1,581.7    $ 1,587.8    $ 1,432.6    $ 1,408.5    $ 1,420.3
Cost of sales .......................................    1,093.3     1,099.6      1,118.3        993.7        963.3        970.9
Selling, general and administrative expenses(1) .....      304.0       331.6        342.5        293.9        274.7        282.2
Operating income ....................................      157.0       150.5        127.0        145.0        170.5        167.2
OTHER FINANCIAL DATA:
EBITDA(2) ...........................................  $   208.1   $   200.8    $   177.4    $   193.5    $   219.7    $   220.8
EBITDA margin(3) ....................................       13.4%       12.7%        11.2%        13.5%        15.6%        15.5%
Capital expenditures ................................  $    48.3   $    44.8    $    50.3    $    38.4    $    27.3    $    27.3
Depreciation and amortization .......................       51.1        50.3         50.4         48.5         49.2         53.6
Ratio of earnings to fixed charges(4) ...............       17.6x       26.3x        20.6x        29.6x        25.6x         1.8x
Pro forma cash interest expense(5) ..................       --          --           --           --           --      $    88.4
Pro forma ratio of EBITDA to cash interest expense ..       --          --           --           --           --            2.5x
Pro forma ratio of total debt
      to EBITDA .....................................       --          --           --           --           --            4.6x

BALANCE SHEET DATA
      (AT PERIOD END):
Working capital .....................................  $   264.6    $   209.7    $   227.9    $   257.8    $   286.1    $   340.7
Property, plant and equipment .......................      239.9        231.8        235.5        223.8        231.1        231.1
Intangibles .........................................      264.8        247.3        267.7        264.0        258.1        459.6
Total assets ........................................    1,107.4      1,063.4      1,064.9      1,077.0      1,077.1      1,332.6
Total long-term debt (including
      current portion) ..............................        0.7          0.5          1.3          0.3          0.2      1,020.0
Shareholders' equity ................................      580.1        492.4        536.7        542.0        562.6       (201.1)

----------

(1) Selling, general and administrative expenses is comprised of selling expenses, administrative and general expenses and engineering expenses.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our financial statements.

(3)  Represents EBITDA as a percentage of revenues.

(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. On a pro forma basis, this ratio would have been 1.8x for 2000.

(5) Represents total pro forma interest expense less $6.9 million of pro forma non-cash interest expense associated with the amortization of deferred financing costs.

                                  RISK FACTORS

      You should carefully consider the risks described below, as well as the other information contained in this prospectus, before making a decision to tender your old notes in the exchange offer. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO THE SECURITIES OFFERED

      OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

      As a result of the recapitalization, we are a highly leveraged company. As of December 31, 2000, we would have had, on a pro forma basis after giving effect to the recapitalization, $1,020.0 million of outstanding indebtedness, including approximately $720.0 million of indebtedness other than the notes, all of which would have been senior to the notes, and a stockholders' deficit of $201.1 million. This level of indebtedness could have important consequences for you, including the following:

      - it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

      - it may limit our flexibility in planning for, or reacting to, changes in our business;

      - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

      - it may make us more vulnerable to a downturn in our business or the economy;

      - the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

      - a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

      - there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

      DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT. THIS COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

      The terms of the indenture do not prohibit us from incurring significant additional indebtedness in the future. As of December 31, 2000, on a pro forma basis after giving effect to the recapitalization, we would have had $100.0 million available for additional borrowing under the revolving credit facility, subject to certain conditions. All borrowings under the new credit facility will be senior to the notes.

      YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE JUNIOR TO THE BORROWINGS UNDER THE NEW CREDIT FACILITY AND POSSIBLY ALL FUTURE BORROWINGS.

      These notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness including the new credit facilities and will rank behind all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior indebtedness of our company and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these notes or the subsidiary guarantees. In addition, the new credit facility will be secured by substantially all of our assets and the assets of our wholly owned domestic subsidiaries.

      In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of senior subordinated indebtedness of Dresser and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

      Assuming we had completed the offering of the notes on December 31, 2000, these notes and the subsidiary guarantees would have been subordinated to $720.0 million of senior indebtedness and approximately $100.0 million would have been available for borrowing as additional senior indebtedness under the new credit facility, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

RESTRICTIVE COVENANTS IN THE NEW CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES.

      The indenture and the new credit facility limit our ability, among other things, to:

      -     incur additional indebtedness or contingent obligations;

      -     pay dividends or make distributions to our stockholders;

      -     repurchase or redeem our stock;

      -     make investments;

      -     grant liens;

      -     make capital expenditures;

      -     enter into transactions with our stockholders and affiliates;

      -     sell assets; and

      - acquire the assets of, or merge or consolidate with, other companies.

      In addition, the new credit facility requires us to maintain financial ratios. See "The New Credit Facility." We may not be able to maintain these ratios. Covenants in the new credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

      If we default under the new credit facility, we could be prohibited from making any payments on the notes. In addition, the lenders under the new credit facility could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay the notes in full.

TO SERVICE OUR INDEBTEDNESS, INCLUDING THE NOTES, WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. THE ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

      Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For example, our revenues have declined each of the last two years.

      Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the new credit facility will be adequate to meet our future liquidity needs for at least the next few years.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new credit facility and these notes, on commercially reasonable terms or at all.

CERTAIN SUBSIDIARIES ARE NOT INCLUDED AS SUBSIDIARY GUARANTORS.

      The guarantors of the notes include only our wholly owned domestic subsidiaries. However, the historical consolidated financial information (including our consolidated financial statements) and the pro forma consolidated financial information included in this prospectus are presented on a consolidated basis, including both our wholly owned and non-wholly owned domestic subsidiaries and our foreign subsidiaries. The aggregate revenues and EBITDA for the year ended December 31, 2000 of our subsidiaries that are not guarantors were $565.5 million and $79.0 million, respectively. As of December 31, 2000, those subsidiaries held 48.2% of our total assets. Each of the subsidiary guarantors would be released from its guarantee of the notes if we transfer 5% or more of its voting stock to a third party so that it is no longer "wholly owned". The indenture does not restrict our ability to do so. See note 15 to our consolidated financial statements included in the back of this prospectus.

      Because a substantial portion of our operations are conducted by foreign and non-wholly owned subsidiaries, our cash flow and our ability to service debt, including our and the subsidiary guarantors' ability to pay the interest on and principal of the notes when due are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our foreign and non-wholly owned subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign and non-wholly owned subsidiaries to us and the subsidiary guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. Moreover, payments to us and the subsidiary guarantors by the foreign and non-wholly owned subsidiaries will be contingent upon these subsidiaries' earnings.

      Our foreign and non-wholly owned subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt of that subsidiary.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURES GOVERNING THE NOTES.

      If we undergo a Change of Control (as defined in the indenture governing the notes) we may need to refinance large amounts of our debt, including the notes and borrowings under the new credit facility. If a Change of Control occurs, we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a Change of Control. In addition, our new credit facility will prohibit us from repurchasing the notes until we first repay the new credit facility in full. If we fail to repurchase the notes in that circumstance, we will go into default under both the indenture governing the applicable notes and the new credit facility. Any future debt which we incur may also contain restrictions on repayment upon a Change of Control. If any Change of Control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The buyback requirements also delay or make it harder for others to effect a Change of Control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a Change of Control under the indentures governing the notes. See "The New Credit Facility" and "Description of the Notes--Change of Control."

FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE NOTES OR THE SUBSIDIARY GUARANTEES UNDER CERTAIN CIRCUMSTANCES

      Our payment of consideration to finance a portion of the recapitalization (including our issuance of the notes and the guarantee of the notes by our domestic subsidiaries) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the payment of consideration or the issuance of a guarantee will be a fraudulent conveyance if (1) we paid the consideration, or any of our subsidiaries issued subsidiary guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) we or any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

      - we or any of the subsidiary guarantors were insolvent, or became insolvent, when we or they paid the consideration;

      - paying the consideration or issuing the guarantees left us or the applicable subsidiary guarantor with an unreasonably small amount of capital; or

      - we or the applicable subsidiary guarantor, as the case may be, intended to, or believed that we or it would, be unable to pay debts as they matured.

      If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void our obligations regarding the payment of the consideration or void any of the subsidiary guarantors' obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

      Generally, an entity will be considered insolvent if:

      -     the sum of its debts is greater than the fair value of its property;

      - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

      -     it cannot pay its debts as they become due.

      We believe, however, that immediately after issuance of the notes and the subsidiary guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making such determinations or that a court would reach the same conclusions with regard to these issues.

THE MARKET PRICE FOR THE NOTES MAY BE VOLATILE.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

OUR FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

      This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, our plans, strategies, and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus, such as when or whether there will be a recession, are set forth above in this "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995. In 1995 however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS COULD BE HARMED DURING ECONOMIC OR INDUSTRY DOWNTURNS.

      The businesses of most of our customers, particularly oil, gas and chemical companies are, to varying degrees, cyclical and have historically experienced periodic downturns. Profitability in those industries is highly sensitive to supply and demand cycles and volatile product prices, and our customers in those industries historically have tended to delay large capital projects, including expensive maintenance and upgrades, during industry downturns. For example, due to the simultaneous decline in oil and many commodity chemical prices over the last few years coupled with the deterioration in Asian economies, many of our key customers significantly reduced their capital spending, which resulted in declines in our revenues during those years. These industry downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent accelerated erosion of average selling prices. Therefore, any significant downturn in our customers' markets or in general economic conditions could result in a reduction in demand for our products and services and could harm our business. In addition, because we only compete in some segments of the energy infrastructure industry, a downturn in the specific segments we serve may affect us more severely than our competitors who compete in the industry as a whole.

THE LOSS OF ONE OF OUR LARGE CUSTOMERS, OR FAILURE TO WIN NATIONAL, REGIONAL AND GLOBAL CONTRACTS FROM AN EXISTING CUSTOMER, COULD SIGNIFICANTLY REDUCE OUR CASH FLOW, MARKET SHARE AND PROFITS.

      Some of our customers contribute a substantial amount to our revenues. The loss of any of these customers, or class of customers, or decreases in these customers' capital expenditures, could decrease our cash flow, market share and profits. As a result of consolidation in the oil industry, especially among major oil companies, our largest customers have become larger and, as a result, account for a larger percentage of our sales. We could lose a large customer as a result of a merger or consolidation. Recently, major oil companies and national oil companies have moved toward creating alliances and preferred supplier relationships with suppliers. In addition, these customers are increasingly pursuing arrangements with suppliers that can meet a larger portion of their needs on a more global basis. Typically, a customer can terminate these arrangements at any time. The loss of a customer, or the award of a contract to a competitor, could significantly reduce our cash flow, market share and profits.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside North America, as a percentage of our total sales, was 42% for the year ended December 31, 2000. Accordingly, our future results could be harmed by a variety of factors, including:

      -     changes in foreign currency exchange rates;

      -     exchange controls;

      - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

      -     hyperinflation;

      - tariffs, other trade protection measures and import or export licensing requirements;

      -     potentially negative consequences from changes in tax laws;

      -     difficulty in staffing and managing widespread operations;

      -     differing labor regulations;

      - requirements relating to withholding taxes on remittances and other payments by subsidiaries;

      - different regimes controlling the protection of our intellectual property;

      - restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

      - restrictions on our ability to repatriate dividends from our subsidiaries; and

      -     unexpected changes in regulatory requirements.

      Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

      Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in euros or other foreign currencies. Significant changes in the value of the euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the new credit facility.

      In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We have in the past experienced and expect to continue to experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations. We expect that the portion of our revenues denominated in non-dollar currencies will continue to increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Currency Fluctuations and Inflation."

      Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

IF WE ARE NOT ABLE TO APPLY NEW TECHNOLOGY AND SOFTWARE IN OUR PRODUCTS OR DEVELOP NEW PRODUCTS, WE MAY NOT BE ABLE TO GENERATE NEW SALES.

      Our success depends, in significant part, on our ability to develop products and services that customers will accept. We may not be able to develop successful new products in a timely fashion. Our commitment to customizing products to address particular needs of our customers could burden our resources or delay the delivery or installation of products. If there is a fundamental change in the energy industry, some of our products could become obsolete and we may need to develop new products rapidly. Our products may not be marketed properly or satisfy the needs of the worldwide market.

      In addition, there is intense competition to establish proprietary rights to these new products and the related technologies. The technology and software in our products, including electronic components, point-of-sale systems and related products, is growing increasingly sophisticated and expensive. Several of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may develop proprietary products that are superior to ours or integrate new technologies more quickly than we do. We may not be able to obtain rights to this technology. We may also face claims that our products infringe patents that our competitors hold. Any of these factors could harm our relationship with customers and reduce our sales and profits.

WE FACE INTENSE COMPETITION.

We encounter intense competition in all areas of our business. Competition in our primary business segments is based on a number of considerations including product performance, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. Our customers increasingly demand more technologically advanced and integrated products and we must continue to develop our expertise and technical capabilities in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in research and development, manufacturing, marketing, customer service and support and our distribution networks. We may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position. Some of our competitors have greater financial and other resources than we do.

IF WE LOSE OUR SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

      The success of our business is largely dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      Our operations and properties are subject to stringent laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management and workplace health and safety. Such laws and regulations affect a significant percentage of our operations, are constantly changing, are different in every jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial remediation costs for our properties (many of which are sites of long-standing manufacturing operations) and the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all jurisdictions as these requirements change.

      We have experienced, and expect to continue to experience, both operating and capital costs to comply with environmental laws and regulations, including the remediation and investigation of some of our properties. In addition, although we believe our operations are substantially in compliance and that we will be indemnified by Halliburton for certain contamination and compliance costs (subject to certain exceptions and limitations), new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements, new claims for property damage or personal injury arising from environmental matters, or the refusal and/or inability of Halliburton to meet its indemnification obligations could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations. For more information on the limitations of Halliburton's indemnity, see "Business--Environmental Matters."

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

      As of December 31, 2000, we had approximately 8,700 employees. Approximately 45% of our U.S. workforce (27% of our global workforce) is represented by labor unions. Of our eight material collective bargaining agreements, one will expire in 2001, two will expire in 2002, and five will expire in 2003. Additionally, approximately 27% of our workforce is employed in Europe where it is customary for workers to be covered by some type of industry or national labor agreement. Although we believe that our relations with our employees are good we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

WE ARE DEPENDENT ON THE AVAILABILITY OF RAW MATERIALS AND COMPONENTS.

      We require substantial amounts of raw materials that we purchase from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, the supply of, and demand for, such raw materials, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by raw materials or component parts suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials and components could materially affect our operating results.

WE RELY ON INDEPENDENT DISTRIBUTORS.

      In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. In 2000, 39% of our revenues were generated through these independent distributors. Many of these independent distributors are not bound to us by exclusive distribution contracts and may offer products and services that compete with ours to our customers. In addition, the majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a short notice period. The loss of a substantial number of these distributors or the decision by many of these distributors to offer competitors' products to our customers could materially reduce our sales and profits.

WE ARE CONTROLLED BY FIRST RESERVE AND ODYSSEY, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

      A holding company controlled by First Reserve, Odyssey and their affiliates owns approximately 95% of our outstanding common shares and, therefore, has the power, subject to certain exceptions, to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected will have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our Capital Stock. See "The Recapitalization Transactions" and "Certain Related Party Transactions."

      The interests of First Reserve, Odyssey and their affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of First Reserve and Odyssey as equity holders might conflict with your interests as a note holder. Affiliates of First Reserve and Odyssey may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of notes. In addition, our sponsors or their affiliates currently own, and may in the future own, businesses that directly compete with ours.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO FUTURE PERIODS.

      The historical financial information included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or the results of operations, financial position and cash flows that would have occurred if we had been a separate, independent entity during the periods presented. The historical financial information included in this memorandum does not reflect the many significant changes that will occur in our capital structure, funding and operations as a result of the recapitalization and this offering or the additional costs we expect to incur in operating as an independent company. For example, funds required for working capital and other cash needs historically were obtained from Halliburton on an interest-free intercompany basis without any debt service requirement. We may need to supplement our financial, administrative and other resources and we may have underestimated the difficulties and costs of obtaining any required resources and successfully operating as an independent company.

WE MAY BE FACED WITH UNEXPECTED PRODUCT CLAIMS OR REGULATIONS.

      Because some of our products are used in systems that handle toxic or hazardous substances, a failure of any of our products could have material adverse consequences, and alleged failures of certain of our products have resulted in and in the future could result in claims against our company for product liability, including property damage, personal injury damage and consequential damages. Further, we may be subject to potentially material liabilities relating to claims alleging personal injury as a result of hazardous substances incorporated into our products. Finally, our Dresser Wayne business faces increasingly stringent regulations in California and elsewhere regarding vapor recovery from gasoline dispensers. Some of Dresser Wayne's products have been alleged to contain "defects" that adversely affect vapor recovery, requiring retrofits, field modifications and/or the payment of administrative penalties in connection with the affected products. Although the vapor recovery regulations have not adversely affected us vis-a-vis our competitors to date, there can be no assurance that changes in these regulations or in California's proposed Clean Air Plan, or the development of more stringent regulations in other jurisdictions where vapor recovery is required, will not have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO THE EXCHANGE OFFER

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

      We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

      The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

      Together with the sale by us of the old notes on April 10, 2001, we entered into a registration rights agreement, dated April 10, 2001, with the initial purchasers, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use best efforts to cause the registration statement with respect to the exchange offer to be declared effective by July 9, 2001 and use best efforts to consummate the exchange offer by November 6, 2001.

      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

      - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

      - the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

      - the holder does not have an arrangement or understanding with any Person to participate in the distribution of the exchange notes; and

      - the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

      Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the old notes pursuant to Rule 415 under the Securities Act. See "--Procedures for Tendering."

      Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

      - is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

      - is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

      - acquired the exchange notes other than in the ordinary course of the holder's business; or

      - the holder has an arrangement with any Person to engage in the distribution of exchange notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the

Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on _____________, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

      The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

      As of the date of this prospectus, old notes representing $300.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

      We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to State Street Bank and Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See " Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The expiration date shall be 5:00 p.m., New York City time, on ______________, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

      (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "?Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

      (B) to amend the terms of the exchange offer in any manner.

      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

      Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

      - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

      - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

      - you must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date.

      Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

      (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

      (B) for the account of an Eligible Institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

      If the letter of transmittal is signed by a Person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other Person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

      In addition, we reserve the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, you will be representing to us that, among other things:

      - the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the Person receiving such exchange notes, whether or not such Person is the registered holder;

      - you are not engaging in and do not intend to engage in a distribution of the exchange notes;

      - you do not have an arrangement or understanding with any Person to participate in the distribution of such exchange notes; and

      - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

      In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

      The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

      If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

      -     the tender is made through an Eligible Institution;

      - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

      - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

      Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

      - specify the name of the Person having deposited the old notes to be withdrawn (the "Depositor");

      - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

      - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the Person withdrawing the tender; and

      - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

      All executed letters of transmittal should be directed to the exchange agent. State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail,
                       Hand Delivery or Overnight Courier:
                       State Street Bank and Trust Company
                      Corporate Trust Department, 5th Floor
                              2 Avenue de Lafayette
                                Boston, MA 02111
                              Attn: Meaghan Haight

                                  By Facsimile:
                          (Eligible Institutions Only)
                                (617) 662-1452 or
                  For Information or Confirmation by Telephone:
                                 (617) 662-1603

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in Person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a Person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                 USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of April 10, 2001 by and among Dresser, Inc., Dresser International Inc., Dresser Russia, Inc., Dresser RE, Inc. and Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and UBS Warburg LLC, as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

      We used a portion of the net proceeds from the sale of the old notes, which were approximately $288.3 million, together with borrowings under the new credit facility and the equity investment, (i) to finance, in part, the recapitalization, (ii) to pay related fees and expenses, and (iii) to repay $0.8 million of existing indebtedness. We will use the remaining proceeds for general corporate purposes, including funding a portion of the purchase price for the Entech acquisition. See "Summary - Recent Developments;" "The Recapitalization Transactions" and "Certain Related Party Transactions."

                                 CAPITALIZATION

      The following table sets forth our consolidated capitalization as of December 31, 2000, on a historical basis and on a pro forma basis after giving effect to the recapitalization and the related financing transactions as if they had occurred on December 31, 2000. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information" and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Consolidated Financial Statements and the notes thereto and the Unaudited Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                         AS OF DECEMBER 31,
                                                                                2000
                                                                       ----------------------
                                                                        ACTUAL     PRO FORMA
                                                                       --------    ----------
                                                                           (IN MILLIONS)
        Debt:
          Other long-term debt                                         $    0.2    $     --
          New credit facility
             Revolving credit facility(1)                                  --            --
             Term loan A                                                   --           265.0
             Term loan B                                                   --           455.0
          9 3/8 Senior subordinated notes due 2011                         --           300.0
                                                                       --------    ----------
                  Total long-term debt                                      0.2       1,020.0
                                                                       --------    ----------
        Shareholders' equity:
          Divisional equity                                            $  581.8    $     --
          Common stock, $1.00 par value, 10,000 shares authorized,
             1,000 shares issued and outstanding                           --             0.0
          Retained earnings                                                --          (181.9)
          Cumulative translation adjustment                               (19.2)        (19.2)
                                                                       --------    ----------
                  Total shareholders' equity                              562.6        (201.1)
                                                                       --------    ----------
                  Total capitalization                                 $  562.8    $    818.9
                                                                       ========    ==========

------------------
(1)  $100.0 million total availability, subject to certain conditions.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements for the year ended December 31, 2000. The pro forma consolidated statements of operations give effect to (i) the recapitalization, including both the acquisition of our domestic businesses and the purchase of our foreign stock and assets from Dresser Industries, (ii) the notes offering of April 10, 2001, (iii) the other related financing transactions, and (iv) the NIMCO acquisition, as if they had been consummated on January 1, 2000. The pro forma consolidated balance sheet gives effect to these events as if they had occurred on December 31, 2000. The adjustments necessary to fairly present this pro forma consolidated financial information have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had these transactions been consummated on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct. You should read the pro forma consolidated financial statements together with "Risk Factors," "Use of Proceeds," "The Recapitalization Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto, included elsewhere in this prospectus.

      We have prepared the Unaudited Pro Forma Consolidated Financial Information as follows:

      - The Unaudited Pro Forma Consolidated Financial Information consists of an unaudited pro forma consolidated balance sheet, unaudited pro forma consolidated statement of operations and accompanying explanatory notes. This information is accompanied by an introduction which describes (i) the transactions that we are giving pro forma effect to and (ii) the periods and dates for which pro forma data is presented.

      - The unaudited pro forma consolidated statement of operations discloses income from operations attributable to the transactions. Material nonrecurring charges or credits and related tax effects which result directly from the transactions and this offering and which will be included in income or expenses within the twelve months succeeding the recapitalization have not been included in the unaudited pro forma consolidated statement of operations.

      - Pro forma adjustments related to the unaudited pro forma consolidated statement of operations have been computed assuming the transactions were consummated at the beginning of the periods presented and include adjustments which give effect to the events that are (i) directly attributable to the transactions, (ii) expected to have a continuing impact and (iii) factually supportable. Pro forma adjustments related to the unaudited pro forma consolidated balance sheet have been computed assuming the transactions were consummated at December 31, 2000 and include adjustments which give effect to events that are directly attributable to the transactions and factually supportable regardless of whether they have a continuing impact or are nonrecurring. All pro forma adjustments have been explained in the related notes to the Unaudited Pro Forma Consolidated Financial Information.

      - Tax effects of the pro forma adjustments have been calculated at the statutory rate in effect for the periods presented.

                                  DRESSER, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000
                                  (IN MILLIONS)

                                                                NIMCO         PURCHASE      RECAPITALIZATION
                                             HISTORICAL(1)  ACQUISITION(2)  ADJUSTMENTS(3)   ADJUSTMENTS(4)   PRO FORMA
                                             -------------  --------------  --------------   --------------   ---------
Revenues ............................         $  1,408.5       $  11.8         $ --             $  --         $  1,420.3
Cost of sales .......................              963.3           7.6           --                --              970.9
                                              ----------       -------         ------           -------       ----------
Gross profit ........................              445.2           4.2           --                --              449.4
Selling, general and administrative
    expenses(5) .....................              274.7           3.5            3.1(a)            0.9(a)         282.2
                                              ----------       -------         ------           -------       ----------
Operating income ....................              170.5           0.7           (3.1)             (0.9)           167.2
Interest expense ....................                2.7          --             --                92.6(b)          95.3
Other expense (income), net .........               (9.1)         --             --                --               (9.1)
                                              ----------       -------         ------           -------       ----------
Income before provision for taxes ...              176.9           0.7           (3.1)            (93.5)            81.0
Charge in lieu of taxes .............               68.1           0.3           --               (36.0)(c)         32.4
                                              ----------       -------         ------           -------       ----------
Net income ..........................         $    108.8       $   0.4         $ (3.1)          $ (57.5)      $     48.6
                                              ==========       =======         ======           =======       ==========
OTHER FINANCIAL DATA:
EBITDA(6) ...........................         $    219.7       $   1.1         $ --                --         $    220.8

----------

(1) The amounts in this column represent the reported results of Dresser Equipment Group, Inc., our predecessor company.

(2) The amounts in this column represent the adjustments necessary to reflect our pro forma results of operations for the twelve months ended December 31, 2000 after giving effect to our acquisition of NIMCO as if it had occurred on January 1, 2000. The acquisition occurred on April 1, 2000.

(3) The amounts in this column represent the adjustments to reflect the pro forma impact of the purchase of certain of our foreign subsidiaries.

     (a) The adjustment to amortization of intangibles relates to the increase in goodwill associated with the purchase accounting treatment of these stock acquisitions. Non-deductible goodwill increased by $123.1 million and is being amortized over a 40-year period.

(4) The amounts in this column represent the adjustments necessary to reflect the pro forma impact of the recapitalization and the related financing transactions, as follows:

     (a) The adjustment represents amortization expense for organization costs for management fees of $23.2 million amortized over a 25-year period.

     (b)  The adjustment to interest expense reflects the following:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                             2000
                                                                          ------------
            Interest expense on previously existing
            indebtedness to be repaid in connection with the
            recapitalization transactions..............................      $(0.1)
                                                                             -----
                    Total..............................................       (0.1)
                                                                             -----
            Interest expense on our new term loan facilities (at
            an assumed weighted average rate of 7.95%).................       57.2
            Interest expense on the notes (at 9.375%)..................       28.1
            Amortization of debt issuance costs........................       6.9
            Bank commitment fees.......................................       0.5
                                                                             -----
            Interest expense on new indebtedness.......................       92.7
                                                                             -----
                    Total adjustment...................................      $92.6
                                                                             =====

      A change of 25 basis points in interest rates on the aggregate amount outstanding under the new credit facility would change annual interest expense by $1.8 million.

      (c) The tax effect of annual pro forma adjustments to income before income taxes is based on our effective tax rate.

(5) Selling, general and administrative expenses is comprised of selling expenses, administrative and general expenses and engineering expenses.

(6) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our financial statements.

                                  DRESSER, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                             AS OF DECEMBER 31, 2000
                                  (IN MILLIONS)

                                                                   PURCHASE       RECAPITALIZATION
                                                HISTORICAL(1)   ADJUSTMENTS(2)     ADJUSTMENTS(3)      PRO FORMA
                                                -------------   --------------    -----------------    ---------
Current Assets:
  Cash and equivalents .................         $     19.7        $   --             $  54.0 (a)      $     73.7
  Receivables, net .....................              279.2            --                 --                279.2
  Receivables from unconsolidated
    subsidiaries .......................                6.9            --                 --                  6.9
  Inventory, net .......................              254.6            --                 --                254.6
  Prepaid expenses .....................               11.5            --                 --                 11.5
          Total current assets .........              571.9            --                 54.0              625.9
Property, plant and equipment, net .....              231.1            --                 --                231.1
Investments in unconsolidated
    subsidiaries .......................                2.7            --                 --                  2.7
Long-term receivables and other assets .               13.3            --                 --                 13.3
Intangibles, net .......................              258.1           123.1 (a)           78.4 (b)          459.6
Total assets ...........................         $  1,077.1        $  123.1           $  132.4         $  1,332.6
Current Liabilities:
  Accounts and notes payable ...........         $    143.6        $   --             $   (0.6)(c)     $    143.0
  Contract advances ....................               15.1            --                 --                 15.1
  Accrued expenses .....................              127.1            --                 --                127.1
        Total current liabilities ......              285.8            --                 (0.6)             285.2
Pension and other retiree benefits .....              197.8            --                 --                197.8
Long-term debt
  Existing debt ........................                0.2            --                 (0.2)(c)           --
  Term Loan A ..........................               --              --                265.0 (c)          265.0
  Term Loan B ..........................               --              --                455.0 (c)          455.0
  Senior subordinated notes offered
    hereby .............................               --              --                300.0 (c)          300.0
Intercompany debt ......................               --             257.9 (b)          257.9 (d)           --
Other liabilities ......................               30.7            --                 --                 30.7
Total liabilities ......................              514.5           257.9              761.3            1,533.7
Divisional equity, net .................              581.8          (134.8)             628.9              181.9
Cumulative translation adjustment ......              (19.2)           --                 --                (19.2)
Total equity ...........................              562.6          (134.8)(c)          628.9 (e)         (201.1)
Total liabilities and equity ...........         $  1,077.1        $  123.1           $  132.4         $  1,332.6

      Set forth below are the estimated sources and uses of funds to consummate the recapitalization and the related financing transactions. These sources and uses assume the transactions were consummated on December 31, 2000. To the extent additional funds are needed for any closing adjustments we will use cash on hand or borrow under the revolving credit facility.

             SOURCES OF FUNDS
             (in millions)
             Revolver(a).........................       $   --
             Term loan A.........................          265.0
             Term loan B.........................          455.0
             9 3/8% Senior subordinated
               notes due 2011....................          300.0
                       Total Debt................        1,020.0
             Common equity.......................          400.0
             Rollover equity(c)..................           21.5
                       Total Sources.............       $1,441.5
                                                        ========

            USES OF FUNDS
            (in millions)
            Cash purchase price(b)..............        $1,286.8
            Rollover equity(c)..................            21.5
            Refinance existing debt.............             0.8
            Cash................................            54.0
            Transaction fees(d).................            78.4
                      Total Uses................        $1,441.5
                                                        ========

----------

      (a)   Total availability of $100.0 million, subject to certain conditions.

      (b) Includes $1,028.9 million to redeem 94.9% of our common equity held by Halliburton and $257.9 million to purchase the stock of certain of our foreign subsidiaries.

      (c) Attributable to the common equity interest in our company that will be retained by Halliburton.

      (d) Includes transaction fees payable to affiliates of First Reserve Corporation and Odyssey Investment Partners, LLC. See "Certain Related Party Transactions."

(1) The amounts in this column reflect the historical assets and liabilities of Dresser Equipment Group, our predecessor company, as of December 31, 2000.

(2) The adjustments in this column represent the adjustments necessary to determine our pro forma consolidated balance sheet after giving effect of purchase accounting for the acquisition of certain of our foreign subsidiaries. These adjustments are described below:

      (a) This represents the goodwill of $123.1 million associated with the acquisition of the foreign subsidiaries. The pro forma adjustments related to purchase price allocation are preliminary and subject to change as additional information becomes available. Such information includes final third party appraisals of property, plant and equipment and other intangibles and determination of the final purchase price as it relates to the net equity adjustment, all as of the transaction closing date.

      (b) This adjustment represents debt transferred for the acquisition of these foreign subsidiaries.

      (c) This adjustment eliminates the Divisional Equity of these foreign subsidiaries before acquisition.

(3) The adjustments in this column represent the adjustments necessary to reflect our pro forma consolidated balance sheet after giving effect to the recapitalization and the related financing transactions. These adjustments are described below:

      (a) This adjustment represents the cash available to fund working capital requirements. We expect the cash balances to earn interest income, which has not been reflected on the face of the pro forma consolidated statement of operations.

      (b) This adjustment represents $55.2 million of deferred debt issuance costs associated with the new credit facility and the notes offered hereby and $23.2 million of organization costs for management fees.

      (c) This adjustment represents the initial borrowings under the new credit facility of $720.0 million and the issuance of $300.0 million of notes along with the repayment of $0.8 million of previously existing indebtedness.

      (d) This adjustment represents the debt transferred for the purchase of the stock of certain of our foreign subsidiaries.

      (e) This adjustment represents the investment of $421.5 million less the repurchase of all of our common equity other than that held by continuing shareholders for $1,050.4 million.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      The following table sets forth selected historical consolidated financial information as of and for each of the years in the five-year period ended December 31, 2000. Prior to 1998, we had a fiscal year-end of October 31. Periods through 1997 reflect our financial information on a fiscal year-end basis. Our operating results for November and December 1997 are included as an adjustment to shareholders' equity. The selected historical consolidated financial information as of and for each of the years in the three-year period ended December 31, 2000 has been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included in the back of this prospectus, and our selected historical consolidated financial information as of and for each of the years in the two-year period ended October 31, 1997 has been derived from our unaudited consolidated financial statements. You should read the following table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the accompanying notes included elsewhere in this prospectus.

                                                                                FISCAL YEAR ENDED
                                                    -----------------------------------------------------------------------------
                                                    OCTOBER 31,     OCTOBER 31,    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                       1996            1997            1998             1999             2000
                                                                    (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
        STATEMENT OF OPERATIONS DATA:
        Revenues .............................      $  1,554.3      $  1,581.7      $  1,587.8       $  1,432.6       $  1,408.5
        Cost of sales ........................         1,093.3         1,099.6         1,118.3            993.7            963.3
        Selling, general and
           administrative expenses(1) ........           304.0           331.6           342.5            293.9            274.7
        Operating income .....................           157.0           150.5           127.0            145.0            170.5
        Other Financial Data:
        EBITDA(2) ............................      $    208.1      $    200.8      $    177.4       $    193.5       $    219.7
        EBITDA margin ........................            13.4%           12.7%           11.2%            13.5%            15.6%
        Capital expenditures .................      $     48.3      $     44.8      $     50.3       $     38.4       $     27.3
        Depreciation and amortization ........            51.1            50.3            50.4             48.5             49.2
        Cash flow from operating activities ..            --              --              48.1            141.4             91.5
        Cash flow from investing activities ..            --              --             (71.5)           (37.7)           (28.9)
        Cash flow from financing activities ..            --              --              26.1            (95.3)           (86.3)
        Ratio of earnings to fixed
           charges(3) ........................            17.6x           26.3x           20.6x            29.6x            25.6x
        Balance Sheet Data (at year-end):
        Working capital ......................      $    264.6      $    209.7      $    227.9       $    257.8       $    286.1
        Property plant and equipment .........           239.9           231.8           235.5            223.8            231.1
        Intangible assets ....................           264.8           247.3           267.7            264.0            258.1
        Total assets .........................         1,107.4         1,063.4         1,064.9          1,077.0          1,077.1
        Total long-term debt (including
           current portion) ..................             0.7             0.5             1.3              0.3              0.2
        Shareholders' equity .................           580.1           492.4           536.7            542.0            562.6

----------

(1) Selling, general and administrative expenses is comprised of selling expenses, administrative and general expenses and engineering expenses.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of those companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our financial statements.

(3) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. On a pro forma basis, this ratio would have been 1.8x for 2000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. You should read the following discussion together with the section entitled "Risk Factors" and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

OVERVIEW

      We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our primary business segments are flow control, measurement systems and power systems. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in 22 countries. Most of our businesses have been in operation for 100 years or more. We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and Fortune 500 firms, through a global sales and service network of over 450 account representatives, 900 independent distributors and 300 authorized service centers. Our total revenues by geographic region in 2000 consisted of North America (58%), Europe/Africa (20%), Latin America (7%), Asia (10%) and the Middle East (5%). We have pursued a strategy of customer, geographic and product diversity to mitigate the impact of an economic downturn on our business in any one part of the world or in any single business segment.

      For the year ended December 31, 2000, we generated revenue of $1.4 billion, operating income of $170.5 million and EBITDA of $219.7 million.

MARKET FORCES

      Our product offerings include valves, instruments, meters, natural gas fueled engines, retail fuel dispensing systems, blowers and natural gas fueled power generation systems. These products are used to produce, transport, process, store and deliver oil and gas and their related by-products. Energy infrastructure spending accounted for approximately 84% of our revenues in 2000.

      Long-term demand for energy infrastructure equipment and services is driven by increases in worldwide energy consumption, which is a function of worldwide population growth and the levels of energy consumption per capita. Worldwide investment in energy infrastructure has lagged well behind increases in energy demand since 1982. As a result, we believe that demand growth has outpaced supply growth, placing significant stress on the energy infrastructure as utilization rates have increased to historically high levels.

      In the short term, demand for our products is affected by overall worldwide economic conditions and by fluctuations in the level of activity and capital spending by major, national and independent oil and gas companies, gas distribution companies, pipeline companies, power generation companies and petrochemical processing plants. All of these activities are affected by the level of oil and gas prices, which is a significant factor in determining our primary customers' level of cash flow. The downturn in oil and gas prices in 1998 and 1999, caused in part by the weakness in Asian economies that started in 1997, had a negative effect on our customers' cash flows and capital spending which, in turn, impacted our revenues in 1999 and 2000. Mergers and consolidations among our customers during the same period further reduced capital spending as infrastructure projects and other capital expenditures were canceled or postponed while merged entities focused on integration.

      Because of the impact of industry conditions over the last three years, we experienced a decline in our revenues. To mitigate the impact of this decline, we took steps to reduce manufacturing and overhead costs. We consolidated a number of facilities and reduced associated overhead and headcount across our business lines over the 1998-2000 period. Within flow control, we closed multiple facilities, eliminated redundant overhead expense and increased outsourcing of subassemblies in order to reduce our fixed costs. We also consolidated our small rotary blower and natural gas meter manufacturing operations into a new technologically advanced facility in Houston, Texas. As a result of these efforts, we were able to improve our EBITDA margins from 11.2% in 1998 to 15.6% in 2000, despite a 11.3% decrease in our revenues.

      With the recovery of oil and gas prices in late 1999 and 2000, and the improvement in Asian economic conditions, our customers' cash flows began to improve. This, in turn, resulted in increased demand for many of our products following the typical lag periods. Our measurement systems segment's instrument and meter products and our power systems segment's natural gas fueled engines experienced an increase in demand commencing in late 1999, reflecting the typically shorter lag time for these product categories. Demand for our flow control products, such as deep-water valves and pipeline components, began to pick up in late 2000, reflecting the typically longer lag time for products used in larger energy development projects. We expect to see an increase in demand for our retail fueling systems in the second half of 2001 as the major oil companies upgrade their retail fueling stations following the completion of merger integration programs.

      Currently, we believe that strong demand exists for our products and services across all of our lines of business, although we expect that our business environment will remain highly competitive. Demand for our customers' products has increased, which has increased their cash flows and their capital spending. Over the next few years, we believe that infrastructure spending by our primary customers will increase demand for our products. Longer term, we believe the demand for our products and services will continue to increase due to an expanding global economy and rising demand for energy-particularly natural gas-which will necessitate capital spending by our customers to increase capacity and upgrade infrastructure. However, our business is subject to cyclicality and periodic downturns which have caused revenue declines in the past, including over the last two years.

STAND-ALONE COMPANY

      The historical consolidated financial information included in this prospectus has been derived from the historical consolidated financial statements of the Dresser Equipment Group of Halliburton. The preparation of this information was based on certain assumptions and estimates including allocations of costs from Halliburton which we believe are reasonable. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if our company had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position and cash flows.

      We believe that our new management focus on operating efficiencies following the consummation of the recapitalization transactions leads to further opportunities for reductions in our operating costs. After the recapitalization transactions, we continued to consolidate manufacturing facilities and actively seek opportunities to further reduce costs through outsourcing of subassemblies. For example, we are completing our consolidation of our Salisbury, Maryland fuel dispenser manufacturing facilities into a more modern facility in Austin, Texas. We believe that these initiatives will result in significant annual cost savings over the next few years. To achieve these cost-savings, we expect to incur a charge of approximately $4.0 million in the first half of 2001, and we may incur similar charges in the future. These charges are not reflected in our pro forma consolidated financial statements.

      In connection with the recapitalization transactions, we incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt will adversely affect our net income. In addition, we will account for the acquisition of certain of our foreign subsidiaries under the purchase method of accounting, which will result in an increase in depreciation and amortization above historical levels. Upon consummation of the recapitalization transactions, we incurred a number of one-time fees and expenses incurred at the closing of those transactions of approximately $76.9 million. See "Certain Related Party Transactions."

THE NIMCO ACQUISITION

      On April 1, 2000, we acquired the remaining 50% interest in the NIMCO joint venture that had been owned by our joint venture partner. NIMCO generated revenues of $64.4 million in 2000. Prior to the acquisition on April 1, 2000, our interest in the NIMCO joint venture was accounted for using the equity method and only our share of its earnings was included in our revenues.

EFFECTS OF CURRENCY FLUCTUATIONS AND INFLATION

We conduct operations in over 100 countries around the world. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or sales transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant local currency and then translated into U.S. dollars for inclusion in our historical consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with euro-related and other currencies also being significant. We generated 31% of our 2000 revenues in foreign currencies, and we incurred 36% of our 2000 total expenses in foreign currencies. The net depreciation of the euro against the U.S. dollar and other world currencies over the 1998 to 2000 period has had a negative impact on our sales and EBITDA, as reported in U.S. dollars in our historical consolidated financial statements. Historically, we have engaged in hedging strategies from time to time to reduce the effect of currency fluctuations on specific transactions. We have not, however, sought to hedge currency translation risk. We expect to continue these hedging policies going forward. Significant changes in the value of the euro relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the new credit facility.

REVENUES

      Our revenues are primarily generated through the sale of new equipment, replacement parts and services. Our sales of aftermarket parts and services represented approximately 27% of our revenues in 2000. Revenues are recognized as products are shipped and services are rendered. Revenues have historically been driven by volumes, rather than price, and are sensitive to foreign currency fluctuations. Prices have generally remained stable.

COST OF SALES

      Our cost of sales as a percentage of revenues has ranged from 70.4% in 1998 to 68.4% in 2000. These costs include raw materials and plant and related work force costs and freight and warehousing. In late 1998, we introduced cost cutting initiatives across all segments to create more efficient operations and improve margins as energy infrastructure spending declined. This included work force reductions and plant rationalization and the outsourcing of non-fundamental processes.

GROSS MARGIN

      Our total gross margin on sales of products and services has ranged from 29.6% of revenues in 1998 to 31.6% of revenues in 2000. Certain of our products tend to carry higher gross margins than others, and therefore product mix can impact our overall gross margins. For example, our custom valve products carry a significantly higher gross margin than our retail fuel dispensing products. As a result, an increase in valve sales will result in a disproportionately higher increase in our gross profit. In addition, sales of aftermarket parts and services typically carry a significantly higher gross margin than original product sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

      Selling, general and administrative expenses are comprised of selling expenses, administrative and general expenses and engineering expenses. Selling expenses consist of costs associated with marketing and sales. Administrative and general expenses are primarily management, accounting, treasury and legal costs. Engineering expenses are costs attributable to research and development and engineering. Selling, general and administrative expenses also include costs associated with health, safety and environmental administration and retiree medical and pension benefits. Research and development expenses are costs associated with product or customer initiatives or with projects that seek improvements in manufacturing processes. Research and development expenses are expensed as incurred. Our distributors are typically compensated through a discount from the list price of our products they purchase. Our revenues are reported net of this discount.

DEPRECIATION AND AMORTIZATION

      Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets. Expenditures for improvements that extend the life of the asset are generally capitalized. Intangible assets primarily consist of goodwill and patents. Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired and is amortized over 40 years using the straight-line method. Patents are amortized over their estimated useful lives.

INCOME TAXES

Historically, our operations have been included in the tax returns submitted by various Halliburton operating companies. The tax amounts reflected in our historical results have been allocated based on the amounts expected to be paid to or received from the various Halliburton operating companies filing tax returns in which our operations were included. In connection with the recapitalization transactions, we will make a Section 338(h)(10) election to allow the recapitalization of our domestic businesses to be treated as an acquisition of assets for tax purposes. Accordingly, for tax purposes our U.S. assets will be stepped up to their fair market value and we will be able to depreciate those assets using a higher basis than the historical amount. We expect that these tax assets will result in a substantial decrease in our cash taxes, and therefore increase our cash available for debt service or investment in our business over the next few years.

INTEREST EXPENSE

      As part of Halliburton, no third party debt was allocated to us except for operational accounts payable. As a result, we did not have any significant interest expense. As part of the recapitalization transactions, we incurred a significant amount of debt, totaling approximately $1,020.0 million as of December 31, 2000 on a pro forma basis. As a result, we will incur significant interest expense going forward.

RESULTS OF OPERATIONS

      The following table presents selected historical financial information regarding each of our segments for each of years 1998, 1999 and 2000. Revenue, gross profit and operating income by segment are also presented as a percentage of their respective totals. The four columns under year-to-year change show the dollar and percentage change from 1998 to 1999 and from 1999 to 2000.

                                                                                                  YEAR-TO-YEAR CHANGE
                                           YEAR ENDED DECEMBER 31,                   1998 TO     %       1999 TO     %
                              1998       %       1999       %       2000       %      1999     CHANGE     2000     CHANGE
                            --------   -----   --------   -----   --------   -----   -------   ------    ------    ------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
REVENUES
  Flow Control............    $623.8    39.3%    $557.6    38.9%    $549.3    39.0%   $(66.2)   (10.6)%   $(8.3)     (1.5)%
  Measurement Systems.....     658.4    41.5      605.2    42.2      562.8    40.0     (53.2)    (8.1)    (42.4)     (7.0)
  Power Systems...........     306.3    19.3      274.3    19.1      301.2    21.4     (32.0)   (10.4)     26.9       9.8
  DEG Corporate...........      (0.7)    0.0       (4.5)   (0.3)      (4.8)   (0.3)     (3.8)  (542.9)     (0.3)     (6.7)
    Total Revenues........  $1,587.8   100.0%  $1,432.6   100.0%  $1,408.5   100.0%  $(155.2)    (9.8)%  $(24.1)     (1.7)%
GROSS PROFIT
  Flow Control............    $193.5    41.2%    $190.0    43.3%    $185.5    41.7%    $(3.5)    (1.8)%   $(4.5)     (2.4)%
  Measurement Systems.....     197.7    42.1      183.9    41.9      172.9    38.8     (13.8)    (7.0)    (11.0)     (6.0)
  Power Systems...........      79.2    16.9       63.2    14.4       88.9    20.0     (16.0)   (20.2)     25.7      40.7
  DEG Corporate...........      (0.9)   (0.2)       1.8     0.4       (2.1)   (0.5)      2.7    300.0      (3.9)   (216.7)
    Total Gross Profit....    $469.5   100.0%    $438.9   100.0%    $445.2   100.0%   $(30.6)    (6.5)%    $6.3       1.4%
OPERATING INCOME
  Flow Control............     $51.9    40.9%     $74.3    51.2%      77.1    45.2%    $22.4     43.2%     $2.8       3.8%
  Measurement Systems.....      64.0    50.4       62.3    43.0       64.0    37.5      (1.7)    (2.7)      1.7       2.7
  Power Systems...........      25.3    19.9       19.9    13.7       42.0    24.6      (5.4)   (21.3)     22.1     111.1
  DEG Corporate...........     (14.2)  (11.2)     (11.5)   (7.9)     (12.6)   (7.4)      2.7     19.0      (1.1)     (9.6)
    Total Operating
      Income..............    $127.0   100.0%    $145.0   100.0%    $170.5   100.0%    $18.0     14.2%    $25.5      17.6%

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

CONSOLIDATED

      Revenues. Revenues decreased by $24.1 million, or 1.7%, to $1,408.5 million in 2000 from $1,432.6 million in 1999. Sales volume for many of our valve and measurement systems products decreased during this period due to reduced capital spending by our customers and a delay in new project initiatives. These decreases were partially offset by an increase in demand for our power systems products and the impact of our purchase of the remaining 50% interest in the NIMCO joint venture in April 2000 which increased revenues in 2000 by $52.6 million. Prior to April 2000, our interest in the NIMCO joint venture was accounted for using the equity method and only our share of its earnings was included in our revenues.

Cost of Sales. Cost of sales as a percentage of revenues improved to 68.4% in 2000 from 69.4% in 1999. This improvement was due to a more favorable product mix and increased manufacturing efficiencies achieved through outsourcing, manufacturing productivity initiatives, work force and capacity rationalization efforts and favorable raw material costs. Cost of sales in 2000 includes approximately $4.0 million related to facility closures, primarily consisting of our facility in Connersville, Indiana.

      Gross Profit. Gross profit increased by $6.3 million, or 1.4%, to $445.2 million in 2000 from $438.9 million in 1999 and increased to 31.6% of revenues in 2000 from 30.6% in 1999, due to the factors mentioned above.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses improved as a percentage of revenues and in dollar terms, accounting for 19.5% of revenues in 2000 and 20.5% of revenues in 1999. In dollar terms, selling, general and administrative expenses fell by $19.2 million to $274.7 million in 2000 from $293.9 million in 1999 due to increased efficiencies.

      Operating Income. Operating income increased by $25.5 million, or 17.6%, to $170.5 million in 2000 from $145.0 million in 1999. The increase is primarily attributable to the factors contributing to the increased gross margin and lower selling, general and administrative expenses, as discussed above.

      Income Tax Expense. Our effective tax rate was 38.5% in both 2000 and 1999. The effective tax rate utilized was reflective of our operations being reported as part of Halliburton's consolidated tax returns.

      Bookings and Backlog. Bookings include orders placed during the period whether or not filled. Backlog as of any date represents the number of orders left unfilled as of that date. Bookings during the period of $1,441.0 million were 0.6% above 1999, and backlog at the end of 2000 was $362.7 million compared to $317.7 million at the end of 1999, a 14.2% increase.

SEGMENT ANALYSIS

      Flow Control. Revenues decreased by $8.3 million, or 1.5%, to $549.3 million in 2000 from $557.6 million in 1999. Strong results in aftermarket parts and services were more than offset by reduced valve sales, which was due to reduced energy industry spending. Flow control was positively affected by our purchase of the remaining 50% of interest in the NIMCO joint venture and the May 2000 acquisition of a small valve company which together accounted for $59.4 million of 2000 revenues. The closure of our manufacturing operations in Scotland in December 1999 accounted for a $21.6 million reduction in revenues versus 1999. Currency fluctuations, primarily reflected by continued depreciation in the euro, caused revenues on a U.S. dollar basis to decrease by $21.5 million.

      Gross profit decreased by $4.5 million, or 2.4%, to $185.5 million in 2000 from $190 million in 1999. As a percentage of segment revenues, gross profit decreased to 33.8% in 2000 from 34.1% in 1999 primarily due to an unfavorable shift in product mix partially offset by stronger sales of aftermarket parts and service.

      Operating income increased by $2.8 million, or 3.8%, to $77.1 million in 2000 from $74.3 million in 1999. As a percentage of segment revenues, operating income increased to 14.0% in 2000 from 13.3% in 1999, primarily due to the impact of higher aftermarket parts and service sales and benefits of the restructuring activities implemented in 1999.

      Bookings during the period of $545.9 million were 1.8% above 1999, and backlog at the end of the year was $202.7 million, or 9.6% above 1999. Bookings were affected negatively by industry factors, but were offset by contributions from the acquired NIMCO and Becker operations.

      Measurement Systems. Revenues decreased by $42.4 million, or 7.0%, to $562.8 million in 2000 from $605.2 million in 1999. This decrease reflects a decline in sales of retail fuel dispensers, partially offset by an increase in sales of meters. Sales of retail fuel dispensers were impacted by lower volumes due to recent merger activity by a few of our top customers, such as ExxonMobil, as orders for pumps and related systems were delayed pending the consolidation of capital spending budgets. Lower revenue from our traditional retail fuel dispenser customers, particularly in international markets, was partially offset by an increase in unit sales to high volume retailers. The meters business experienced an increase in sales volume due to growth in the demand for natural gas and the ongoing effects of utility industry deregulation which is spurring on an increased demand for gas meters and related products to meet growing custody transfer requirements.

      Gross profit decreased by $11.0 million, or 6.0%, to $172.9 million in 2000 from $183.9 million in 1999 as a result of the decline in sales. As a percentage of revenues, gross profit increased to 30.7% in 2000 from 30.4% in 1999 due to a more favorable product mix and increased manufacturing efficiencies.

      Operating income increased by $1.7 million, or 2.7% to $64.0 million in 2000 from $62.3 million in 1999. Despite the decline in revenues, operating income as a percentage of segment revenues increased to 11.4% in 2000 from 10.3% in 1999 due to cost control initiatives, manufacturing and operating efficiencies, a more favorable product mix and favorable currency translation adjustments.

      Bookings during the period of $569.0 million were 5.2% below 1999, and backlog at year end was $70.9 million, or 3.9% below 1999. Backlog primarily reflects the unfilled orders of retail fuel dispensers as the meter and instrument product lines consist primarily of products that are shipped within days of a customer's order.

      Power Systems. Revenues increased by $26.9 million, or 9.8%, to $301.2 million in 2000 from $274.3 million in 1999. Revenues were positively affected by increased prices for natural gas which drove higher levels of customer spending. Revenues were particularly strong for aftermarket parts and upgrade kits as customers in the gas compression industry experienced increased utilization in their engines. Demand for new engines and aftermarket parts used in distributed power applications also experienced growth.

      Gross profit increased by $25.7 million, or 40.7%, to $88.9 million in 2000 from $63.2 million in 1999. As a percentage of segment revenues, gross profit increased to 29.5% in 2000 from 23.0% in 1999 due to strong growth in higher margin aftermarket products and services, as well as favorable raw material costs.

      Operating income increased by $22.1 million, or 111.1%, to $42.0 million in 2000 from $19.9 million in 1999. As a percentage of revenues, operating income increased to 13.9% in 2000 from 7.3% in 1999 due almost entirely to the increase in gross profit, as well as increased cost control initiatives.

      Bookings during the period of $326.0 million were 10.2% above 1999, and backlog ended the year at $89.1 million, or 50.9% above 1999. Bookings were affected positively by increased demand for both gas compressor and power generator production.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

CONSOLIDATED

      Revenues. Revenues decreased by $155.2 million, or 9.8%, to $1,432.6 million in 1999 from $1,587.8 million in 1998. Revenues declined in all segments during 1999 reflecting depressed energy prices and a high level of customer consolidation, which reduced demand across the energy infrastructure industry as our customers reduced capital spending budgets and delayed projects.

      Cost of Sales. Cost of sales as a percentage of revenues improved to 69.4% in 1999 from 70.4% in 1998. This improvement was due to increased manufacturing efficiencies achieved through outsourcing, work force reductions, plant rationalization efforts and favorable raw materials costs.

      Gross Profit. Gross profit decreased by $30.6 million, or 6.5%, to $438.9 million in 1999 from $469.5 in 1998. Although gross profit fell on a dollar basis, gross profit as a percentage of revenues increased to 30.6% in 1999 from 29.6% in 1998 due to increase manufacturing efficiencies resulting in overhead cost reductions and improved cycle times.

      Selling, General and Administrative. Selling, general and administrative expenses decreased by $48.6 million, or 14.2%, to $293.9 million in 1999 from $342.5 million in 1998 due to cost control initiatives including workforce reductions and reduced overhead costs. Selling, general and administrative expenses declined to 20.5% of revenues in 1999 from 21.6% in 1998.

      Operating Income. Operating income increased by $18.0 million, or 14.2%, to $145.0 million in 1999 from $127.0 million in 1998 despite the $155.2 million decline in revenues. The cost control initiatives that we began to implement in late 1998 contributed to the increase in operating income notwithstanding the substantial decline in revenues.

      Income Tax Expense. Our effective tax rate was 38.5% in 1999 and 1998. The effective tax rate utilized was reflective of our operations being reported as part of Halliburton's consolidated tax returns.

      Bookings and Backlog. Bookings during the period of $1,432.2 million were 6.6% below 1998, and backlog at the end of 1999 was $317.7 million compared to $335.8 million at the end of 1998, a 5.4% decrease.

SEGMENT ANALYSIS

      Flow Control. Revenues decreased by $66.2 million, or 10.6%, to $557.6 million in 1999 from $623.8 million in 1998. This decrease was driven by an industry decline due to low oil prices and the consolidation of key oil and gas industry customers, partially aided by positive results from aftermarket parts and services.

      Gross profit decreased by $3.5 million, or 1.8%, to $190.0 million in 1999 from $193.5 million in 1998. As a percentage of segment revenues, gross profit grew to 34.1% in 1999 from 31.0% in 1998 as a result of the implementation of restructuring initiatives and a comprehensive global outsourcing program.

      Operating income increased by $22.4 million, or 43.2%, to $74.3 million in 1999 from $51.9 million in 1998 despite the $66.2 million fall in revenues. As a percentage of segment revenues, operating income grew to 13.3% in 1999 from 8.3% in 1998. This growth was achieved through operating efficiencies which included work force reductions, office closings and the implementation of a restructuring program which combined all of our valve operations under one management group.

      Bookings during the period of $536.3 million were 11.8% below 1998, and backlog at year end was $184.9 million, or 13.4% below 1998.

      Measurement Systems. Revenues decreased by $53.2 million, or 8.1%, to $605.2 million in 1999 from $658.4 million in 1998 due to depressed industry conditions caused by lower energy prices and the consolidation of key oil and gas industry customers, both of which reduced our customers' spending plans. To a lesser extent, the Asian economic downturn and the currency devaluation in Brazil negatively affected revenues in measurement systems. This general decline was partially offset by a slight increase in sales of our metering products, which were positively effected by deregulation, new product offerings and aggressive marketing.

      Gross profit decreased by $13.8 million, or 7.0%, to $183.9 million in 1999 from $197.7 million in 1998, due to decreased sales volume, partially offset by improved raw materials costs which resulted from the implementation of supply chain management initiatives and unit streamlining. As a percentage of segment revenues, gross profit increased to 30.4% in 1999 from 30.0% in 1998.

      Operating income decreased by $1.7 million, or 2.7%, to $62.3 million in 1999 from $64.0 million in 1998 due to the impact of reduced volume from retail fuel dispensers. As a percentage of segment revenues, operating income increased to 10.3% in 1999 from 9.7% in 1998 as a result of the headcount reductions discussed above.

      Bookings during the period of $600.1 million were 6.8% below 1998, and backlog at year end was $73.8 million, or 8.7% below 1998.

      Power Systems. Revenues decreased by $32.0 million, or 10.4%, to $274.3 million in 1999 from $306.3 million in 1998 due to reductions in original equipment sales related to lower gas production and lower equipment utilization. A relatively warm heating season reduced gas demand and production and left higher gas storage levels. Diminished cash flows also reduced capital spending by our customers. Depressed natural gas prices were particularly harmful in the gas compression industry.

      Gross profit decreased by $16.0 million, or 20.2%, to $63.2 million in 1999 from $79.2 million in 1998, as a result of lower aftermarket sales and an increase in sales of lower margin original equipment. As a percentage of segment revenues, gross profit declined slightly to 23.0% in 1999 from 25.9% in 1998.

      Operating income decreased by $5.4 million, or 21.3%, to $19.9 million in 1999 from $25.3 million in 1998. In response to declining sales volumes, management implemented reductions in overhead costs and cost control measures. As a percentage of segment revenues, operating income declined slightly to 7.3% in 1999 from 8.3% in 1998.

      Bookings for 1999 were $295.8, or 5.4% above 1998 levels, and backlog for this segment at year end was $59.0 million, or 42.5% above 1998.

LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL

      Historically, our primary source of cash has been from operations. In the past, we participated in Halliburton's centralized treasury management system whereby all of our cash receipts were remitted to Halliburton and Halliburton funded all of our cash disbursements. Our primary cash disbursements were for capital expenditures and working capital. Following the consummation of the recapitalization transactions, this practice ceased and we will establish our own cash management system.

      Net cash flow generated from operating activities was $48.1 million, $141.4 million and $91.5 million for 1998, 1999 and 2000, respectively, mainly from profitable results of operations and changes in working capital.

      Net cash flow used in investing activities was $71.5 million, $37.7 million and $28.9 million for 1998, 1999 and 2000, respectively, resulting mainly from capital expenditures of $50.3 million, $38.4 million and $27.3 million in 1998, 1999 and 2000, respectively.

      Net cash flow (used in) provided by financing activities was $26.1 million, $(95.3) million and $(86.3) million for 1998, 1999 and 2000, respectively, representing the impact of net distributions to Halliburton and receipts from Halliburton.

GOING FORWARD

      Our primary cash uses will be to fund principal and interest payments on our debt, working capital and capital expenditures. We expect to fund these cash needs with operating cash flow and borrowings under the revolving credit portion of our new credit facility.

      As part of the recapitalization transactions, we incurred debt of $1,020.0 million under the notes and the new credit facility and have additional borrowing capacity of $100.0 million under the revolving credit portion of the new credit facility, subject to certain conditions. The interest rates applicable under the new credit facility vary based on LIBOR and EURIBOR and our leverage ratio.

      The $720.0 million of term loans under the new credit facility are repayable in quarterly installments beginning in 2001 and with a portion of our Excess Cash Flow (as defined), if any. See "The New Credit Facility."

      During 2000, rental expense payments on non-cancelable operating leases totaled $13.6 million.

      Our capital expenditures have averaged $38.7 million per year over the past three years. We expect that our capital expenditures going forward will be approximately consistent with this amount.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the new credit facility will be adequate to meet our future liquidity needs for at least the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the revolving credit portion of our new credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new credit facility and the notes, on commercially reasonable terms or at all. See "Risk Factors."

      We may repurchase our outstanding notes from time to time in open market transactions or otherwise where market conditions are favorable.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (SFAS 133), as subsequently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Elective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This standard requires entities to recognize all derivatives on the statement of financial position as assets or liabilities and to measure the instruments at fair value. Accounting for gains and losses from changes in those fair values are specified in the standard depending on the intended use of the derivative and other criteria. SFAS 133 is effective for us beginning January 1, 2001. Our adoption of these new standards on January 1, 2001 will result in a cumulative reduction to comprehensive income and an increase in the liabilities recorded on our balance sheet of $3.3 million.

      In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). This bulletin summarizes certain views of the SEC in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. SAB 101 is effective for us beginning in the fourth quarter of 2000. We have completed a thorough review of our revenue recognition policies and determined that our policies are consistent with SAB 101.

                                    BUSINESS

OVERVIEW

      We are a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the energy industry. Our products include valves, instruments, meters, natural gas fueled engines, retail fuel dispensers and software and related control systems. We believe that we have the number one or number two market share in most of our served markets. In 2000, approximately 84% of our revenues came from energy infrastructure spending. Two of our largest end markets are natural gas and power generation, which accounted for approximately 45% of our 2000 revenues. We are a global business, with an established sales presence in over 100 countries and manufacturing or customer support facilities in 22 countries. Most of our businesses have been in operation for 100 years or more. As a result of our long operating history and leading market positions, we have a substantial installed base which provides us with significant recurring aftermarket revenues. In 2000, we generated revenues of $1.4 billion, operating income of $170.5 million and EBITDA of $219.7 million.

COMPETITIVE STRENGTHS

      We believe the following competitive strengths position us to further enhance our growth and profitability:

- Worldwide Market Leader. Originally founded in 1880, Dresser has a long history of leadership and innovation in the energy infrastructure industry. We believe that we have the number one or two market share in most of our served markets. We operate in over 100 countries worldwide through a global sales and service network of over 450 account representatives, 900 independent distributors and 300 authorized service centers. Our brands are well-known for superior quality and high performance. We have developed many of the technological and product breakthroughs in our markets, and produce some of the most advanced products available in each of our businesses. These products typically command higher margins than our other products and help us maintain a strong market position. Our brand identities have earned customer loyalty in each business segment, help us capture aftermarket business and assist us in obtaining additional business, particularly as our customers look to procure from fewer manufacturers who can supply and service them globally.

- Established Approved Vendor Status. The majority of our revenues are derived from products that are used in processes involving volatile or hazardous gases and liquids where the consequences of product failure can be severe. Because of the potential impact of failures, our customers often limit the number of their approved vendors and require that products complete extensive testing and qualification programs before being used. Also, our customers are reluctant to replace proven equipment designs with those of new or unknown manufacturers. Completing the required testing and qualification for placement on approved vendor or product lists can take several years and require large capital expenditures. Our products hold over 120 regulatory and industry approvals or certifications worldwide and are approved for use by almost all major energy customers. We believe that our reputation and history of previous qualification and certification as an approved vendor provides us with a substantial competitive advantage.

- Benefits of a Large Installed Base. We believe that our global installed base of products is among the largest in each of our business segments. Many of our product lines require ongoing maintenance and parts replacement, which provides us with a recurring source of revenues that typically carry higher margins than our original equipment sales. Our aftermarket business accounted for approximately 27% of our revenues in 2000 and enables us to maintain strong customer relationships and increase our understanding of our customers' needs.

- Well Positioned to Provide Global Integrated Solutions. With a manufacturing, sales or service presence in over 100 countries, we believe that our global reach and broad product offering provide a significant advantage in competing for business from large, multinational customers. Our customers are increasingly seeking to outsource the service, maintenance and management of their facilities and equipment, as they redefine their core competencies away from building and maintaining fixed assets and seek to reduce their total costs of ownership. We believe that our comprehensive array of products and services and global presence allow us to compete more successfully for a broader range of multinational projects and provide the design, engineering and aftermarket support that our customers demand.

- Strong Relationships With Blue Chip Customers. We sell our products globally to more than 10,000 customers. We have long-standing relationships with the world's major oil companies, multinational engineering and construction companies and other

      Fortune 500 firms. Our top 10 customers for 2000 included Shell, ExxonMobil and BP. We work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer requirements. For example, we collaboratively designed, engineered, fabricated and tested several innovative high pressure control systems for the subsea pipelines that transport oil and gas produced by TotalFinaElf and Shell operated oil and gas fields in the North Sea.

- Experienced Management Team with Significant Equity Stake. Our new senior management team, assembled following Halliburton's acquisition of Dresser Industries, Inc. in October 1998, has an average of over 22 years of experience in the energy industry. This team has substantial experience in implementing cost-cutting and facility rationalization programs, integrating acquisitions and managing a global enterprise through changing economic conditions. For example, our current management team has implemented initiatives that have increased our EBITDA margins from 11.2% in 1998 to 15.6% in 2000 and EBITDA from $177.4 million in 1998 to $219.7 million in 2000, despite a decline in our revenues. We expect that management will own an interest in 6-8% of our fully-diluted equity through a program of options to acquire shares, direct equity purchases and ownership interests in stock unit plans. We expect that management's equity stake, combined with significant performance-based bonuses, will provide a measurable incentive to achieve financial targets.

BUSINESS STRATEGY

- Capitalize On Favorable Energy Infrastructure Trends. As a worldwide market leader, we believe we are well positioned to benefit from the expected growth in energy infrastructure investment resulting from increases in capital spending within the energy industry. In particular, our product and service offerings for our natural gas and power generation customers positions us to benefit from increases in demand in these faster growing sectors. We are already experiencing increased demand for our products with the improvement in industry conditions and increased customer cash flows.

- Increase Operational Efficiency and Cash Flow. Beginning in late 1998, we initiated an aggressive program to consolidate our manufacturing facilities, rationalize headcount, enhance manufacturing efficiency and utilize common components across multiple product lines. For example, between 1998 and 2000, our flow control segment consolidated operations at multiple facilities, eliminated redundant overhead expenses and outsourced a substantial portion of its subassembly requirements, reducing headcount by 592, and annual operating expenses by $43.9 million. As a result, our consolidated EBITDA margins expanded from 11.2% in 1998 to 15.6% in 2000 despite a decline in our revenues. We are continuing to implement similar initiatives throughout our businesses to increase global procurement, further streamline manufacturing processes, outsource additional subassembly manufacturing and improve capital efficiency. We believe these initiatives offer us significant opportunities to further improve our profitability and cash flow.

- Expand Our Product Line and Exploit Recently Developed Products. Throughout our long history, we have worked closely with our customers to develop products that meet their specific requirements. We are developing new technologies that transmit control and measurement data generated by our products that allow our customers to remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. For example, Transco/British Gas uses our LogMan(TM) software and regulators to remotely monitor pressure and control natural gas delivery in the United Kingdom. In addition, we are developing products that remotely transmit predictive maintenance information to our customers, thereby reducing costly unexpected downtime. These technologies are broadly applicable across our product lines and represent an opportunity for increased revenues from both new product sales and upgrades to our existing installed base.

INDUSTRY

      The worldwide energy infrastructure industry provides products and services necessary to find, produce, transport, process, store and distribute oil and natural gas and their by-products. Long-term demand for energy infrastructure equipment and services is driven by worldwide energy consumption. In the short term, demand is primarily a function of the level of capital expenditures by the major, national and independent oil companies. Global energy consumption has grown at a compound annual growth rate of 2% from 1970 through 2000 and is projected to grow at a compound annual growth rate of 2% from 2000 to 2020. Energy demand is driven by worldwide population growth and the levels of energy consumed per capita. The chart below on the left illustrates these drivers and the resulting historical and projected consumption from 1970-2020:

                   HISTORICAL AND PROJECTED ENERGY CONSUMPTION

      Chart entitled "Historical and Projected Energy Consumption." The chart describes worldwide population growth, the levels of energy consumed per capita, and the total energy demand from 1970-2020. Source: EIA, U.S. Census Bureau.

                          RELATIVE GROWTH BY FUEL TYPE

      Chart entitled "Relative Growth by Fuel Type." The chart describes the relative growth of oil, natural gas, coal, nuclear, and hydro fuel in the years 1970, 2000 and 2020. Source: BP Amoco, EIA.

      As displayed in the chart on the above right, natural gas consumption is expected to be the fastest growing segment in the energy sector due to its favorable cost and environmental characteristics compared to other energy sources and broadly distributed global reserves. In order to support the growth expected in both oil and natural gas, additional pipeline miles are required. The map below shows the worldwide pipeline construction projects that are projected to be active in 2001.

            MILES OF NEW PIPELINE CONSTRUCTION PROJECTS BY REGION(1)

      Map entitled "Miles of New Pipeline Construction Projects by Region (1)" The map shows the worldwide pipeline construction projects that are projected to be active in 2001.

            Canada                              4,343 miles
            --------------------------------------------------
            United States                       7,542 miles
            --------------------------------------------------
            Latin America                       6,753 miles
            --------------------------------------------------
            Europe(2)                           8,623 miles
            --------------------------------------------------
            Africa                              4,290 miles
            --------------------------------------------------
            Middle East                         4,228 miles
            --------------------------------------------------
            Asia-Pacific(3)                     16,881 miles
            --------------------------------------------------
            Total(1)                            52,660 miles
            --------------------------------------------------

Notes

1. Projects underway in 2001 and to be completed in 2001 or later. Includes some probable major projects whose installation will begin later than 2001.
2. Including Russia and former Soviet republics west of the Ural Mountains.
3. Including Russia and former Soviet republics east of the Ural Mountains.
Source: Oil & Gas Journal

      We believe that one of the largest drivers for natural gas demand is the increased use of natural gas in power generation. We expect this to occur especially in the industrialized world where natural gas infrastructure exists and increasing environmental concerns inhibit the use of other energy sources. Simmons & Company International estimates that approximately 90% of all currently announced electricity plant construction in the United States will be natural gas fired.

      The market for equipment and services utilized by the production, transportation, processing, storage and distribution infrastructure is large and global. Standard & Poor's estimates that the total worldwide market for oil equipment and services alone exceeded $100 billion in 1999. Our products and services encompass most phases of the oil and gas value chain, beginning with production and continuing throughout transmission, storage and conversion (refining, petrochemical and power generation) to end product distribution. See the diagram of our products on the inside front cover. Although we serve a number of segments of the energy infrastructure industry, we do not serve others, such as coal production, transportation and conversion and electric power transmission and distribution. Consequently, an increase or decrease in spending in any particular segment of the energy infrastructure industry that we do not serve may not have a corresponding effect on our business. Demand is driven by the levels of capital spending necessary to maintain, upgrade and expand the energy infrastructure.

      We believe the energy infrastructure industry exhibits characteristics that favor both long-term and short-term growth. As shown on the graph on the left below, during the 1970's, investment in energy infrastructure by integrated oil companies increased approximately 145% before peaking in 1981. Since that time, worldwide investment in energy infrastructure has decreased substantially and lags well behind increases in demand. This has been particularly true in the natural gas and power generation segments of the market, as uncertainty over deregulation and relatively low energy prices created a cautious infrastructure investment climate over the last several years. The graphs below display the increase in capital spending during the last significant capacity expansion and the subsequent decrease that occurred from 1981 through 1999 by the major oil companies, which account for a significant portion of industry capital spending.

  INDEXED GROWTH IN ENERGY DEMAND VS INTEGRATED OIL COMPANIES' CAPITAL SPENDING

      Graphs entitled "Indexed Growth in Energy Demand vs Integrated Oil Companies' Capital Spending 1981-1999." The graphs display the increase in capital spending during the last significant capacity expansion and the subsequent decrease that occurred from 1981 through 1999 by the major oil companies. Source: EIA and Compustat.

Note:

(1) Adjusted for inflation as measured by CPI index. Consists of AHC, BP, CHV, XOM, OXY, RD, SC and TX.

      We believe this long-term under-investment trend in the face of continued growth in demand is unsustainable and is likely to drive an increase in infrastructure investment over the longer term. There are also several current factors which we believe provide further impetus for an increase in infrastructure investment over the shorter term. These include current high capacity utilization rates, favorable oil and gas prices and strong cash flow levels generated by the major oil companies. As shown in the charts above, capital spending by the major oil companies declined sharply in 1998 and 1999. This decline was largely due to a corresponding decline in their operating cash flows. This contraction has put significant stress on the energy infrastructure as utilizations have reached historically high levels. Worldwide oil capacity utilization rates, which reached 89% in 1998 as shown in the chart below on the left, were above 98% in January 2001. The chart below on the right shows that oil refining utilization is also high, having reached a 25-year high with little room for further production at current capacity levels.

                      WORLDWIDE OIL PRODUCTION AND CAPACITY

      Chart entitled "Worldwide Oil Production and Capacity." The chart describes the worldwide oil capacity utilization rates as 89% in 1998 and above 98% in January 2001. Source: Worldwide Petroleum Industry Outlook

                           WORLDWIDE REFINING CAPACITY

      Chart entitled "Worldwide Refining Capacity." The chart describes the oil refining utilization rates as high. Source: American Petroleum Institute.

      Storage levels for natural gas are at their lowest level in five years as capacity additions, which require thousands of miles of pipeline construction and related processing infrastructure and take time to complete, have also lagged behind demand growth over the last decade. The chart below displays the decrease in natural gas storage levels as a percentage of natural gas consumption.

                   NATURAL GAS STORAGE AND CONSUMPTION TRENDS

      Chart entitled "Natural gas Storage and Consumption Trends." The chart displays the decrease in natural gas storage levels as a percentage of natural gas consumption. Source: EIA.

      Oil industry analysts forecast that the major oil companies, which account for a significant portion of the energy infrastructure industry's capital spending, will generate cash flow levels that are near or above historical highs over the last 20 years. This represents a significant change from events in 1998 and 1999, when a slowing global economy and a downturn in oil and gas prices negatively impacted the cash flows of our primary customers. We expect the confluence of a 20-year under-investment trend, utilization levels in excess of 95% and strong cash flows at the major oil companies to result in increased capital spending by our customers.

PRODUCTS AND SERVICES

GENERAL

      We design, manufacture and market highly engineered equipment and services sold primarily to customers in the energy industry. Our principal business segments are flow control, measurement systems and power systems.

FLOW CONTROL

      Our flow control segment manufactures control valves, on/off valves, safety valves and actuators. We serve the oil and gas production, transportation, storage, petrochemical, power generation and refining sectors of the energy industry. We believe we produce one of the most complete valve product lines for the energy infrastructure industry, including both standard and customized product offerings. Our broad portfolio of products, combined with a global sales and service network, positions us as one of the preferred global flow control solutions providers. In addition, our technical expertise and product knowledge allow us to be one of a select few global vendors who can meet the needs of our most demanding energy customers, including specially-designed products for deep-water and severe service applications. Our valve products compete at unit price levels ranging from $200 to over $500,000.

      Historically, demand for our flow control products has been driven by the dynamics of the energy industry and in particular by energy infrastructure spending. Demand for valve products has therefore been greatest in industrialized nations throughout North America and Europe. In the future, we expect that growth will primarily be driven by upgrading existing products, the development of new applications and increasing demand in developing regions such as Latin America, Asia and Africa.

      Control valves, which are sold under the Masoneilan(R), Grove(R) and BPE(TM) brands, are used primarily in applications that require continuous and accurate control of flow rates. Control valves adjust flow passage size at the direction of remote signals emanating from an external control system. We are developing new "smart" technologies that transmit control and measurement data generated by our products to our customers' service systems that remotely monitor the performance of their plant and equipment. These technologies can substantially lower operating costs for our customers. In addition, we are developing products that remotely transmit predictive maintenance information, thereby avoiding unexpected downtime. We believe providing smart capabilities to enhance our existing product lines will be an important driver of growth in our valve business over the next several years, and a majority of the control valves we sell are smart units. We are currently marketing smart valve products with both analog and digital communication interfaces. Approximately 125,000 analog units are shipped annually, and we expect sales to increase over the next few years. We expect demand for digital products to grow in the future as this relatively new communications interface matures. We have established a product development and marketing alliance with Yokogawa Electric Corporation, a leading Japanese process control systems provider, in order to offer our customers integrated valve and control system solutions. These integrated solutions and smart products typically command higher margins than our standard valve product offerings.

      On/off valves, which are sold under the Grove(R), TK(R), Wheatley(R) and Texsteam(TM) brand names, are typically used in applications that require flow to be either completely on or off or have limited flow adjustment capabilities. Included in this category are: ball, gate, globe, check and butterfly valves. We have designed and patented hundreds of specialized on/off valve products. In conjunction with Statoil's Troll project, the premier natural gas development in the North Sea, we produced what we believe is the largest valve ever built, with a unit weight of 80 metric tons. We have also produced products specifically designed for U.S. Navy aircraft carriers and submarines and NASA's Apollo program. Among other new product development programs, we are designing subsea ball and check valves for deep-water oil and gas development, fire-proof valves, severe service valves, liquefied natural gas valves and more cost-effective rising-stem ball valves. Many of these valves are custom manufactured from specialty materials to handle the demanding environments in which they will be used and to meet our customers' stringent specifications.

      Safety and safety relief valves are used to protect process equipment from excessive pressure. We sell our safety and safety relief valves to the power generation, oil and gas, and refining and petrochemical industries under the Consolidated(R) brand name. We are developing new products for use in growing applications, including enhanced pilot operated safety valves for use in offshore and liquefied natural gas applications.

      Our flow control segment's other products, sold under the Ledeen(TM), Texsteam(TM) and Nil-Cor(R) brands, include chemical injection pumps; high-alloy gate, globe, check and ball valves; compact and linear electric actuators; and composite ball, butterfly and check valves. Our actuator products, which are used to control valve movement, are often sold in packages for use with our other products, such as our subsea actuators used in conjunction with our subsea on/off valve technology.

      Our flow control segment's strength as a product leader is enhanced by its service capabilities. These services include preliminary design, application engineering, design testing, production and installation, project management, operation and maintenance training, preventive/predictive maintenance programs and inventory management services.

MEASUREMENT SYSTEMS

      Our measurement systems segment consists of two primary product groups. The first, retail fueling, is a leading supplier of fuel dispensers, pumps, peripherals, point-of-sale and site monitoring systems and software for the retail fueling industry. The second, measurement, is a leading supplier of measurement and control products for the energy industry and other end markets.

RETAIL FUELING

      We have marketed our retail fuel systems for approximately 100 years under the Wayne brand. As an industry pioneer, we were the first to introduce self-service consoles and fuel blending dispensers to service stations. More recently, we introduced the first in-pump card readers and cash acceptors, the first use of microcomputers in fuel processing systems, the first in-pump radio frequency identification payment systems such as Mobil Speedpass(R)(a registered trademark of Mobil Oil) and the first dispenser mounted touchscreen payment/communication systems. We also produce regulatory agency approved vapor recovery systems that reduce gasoline vapor emissions into the atmosphere during the fueling process. We continue to develop and market innovative technologies that allow our customers to reduce costs, increase throughput and improve profits at their locations.

      Demand for our systems and other products over recent years has been affected by an unprecedented amount of merger activity among major, regional and independent fuel retailers, which has resulted in deferral of their capital spending. We typically expect these companies to upgrade, re-image or replace equipment to present a standard global image after they complete their merger integration. New technology also fuels demand in this market since technological sophistication and customer convenience features can be a competitive edge for fuel retailers. Companies with outdated hardware and under-powered software often elect to replace their equipment in order to remain competitive, or to comply with new government regulations. Moreover, high volume retailers, such as Wal-Mart, Sam's Club and Safeway have entered the domestic retail fuel market, further driving equipment, software and service demand. These retailers typically utilize twice as many fuel dispensers per location as traditional retail fueling stations.

      Our core product line consists of a wide variety of fuel dispensers. Our basic fuel dispenser design supports single and multiple hose configurations that can measure and dispense dedicated or blended fuel. Our fuel dispensing platforms can be expanded to include card processing terminals, cash acceptors, bar code scanners, radio frequency identification payment systems, keypads, printers and graphic displays to allow consumers to purchase and pay for fuel and other items at the pump. In addition, our dispensers are usually designed and graphically detailed in collaboration with our customers to meet their precise image standards. For example, we have been awarded a significant role in the development of a new fueling dispenser to be introduced by BP in connection with its new Harmony image campaign. We believe that this major rebranding program by BP will trigger a new round of industry image updating and rebranding following the significant consolidations that occurred beginning in 1998. BP's new Harmony image campaign is scheduled to be implemented in all of BP's new service stations and at up to 5,000 existing locations through 2005. BP is currently evaluating the performance of ten Harmony beta site locations in the United States and the United Kingdom prior to a broader introduction starting in late 2001. We believe that we are well positioned to be the primary vendor for this BP program, and were recently named Global Supplier of the Year for 2000 by the BP and Bovis Alliance. Our retail fuel dispensers range in price from $2,800 to over $15,000 per unit.

      We also design and market self-service control and point-of-sale systems for the retail fueling industry. These enterprise software solutions are designed to support our retail customers' efforts to improve back office efficiency and record keeping, reduce labor hours and improve retail margins. For example, our Nucleus(R) system, which is an open architecture, PC based point-of-sale system, is designed to support larger convenience store formats that feature a wide selection of in-store merchandise and services. As the hub of all store operations, the Nucleus(R) system interfaces with a wide variety of peripherals and systems, enabling cashiers and managers to monitor and manage store operations efficiently. The Nucleus(R) system also supports back office functions including inventory control, price book management, employee management and site administration. In addition, we were one of the first to introduce a fully integrated point-of-sale system that combined the functionality of a self-service control console, electronic cash acceptor and card processing system into a single countertop terminal. Called the Wayne Plus/3(TM) terminal, we have deployed 10,000 of these systems in over 9,000 locations. Our software systems range in price from $7,000 to over $16,000.

      In connection with our product development initiatives, we have entered into a number of important strategic alliances with technology partners to enhance and broaden our retail product offerings. For example, our alliance with Texas Instruments was important in our development of advanced pay-at-the-pump technologies, including Mobil Speedpass(R), which allows consumers to buy fuel with the wave of a radio frequency key fob. Our recent alliance with IBM is integral to our future development plans for the Nucleus(R) software system.

      In order to help our customers derive maximum value from their investment in our retail fuel solutions, we offer a comprehensive suite of services. These services include product rollout management, installation, user training and a 24/7 help desk. We also offer

24/7 onsite maintenance and repair, including one hour response to site emergencies, four hour response to critical problems and 24 hour response to all other concerns. Onsite services are provided by a mix of our own field support technicians and independent service organizations. All field support technicians and independent service organizations receive ongoing technical training and carry an extensive inventory of service parts and diagnostic equipment.

MEASUREMENT

      Our measurement group designs, manufactures and markets four primary product lines: meters, instruments, integrated flow systems and piping specialties. Demand for these products is driven primarily by natural gas consumption and infrastructure spending in the hydrocarbon and chemical process industries. Customer trends such as integration of information technology systems with "smart" equipment and increased outsourcing of metering and monitoring services are also expected to drive demand in this market. Demand has historically been strongest in North America and Europe, with future growth expected in Latin America, Asia and the Middle East as industrialization continues.

      Meters, pressure regulators and piping specialties, which are sold primarily to customers in the natural gas industry under the Roots(R), Mooney(TM) and Dresser(R) brand names, are used for volume measurement and pressure regulation. These products are sold at unit prices ranging from approximately $400 to over $82,500. As an example of our integrated solutions strategy, we recently began selling complete, integrated natural gas control stations that can literally be dropped in place by a utility to regulate distribution of low-pressure natural gas from high-pressure transmission pipelines. These control stations typically combine a number of our products such as valves, meters, pressure sensors and regulators into a complete system solution. Historically, a utility would have performed the engineering and design necessary to build one-off systems to regulate gas pressure and flow, bid out the component parts and contracted for the assembly and installation. We can provide utilities with a total system solution at a lower overall cost.

      Instrument products consist primarily of pressure and temperature instrumentation manufactured for oil and gas, refining, chemical, industrial and commercial customers worldwide. These products are used by our customers to monitor pressure, temperature, pH levels, and flow rates of gases and liquids. Our key instrument brands and related products are Ashcroft(R) pressure and temperature instruments, Heise(R) precision testing and calibration devices and digital and analog transducers, Ebro(TM) portable electronic instruments and Xacta(TM) utility pressure gauges, which are designed specifically for high reliability of service. Our instrument products range in price from $1 to over $5,500 per unit.

POWER SYSTEMS

      Our power systems segment is a leader in the design, manufacture and marketing of natural gas fueled engines used primarily for natural gas compression and distributed power generation. Most natural gas compression applications involve compressing gas to a higher pressure for its delivery from one point to another, typically from lower pressure wells to higher pressure gathering and pipeline systems. Compression is also used to reinject natural gas into oil wells to help lift liquids to the surface and to inject gas into underground reservoirs. Distributed power generation is the use of onsite electric generators for primary, supplemental or back-up power in areas where existing power sources are unreliable or costly. Our product offering ranges from 85 to 4,500 horsepower (60-3,300 kilowatts) engines and power generation packages with a base wholesale price range of $21,000 to over $900,000. We also manufacture a line of rotary blowers. Our products are sold under the Waukesha(R) and Roots(TM) brand names both directly to end users and through a network of independent distributors worldwide. We believe we have the largest installed base of natural gas fueled industrial engines in the world as a result of our long history and leading market position.

      Demand for our power system products is primarily a function of worldwide energy consumption and infrastructure spending. We view distributed power generation as our largest opportunity for future growth in this segment. We believe favorable environmental, regulatory and cost characteristics of natural gas compared to other energy sources and the relatively wide dispersion of gas reserves throughout the world will favor its use in power generation. The need for "clean" power for high tech equipment, uncertainty about electrical utility deregulation and lack of infrastructure in underdeveloped nations are potential sources for growth in demand. Frost and Sullivan research predicts that demand for power generation equipment will grow at a compound annual rate of 5.3% between 2000 and 2006 in the 250-2,000 kilowatt generator set range.

      We believe we have developed some of the most reliable and durable engines in our industry. These products provide our customers with low total cost of ownership through long intervals between overhauls, high equipment uptimes and predictable service schedules. We expect our engines to operate in excess of 40,000 hours at 98% rated uptime before requiring a major overhaul. Engine reliability is essential because they are frequently used in mission-critical applications or in remote locations where the cost of failure is extremely high. For example, two of our engines provide standby power for Chicago's 911 Emergency Communications Center and seven of our top-of-the-line engines drive compressors at a remote gas storage facility in Aitken Creek, British Columbia.

      The aftermarket in both the natural gas compression and distributed power generation markets is substantial. Our natural gas engines typically run continuously for years at a time, creating a regular need for maintenance services and replacements parts. Our customers typically spend many times the initial purchase price of one of our engines in service, upgrades and maintenance costs over its lifetime. As a result, our aftermarket parts and services revenues are an important part of our business, representing approximately 42% of our total natural gas engine related revenues in 2000 and are a higher percentage of our margin and EBITDA. We currently maintain an estimated 60% market share for our aftermarket parts as our customers tend to be more focused on reliability than price when servicing our engines.

      In addition to selling stand-alone engines, we provide our customers with a variety of services and equipment packages. For example, we offer complete power generation systems in which we integrate our engines with generators, switchgear and controls manufactured by other vendors in order to deliver a total solution to our customers. We also offer our customers technical training, subcontracted turnkey installation and field troubleshooting worldwide.

SALES AND MARKETING

      We market our products and services worldwide through our established sales presence in over 100 countries and a manufacturing or support facility presence in 22 countries. We believe our proximity to customers has historically been an important sales advantage.

      Our sales force is comprised of over 450 direct sales and service representatives and an extensive global network of 900 independent distributors and 300 authorized service centers who sell our products and provide service and aftermarket support to our installed base. In 2000, independent distributors accounted for 39% of our revenues. Due to the long operating history of our business, many of our distributor relationships are longstanding and exclusive to the Company. For example, our flow control business is supported by an independent global network of over 93 Green Tag(TM) and Masoneilan(R) repair centers, the majority of which represent long-term relationships. We also offer extensive training programs for our independent distributors, allowing them to reach increasingly higher levels of certification. Our most highly qualified independent distributors are often able to command higher aftermarket service margins as a result of their expertise and tend to be our most loyal distributors. Most of our distributor agreements are terminable at any time by either us or the distributor, subject to short notice periods.

      We believe the performance driven, technical nature of our products has fostered close working relationships with our customers. Our marketing strategy is to leverage our strong brand reputations and technical expertise to develop new products and achieve qualification and certification as an approved vendor. For example, our measurement systems segment has successfully targeted the domestic high volume retail market for gasoline through a systematic marketing and technology development effort, securing a majority share of this market. We have recently begun to enhance our competitive position by aggressively pursuing alliance relationships with our key customers whereby we work directly with our customers' design and engineering departments to develop products to meet specific infrastructure needs or other customer-specific requirements. These alliances accounted for 6% of revenues in our flow control segment in 2000. The power systems segment has strategically positioned itself with "power partners" in the gas compression market by selling engines directly to them. These power partners include eight major gas compression packagers and five medium size packagers. Four of the eight power partners operate gas compressor lease fleets of their own or provide contract compression services.

CUSTOMERS

      We sell our products and services to more than 10,000 customers, including most of the world's major oil companies, multinational engineering and construction companies and other Fortune 500 firms. Many of our customers purchase products and services from each of our three operating segments. Our customer base is geographically diverse with 58% of 2000 revenues in North America, 20% in Europe/Africa, 7% in Latin America, 10% in Asia and 5% in the Middle East. Our top 10 customers in 2000 included Shell, ExxonMobil and BP and accounted for 15% of our revenues. Our largest customer accounted for less than 3% of our revenues in 2000.

      We group our customers into the following categories:

OIL AND GAS COMPANIES

      Our oil and gas customers consist of major, national and independent oil companies who purchase a wide range of our products and services used in the production, transportation, processing, storage and distribution of oil and natural gas and their by-products.

ENGINEERING AND CONSTRUCTION COMPANIES

      Our engineering and construction customers purchase our products and services in connection with energy infrastructure projects they have been contracted to design, develop and construct. These projects include major greenfield construction projects, upgrades and expansions of existing installations and recurring maintenance, repair and overhaul work. Examples include offshore deepwater exploration platforms, liquefied natural gas terminals and processing facilities, refineries and petrochemical facilities and pipeline and storage projects. Where our engineering and construction customers act as the general contractor on a project, they often have final discretion over the selection of equipment vendors and product specifications. In other cases, the end-customer will establish the product specifications and select vendors. We believe we have excellent relationships with the leading multinational engineering and construction companies as well as their end customers, many of whom are also our direct customers.

OTHER

      Our other customers include high volume retailers, such as Wal-Mart and Safeway, to whom we provide retail fuel dispensing systems and general industrial purchasers of our products for applications including water treatment, pulp and paper manufacturing, food processing and pharmaceutical and semiconductor manufacturing.

RAW MATERIALS

      The main raw materials we use are commodity metals, forgings, castings, fasteners, and electronic circuitry. Substantially all our raw materials are purchased from outside sources and are readily available. We seek to purchase raw materials globally to benefit from low cost sources. We intend to continue to expand our use of global low cost sources and increase procurement of finished subcomponents.

MANUFACTURING

      Our manufacturing processes generally consist of fabrication, machining, component assembly and testing. Many of our products are designed, manufactured and produced to order and are often built in compliance with specific customer requirements. To improve quality and productivity we are implementing a variety of manufacturing strategies including cellular manufacturing and just-in-time process engineering. In addition, we have been successful in outsourcing the fabrication of subassemblies and components of our products, particularly in our flow control segment, whenever costs are significantly lower and quality is comparable to our own manufacturing. Our manufacturing operations are conducted in 47 locations around the world. We typically own the plants and equipment at our facilities and the underlying real property. We believe that we have sufficient production capacity to meet demand over the next several years.

      We strive to produce the highest quality products and are committed to continuous quality and efficiency improvement of our products and processes. For example in our Waukesha, Wisconsin manufacturing plant, our scrap rate of 0.2% of sales is superior to the world-class rate of 0.4%, as determined by Industry Week Magazine's annual survey of U.S. manufacturing firms. Our aggressive focus on product quality is essential due to the strict performance required of our final products. To help achieve our quality goals, we carefully control our manufacturing processes and materials and have satisfied the standards for ISO-9001 certification at most of our manufacturing facilities. The International Organization for Standardization awards ISO-9001 certification on a facility-by-facility basis to manufacturers who adhere to strict quality standards. Companies must maintain these standards and supply supporting documentation to retain their ISO certification, and certified facilities are audited regularly.

RESEARCH AND DEVELOPMENT

      It is our policy to make a substantial investment in research and development each year in order to maintain our product leadership positions. We have developed many of the technological and product breakthroughs in our markets, and produce some of the most advanced products available in each of our businesses. We believe we have significant opportunities for growth by developing new products and services that offer our customers greater performance and significant cost savings. These opportunities include developing "smart" valves, instruments and meters, new retail fuel point-of-sale payment technologies and additional natural gas fueled engine models operating at greater efficiencies. Potential end users for these technologies include most of our existing customer base as well as customers of our competitors.

      We are also actively engaged in research and development programs designed to improve existing products and manufacturing methods. In particular, beginning in 1998 we began efforts to redesign many of our products to use common components. These engineering efforts span all of our businesses. We have also placed special emphasis on ensuring that newly developed products are compatible with, and build upon, our existing manufacturing and marketing capabilities.

      Each of our business segments maintains its own research and development staff. Our research and development expense for the years ended December 31, 1999 and 2000 were $25.7 million and $24.9 million, respectively. We believe current expenditures are adequate to sustain ongoing research and development activities.

COMPETITION

      As one of a small group of major competitors in each of our business lines, we encounter intense competition in all areas of our business. Our businesses are characterized by fewer than ten manufacturers that together account for the majority of each market and a large number of smaller competitors who divide the remainder. We believe we have the number one or number two position in most of our end markets. The primary bases of competition include product performance, global reach, brand reputation, breadth of product line, quality of aftermarket service and support and price. We believe the significant capital required to construct new manufacturing facilities, the production volumes required to maintain low unit costs, the need to secure a broad range of reliable raw material and intermediate material supplies, the significant technical knowledge required to develop high performance products, applications and processes and the need to develop close, integrated relationships with customers serve as disincentives for new market entrants. Some of our existing competitors, however, have greater financial and other resources than we do.

INTELLECTUAL PROPERTY

      We rely on a combination of patents, trademark, copyright and trade secret protection, employee and third-party nondisclosure agreements and license arrangement to protect our intellectual property. We sell most of our products under a number of registered trade names which we believe are widely recognized in the industry. In addition, many of our products and technologies are protected by patents. No single patent, trademark or trade name is material to our business as a whole. We anticipate we will apply for additional patents in the future as we develop new products and processes.

      Any issued patents that cover our proprietary technology may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies.

      With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

EMPLOYEES

      We had approximately 8,700 employees worldwide as of December 31, 2000. Of our employees, approximately 60% are located in the U.S. and 40% are outside the U.S.

      Approximately 45% of our employees in the United States are covered by collective bargaining agreements. We currently have long-term labor agreements with Teamsters Local 145 in Connecticut, with Paper, Allied Industrial, Chemical and Energy Workers Local 5-0399 in Kentucky, District No. 10 of the International Association of Machinists and Aerospace Workers in Wisconsin, United Steelworkers of America on behalf of Local 6635-Unit 11 in Texas, Local 1644 of the International Association of Machinists in Pennsylvania and Local 1118 of United Automobile, Aerospace and Agricultural Implement Workers of America in Indiana. In addition, we have two labor agreements with Office & Professional Employees International Union on behalf of Local 465 and Local Lodge 2518 International Association of Machinists and Aerospace Workers in Louisiana. Of these agreements, one will expire in 2001, two will expire in 2002, and five will expire in 2003. We believe that our relations with each of these unions are good. See "Risk Factors--Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements."

BACKLOG

      Through manufacturing cycle time reduction and supply chain management initiatives our time from order to shipment has declined for many of our businesses, and we expect it to continue to decline in the future. As manufacturing cycle times decrease, our ratio of backlog to sales will also decline. Backlog at the end of 2000 was $362.7 million, a 14.2% increase over backlog of $317.7 million at the end of 1999. Of our backlog at year-end 2000, we expect approximately 99% to be filled within the current fiscal year.

PRINCIPAL PROPERTIES

      Our corporate headquarters are located in Carrollton, Texas. Our other principal facilities are located throughout the world as follows:

                                                                      PRINCIPAL
                 LOCATION                           USE              BUSINESS UNIT      LEASED/OWNED   SIZE (SQ. FT.)
           Alexandria, Louisiana               Manufacturing         Flow Control          Owned           968,840
           Al Jubail, Saudi Arabia             Service               Flow Control          Leased          38,100
           Alliance, Ohio                      Manufacturing         Flow Control          Leased          64,000
           Anrath, Germany                     Service               Flow Control          Leased          6,460
           Avon, Massachusetts                 Manufacturing         Flow Control          Owned           130,000
           Burlington, Canada                  Manufacturing         Flow Control          Owned           53,000
           Channelview, Texas                  Service               Flow Control          Leased          18,000
           Coimbatore, India                   Manufacturing         Flow Control          Leased          26,994
           Conde, France                       Manufacturing         Flow Control          Owned           209,219
           Edenvale, South Africa              Service               Flow Control          Leased          7,500
           Edmonton, Canada                    Manufacturing         Flow Control          Owned           51,224
           Hammond, Louisiana                  Manufacturing         Flow Control          Owned           68,060
           Houston, Texas                      Manufacturing         Flow Control          Owned           178,080
           Houston, Texas                      Manufacturing         Flow Control          Owned           53,000
           Kariwa, Japan                       Manufacturing         Flow Control          Leased          328,600
           Lyon, France                        Service               Flow Control          Leased          3,580
           Mexico City, Mexico                 Manufacturing         Flow Control          Owned           6,277
           Naples, Italy                       Manufacturing         Flow Control          Owned           363,636
           Sao Paulo, Brazil                   Manufacturing         Flow Control          Owned           120,000
           Singapore                           Service               Flow Control          Leased          15,080
           Skelmersdale, United Kingdom        Manufacturing         Flow Control          Leased          160,000
           Stafford, Texas                     Manufacturing         Flow Control          Owned           130,000
           Voghera, Italy                      Manufacturing         Flow Control          Owned           1,327,000
           Voghera, Italy                      Manufacturing         Flow Control          Owned           200,000
           Austin, Texas                       Manufacturing         Measurement           Owned           465,491
           Baesweiler, Germany                 Manufacturing         Measurement           Owned           24,000
           Basingstoke, United Kingdom         Manufacturing         Measurement           Leased          3,000
           Berea, Kentucky                     Manufacturing         Measurement           Owned           96,784
           Bonnyrigg, United Kingdom           Manufacturing         Measurement           Owned           63,000
           Bradford, Pennsylvania              Manufacturing         Measurement           Owned           450,000
           Cape Town, South Africa             Assembly              Measurement           Leased          26,221
           Einbeck, Germany                    Manufacturing         Measurement           Owned           99,835
           Foerde, Rud, Norway                 Service               Measurement           Leased          22,776
           Houston, Texas                      Manufacturing         Measurement           Owned           108,483
           Huddersfield, United Kingdom        Distribution          Measurement           Owned           160,000
           Ingolstadt, Germany                 Manufacturing         Measurement           Owned           22,300
           Jacarei, Brazil                     Manufacturing         Measurement           Owned           72,000
           Malmo, Sweden                       Manufacturing         Measurement           Owned           309,850
           Markham, Canada                     Assembly              Measurement           Leased          51,324
           Milford, Connecticut                Manufacturing         Measurement           Leased          14,410

                                                                      PRINCIPAL
                 LOCATION                           USE              BUSINESS UNIT      LEASED/OWNED   SIZE (SQ. FT.)
           Milford, Connecticut                Manufacturing         Measurement           Leased          19,346
           Mississauga, Canada                 Distribution          Measurement           Leased          25,000
           Newtown, Connecticut                Manufacturing         Measurement           Owned           46,520
           Nursling, United Kingdom            Manufacturing         Measurement           Leased          15,000
           Panningen, The   Netherlands        Manufacturing         Measurement           Leased          10,000
           Rio de Janeiro, Brazil              Manufacturing         Measurement           Owned           106,632
           Salisbury, Maryland                 Manufacturing         Measurement           Owned           360,000
           Salt Lake City, Utah                Manufacturing         Measurement           Leased          15,000
           Sao Paulo, Brazil                   Manufacturing         Measurement           Owned           69,830
           Singapore                           Assembly              Measurement           Leased          2,959
           Stratford, Connecticut              Manufacturing         Measurement           Owned           320,168
           Tlalnepantia Estado de, Mexico      Distribution          Measurement           Leased          1,500
           Zurich, Switzerland                 Service               Measurement           Leased          19,171
           Appingedam, Netherlands             Manufacturing         Power                 Owned           150,000
           Connersville, Indiana               Manufacturing         Power                 Owned           300,000
           Houston, Texas                      Manufacturing         Power                 Owned           59,562
           Houston, Texas                      Service               Power                 Owned           15,000
           Huddersfield, United Kingdom        Assembly              Power                 Owned           160,000
           Waukesha, Wisconsin                 Manufacturing         Power                 Owned           935,700
           Waukesha, Wisconsin                 Manufacturing         Power                 Owned           29,300

      We believe our facilities provide adequate manufacturing and distribution capacity for our needs. We also believe all of our leases were entered into on market terms.

LEGAL PROCEEDINGS

      During the ordinary course of our business, we are from time to time threatened with, or may become a party to, legal actions and other proceedings. While we are currently involved in a number of legal proceedings, we believe the results of these proceedings will not have a material effect on our business, financial condition or results of operations. In addition, pursuant to the Agreement and Plan of Recapitalization, we are indemnified by Halliburton for losses arising out of all legal actions initiated prior to the closing of the recapitalization transactions and certain legal actions arising after the closing.

ENVIRONMENTAL MATTERS

      Our businesses and some of our products are subject to regulation under various and changing federal, state, local and foreign laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, handling, disposal and emission of various substances.

      These environmental laws also impose liability for personal injury or property damage related to releases of hazardous substances. Permits are required for operation of our businesses, and these permits are subject to renewal, modification and, in certain circumstances, revocation. We believe we are substantially in compliance with these laws and permitting requirements. Our businesses also are subject to regulation under substantial various and changing federal, state, local and foreign laws and regulations which allow regulatory authorities and private parties to compel (or seek reimbursement for) cleanup of environmental contamination at sites now or formerly owned or operated by our businesses and at facilities where their waste is or has been disposed. Going forward, we expect to incur ongoing capital and operating costs for investigation and remediation and to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material.

      As part of the recapitalization transactions, and subject to certain limitations and exceptions, Halliburton agreed to indemnify us and hold us harmless against losses and liabilities that we actually incur which arise out of or result from disclosed (i) known contamination requiring remediation as of the closing of the recapitalization transactions, (ii) known environmental noncompliance as of the closing of the recapitalization transactions, and (iii) lawsuits and proceedings related to environmental laws and pending as of the closing of the recapitalization transactions. Unknown contamination and noncompliance existing as of the closing of the recapitalization transactions also are indemnifiable by Halliburton in certain circumstances; however, such indemnity is subject to a significant deductible and a five-year time limit. All indemnification claims are subject to notice and procedural requirements which may result in Halliburton denying indemnification claims for some losses. See "Risk Factors--Environmental compliance costs and liabilities could adversely affect our financial condition," and "Risk Factors--We may be faced with unexpected product claims or regulations."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the name, age as of May 1, 2001, and position of each Person who is an executive officer or director of Dresser.

            NAME                                AGE     POSITION
            ----                                ---     --------
            Patrick M. Murray...............    58      President, Chief Executive Officer and Director
            James A. Nattier................    39      Executive Vice President, Chief
                                                        Administrative Officer and Director
            Albert G. Luke..................    56      Vice President and President, Dresser Measurement
            William E. O'Connor.............    55      Vice President and President, Waukesha Engine
            Salvatore Ruggeri...............    51      Vice President and President, Dresser Flow Control
            John P. Ryan....................    49      Vice President and President, Dresser Wayne
            Frank P. Pittman................    54      Vice President, General Counsel and Secretary
            Dale B. Mikus...................    37      Vice President, Finance
            James F. Riegler................    51      Vice President, Human Resources
            Richard T. Kernan...............    53      Treasurer
            Stanley E. McGlothlin...........    45      Assistant Secretary
            William E. Macaulay.............    55      Chairman of the Board of Directors
            Paul D. Barnett.................    40      Director
            Bernard J. Duroc-Danner.........    47      Director
            Ben A. Guill....................    50      Director
            Will Honeybourne................    50      Director
            Muzzafar Mirza..................    43      Director
            Gary L. Rosenthal...............    51      Director

      Patrick M. Murray is President, Chief Executive Officer and a Director of Dresser, Inc. Mr. Murray previously served as President of Dresser Equipment Group Inc., Vice President, Strategic Initiatives of Dresser Industries, and Vice President, Operations of Dresser Industries. Mr. Murray has also served as the President of Sperry-Sun Drilling Services and the Controller of NL Industries. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and has served in a variety of increasingly senior management positions with NL Industries, Baroid Corporation and Dresser Industries. Mr. Murray is currently a director of Benton Oil and Gas Company.

      James A. Nattier is Executive Vice President, Chief Administrative Officer and a Director of Dresser, Inc. Mr. Nattier previously served as Vice President Shared Services for Dresser Equipment Group Inc., Vice President, Shared Services for Halliburton Energy Services and Vice President, Industrial Products for Baroid Drilling Fluids. Mr. Nattier joined NL Industries in 1978 and has served in a variety of technical, operations, marketing and senior management positions with NL Industries, Baroid Corporation, Dresser Industries and Halliburton.

      Albert G. Luke is a Vice President of Dresser, Inc. and President of Dresser Measurement. Mr. Luke previously served as President of the Dresser IDR Division. He joined the Company in 1982 and held several executive positions in the M.W. Kellogg Company until his appointment to the position of Staff Vice President of Strategic Development for Dresser Industries.

      William E. O'Connor is a Vice President of Dresser, Inc. and President of Waukesha Engine. Mr. O'Connor previously served as President of the Dresser Waukesha Division. Mr. O'Connor previously served as Managing Director of Mono Pumps. He has worked in the industry since 1969 in application engineering, sales, and marketing.

      Salvatore Ruggeri is a Vice President of Dresser, Inc. and President of Dresser Flow Control. Mr. Ruggeri previously served as President of the Dresser Valve Division. Mr. Ruggeri joined the company in 1969. He has previously served as Vice President of Finance of Grove Valve & Regulator Co., President and Chief Operating Officer of Grove S.p.A., Managing Director of Grove S.p.A., Chairman and Chief Executive Officer of Grove Valve & Regulator Co., USA, and President of the Dresser Energy Valve Division.

      John P. Ryan is a Vice President of Dresser, Inc. and President of Dresser Wayne. Mr. Ryan previously served as President of Dresser Wayne. Mr. Ryan joined the company as a National Accounts Sales Manager in 1987, worked in Field Sales and National Sales and became the Vice President of Sales in 1991. Prior to working at Dresser Wayne, Mr. Ryan worked for 10 years with Goulds Pumps Inc. in various sales capacities in Singapore and the United States.

      Frank P. Pittman is Vice President, General Counsel and Secretary of Dresser, Inc. Mr. Pittman previously served as Vice President - Law for Dresser Equipment Group, Inc., Vice President & Associate General Counsel of Halliburton Energy Services, Inc., and as Senior Counsel of Dresser Industries and its affiliate, Dresser-Rand Company. Mr. Pittman joined Dresser Industries in 1979.

      Dale B. Mikus is Vice President-Finance of Dresser, Inc. Mr. Mikus previously served as Vice President and Chief Financial Officer of Dresser Equipment Group, Inc. Mr. Mikus joined Dresser Industries in 1997 as Manager - Corporate Accounting. Prior to joining Dresser Industries, Mr. Mikus was Director of Audit and Business Advisory Services for PricewaterhouseCoopers.

      James F. Riegler is Vice President - Human Resources of Dresser, Inc. Mr. Riegler previously served as Director - Human Resources of Dresser Equipment Group, Inc., and Director of Employee Relations of Dresser Industries. Mr. Riegler joined Dresser Industries in 1981.

      Richard T. Kernan is Treasurer of Dresser, Inc. Mr. Kernan previously served as International Treasurer of Trinity Industries, Inc., Assistant Treasurer-International of Dresser Industries, and Treasurer for Dresser-Rand Company. Prior to his joining Dresser-Rand Company in 1987, Mr. Kernan held various financial positions with Abbott Laboratories.

      Stanley E. McGlothlin is Assistant Secretary and Assistant General Counsel of Dresser, Inc. Mr. McGlothlin previously served as Secretary and Senior Counsel of Dresser Equipment Group, Inc. and Assistant Secretary and Senior Counsel of Dresser Industries. Mr. McGlothlin joined Dresser Industries in 1984.

      William E. Macaulay is Chairman of the Board of Directors of Dresser, Inc. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation and has been with that firm since 1983. Prior to joining First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer's capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay is currently a director of Weatherford International, Inc. National Oilwell, Inc., Pride International, Inc., Grant Prideco, Inc., Superior Energy Services, Inc., Maverick Tube Corporation and Chicago Bridge & Iron Company N.V.

      Paul D. Barnett is a Director of Dresser, Inc. Mr. Barnett was one of the founders of and has been a Managing Principal with Odyssey Investment Partners, LLC since 1997. Mr. Barnett was also a Principal in the equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Barnett was a Managing Director of Mancuso & Company, a New York-based private equity investor, from 1990 to 1993. From 1984 to 1990, Mr. Barnett was in the corporate finance department of Kidder, Peabody & Co., where he was involved primarily in structured finance, high yield capital markets and merchant banking.

      Bernard J. Duroc-Danner is a Director of Dresser, Inc. Mr. Duroc-Danner currently holds the position of Chairman, President and Chief Executive Officer of Weatherford International, Inc. Prior to Weatherford's merger with EVI, Inc., Mr. Duroc-Danner was the President and Chief Executive Officer of EVI, Inc. In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil, Inc. In addition, Mr. Duroc-Danner is a director of Grant Prideco, Inc., Universal Compression Holdings, Inc., Cal Dive International, Inc. and Parker Drilling Company.

      Ben A. Guill is a Director of Dresser, Inc. Mr. Guill is President of First Reserve Corporation and joined that firm in 1998. Prior to joining First Reserve, Mr. Guill spent 18 years with Simmons & Company International, an investment banking firm, where he served as Managing Director and Co-Head of Investment Banking. Prior to that time he was with Blyth Eastman Dillon & Company. Mr. Guill is a director of National Oilwell, Inc., Superior Energy Services, Inc., TransMontaigne, Inc. and Chicago Bridge & Iron Company N.V.

      Will Honeybourne is a Director of Dresser, Inc. Mr. Honeybourne is a Managing Director of First Reserve Corporation and joined that firm in 1999. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International. Prior to that time, he served as President and Chief Executive Officer of Alberta based Computalog. Mr. Honeybourne's earlier career was primarily with Baker Hughes, including positions as Vice President and General Manager at INTEQ and President of EXLOG. Mr. Honeybourne is a director of CiDRA Corporation and several foreign public and private companies.

      Muzzafar Mirza is a Director of Dresser, Inc. Mr. Mirza was one of the founders of and has been a Managing Principal with Odyssey Investment Partners, LLC since 1997. Mr. Mirza also was a Principal in the private equity investing group at Odyssey Partners from 1993 to 1997. Prior to joining Odyssey Partners, Mr. Mirza was head of merchant banking at GE Capital Corp., where he was responsible for all the company's cash flow lending and investing. Mr. Mirza spent five years at Marine Midland Bank and was a member of the bank's first LBO finance group. Mr. Mirza is a director of TransDigm Inc. and Velocita Corp.

      Gary L. Rosenthal is a Director of Dresser, Inc. Mr. Rosenthal is co-founder and President of Heaney Rosenthal Inc., a private investment company, a position he has held since October 1994. From July 1998 to September 2000, Mr. Rosenthal also served as Chairman of the Board and Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company, and until May 2001 as President. In prior years, Mr. Rosenthal served as Chairman and then President and Chief Executive Officer of Wheatley TXT Corp., as a Senior Vice President of Cain Chemical Inc., and as a partner in The Sterling Group, Inc., a private equity firm. He currently serves as a director of Oil States International, Inc. and Diamond Products International, Inc.

BOARD COMMITTEES

      Our Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Executive Committee may exercise any of the Board's authority between meetings of the Board. The members of the Executive Committee are Mr. Murray, Mr. Macaulay and Mr. Barnett. The Audit Committee recommends the engagement of the independent public accountants; reviews the professional services provided by, and the fees charged by, the independent public accountants; reviews the scope of the internal and external audit; and reviews financial statements and matters pertaining to the audit. The members of the Audit Committee are Mr. Barnett and Mr. Rosenthal. The Compensation Committee is responsible for assuring that the executive officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive. The members of the Compensation Committee are Mr. Guill and Mr. Mirza. The Nominating and Corporate Governance Committee oversees the nomination of candidates for the Board and delegates authority to the various committees of the Board. The members of the Nomination and Governance Corporate Committee are Mr. Macaulay and Mr. Duroc-Danner.

BOARD COMPENSATION

      The members of the Board of Directors of Dresser, Inc. will be reimbursed for their out-of-pocket expenses. Those directors who are not employees will receive compensation for their service on the Board. In addition, Dresser, Inc. intends to institute a stock option plan that permits options to be granted to non-employee directors. See "Stock Option Plan."

EXECUTIVE COMPENSATION

      The following table sets forth the 2000, 1999 and 1998 compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE



                                                          ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                                -----------------------------------------     -------------------------------------
                                                                                                      AWARDS             PAYOUTS
                                                                                              ----------------------   ------------
                                                                              RESTRICTED      SECURITIES      LTIP      ALL OTHER
                                                                                 STOCK        UNDERLYING     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR      SALARY ($)    BONUS (1)($)   AWARDS(2)($)     OPTIONS(#)      (3)($)      (4)($)
---------------------------           ----      ----------    ------------   ------------     -----------    -------   ------------
Patrick M. Murray ............        2000       $400,000       $500,028       $584,501             --       $121,433    $  6,652
  President and                       1999        400,000             --             --         45,000             --       6,400
  Chief Executive Officer             1998        330,000        150,000        421,950         91,666             --       6,400
Albert G. Luke ...............        2000        242,468        303,089         79,250             --             --          --
  President,                          1999        224,500             --        197,500         31,500             --          --
  Dresser IDR Division                1998        206,004         83,173             --             --             --          --
Salvatore Ruggeri(5) .........        2000        217,135        259,032         79,250             --        110,915          --
  President                           1999        254,234             --        197,500         18,000             --          --
  Dresser Valve Division              1998        221,073        154,494             --         33,834             --          --
William E. O'Connor ..........        2000        213,885        267,360         79,250             --         90,592       6,800
  President,                          1999        203,700             --        197,500         10,200             --       6,400
  Dresser Waukesha
  Division                            1998        194,000         76,029             --         38,169         25,249       6,400
John P. Ryan .................        2000        203,280        253,595         59,438             --         59,916       6,533
   President                          1999        176,000             --        197,500         22,200             --       6,400
   Dresser Wayne Division             1998        160,000         67,925             --             --         18,064       6,116

----------

(1) Bonuses reported with respect to 2000 were paid pursuant to Halliburton Company's incentive bonus plan in February 2001 based on financial performance in 2000. The reported 2000 bonuses were paid in restricted stock of Halliburton at a value of $43.1505 per share when awarded in 2001. The reported 1998 Bonuses were paid in cash.

(2) In connection with the recapitalization transactions, we have agreed to assume the value of Halliburton's liability with respect to cash payments for the value of Halliburton restricted stock held by Messrs. Murray, O'Connor, and Ryan as to which the restrictions had not lapsed as of April 10, 2001. See "Treatment of Halliburton Restricted Stock" below.

(3) Payouts were made under Performance Stock Unit Plans and Incentive Stock Unit Plans in 2000 and 1998 based on plan cycles partially applicable to prior years.

(4) Amounts in this column represent matching contributions paid under Halliburton 401(k) plans. Mr. Luke did not participate in any 401(k) plan in any of the years listed. Mr. Ruggeri was not eligible to participate in any of the years listed.

(5) Mr. Ruggeri's compensation is paid in Italian lire, which has been converted to U.S. dollars at a rate of 2,065 lire per $1.00.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table shows aggregate exercises of options to purchase Halliburton common stock in the fiscal year ended December 31, 2000 by the executive officers named in the Summary Compensation Table.



                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                       OPTIONS AT FISCAL YEAR-END    IN-THE-MONEY OPTIONS AT
                            SHARES                               (SHARES)             FISCAL YEAR-END($)(1)
                          ACQUIRED ON      VALUE       --------------------------- ----------------------------
NAME                      EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                      -----------   -----------    -----------   -------------  -----------   -------------
Patrick M. Murray           62,022       $704,206         66,511         38,333       $81,941        $74,997
Albert G. Luke                   0              0         10,500         21,000       $40,313        $80,625
Salvatore Ruggeri           11,277       $121,862         12,000         22,167       $54,000        $55,302
William E. O'Connor         32,023       $692,015         25,910         15,067       $93,157        $37,333
John P. Ryan                 1,600       $ 33,100          5,800         14,800       $     0        $25,800

----------

(1) Based on the fair market value of $37.125 per share of Halliburton common stock as of December 31, 2000, the closing sale price of Halliburton's common stock on that date as reported by the New York Stock Exchange. As of December 31, 2000, the executives held options to purchase additional Halliburton shares, which were not in-the-money as of such date, as follows: Mr. Murray held exercisable options to purchase 35,956 shares at exercise prices ranging from $38.8125 to $39.50 per share and unexercisable options to purchase 30,000 shares at $39.50 per share; Mr. Albert held exercisable options to purchase 5,500 shares and unexercisable options to purchase 11,000 shares, in each case at $39.50 per share; Mr. Ruggeri held exercisable options to purchase 6,000 shares and unexercisable options to purchase 12,000 shares, in each case at $39.50 per share; Mr. O'Connor held exercisable options to purchase 3,400 shares and unexercisable options to purchase 6,800 shares, in each case at $39.50 per share; and Mr. Ryan held exercisable options to purchase 2,400 shares and unexercisable options to purchase 4,800 shares, in each case at $48.3125 per share, and exercisable options to purchase 3,400 shares and unexercisable options to purchase 6,800 shares, in each case at $39.50 per share.

RETIREMENT PLANS

         In connection with the Recapitalization Transactions, we have adopted, as of April 10, 2001, the Dresser, Inc. Consolidated Salaried Retirement Plan (the "Pension Plan"). The purpose of the Pension Plan is to preserve accrued benefits made available to certain of our employees under the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, which was frozen to new participants and benefit accruals on May 31, 1995. The Pension Plan generally provides a benefit equal to a certain percentage of final average earnings, adjusted to reflect, among other things, variations among participants in social security benefits, credited service, retirement dates, and participation in other defined benefit pension plans.

         We have adopted, as of April 10, 2001, the Dresser, Inc. Retirement and Savings Plan (the "401(k)" Plan), which is intended to be the primary plan to provide retirement benefits to our participating employees. The 401(k) Plan provides a dollar of company matching contributions for every dollar of employee contributions up to a maximum of 4% of the "compensation" any employee elects to defer. "Compensation" for this purpose was limited to $170,000 in 2000 by Internal Revenue Code Section 401(a)(17). In connection with the recapitalization transactions, we have agreed to make additional contributions to the 401(k) Plan. Such additional contributions mirror contributions made to certain of our employees under the Halliburton Retirement and Savings Plan, and are intended to make up for benefits lost pursuant to the freezing of the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, as described above.

TREATMENT OF HALLIBURTON OPTIONS

         We have not agreed to assume, replace, roll-over, or otherwise reimburse our employees for any options to purchase Halliburton stock that they held prior to the recapitalization transactions. Accordingly, any such options outstanding as of April 10, 2001 will remain outstanding until they expire according to the terms of the Halliburton option plans and option agreements governing such options. As discussed in more detail below, we intend to provide our employees with options to purchase our stock under a new stock incentive plan which we have adopted in accordance with the recapitalization transactions. See "Stock Plan" below. No options to purchase Halliburton stock were granted to any of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000.

TREATMENT OF HALLIBURTON RESTRICTED STOCK

         In connection with the recapitalization transactions, we have agreed to assume the value of Halliburton's liability for certain individuals with respect to cash payments for the value of Halliburton's restricted stock as to which the restrictions had not lapsed as of April 10, 2001. Certain of our employees, including Messrs. Murray, O'Connor, and Ryan, have elected to roll over these cash payments into new deferred compensation arrangements which we have adopted in accordance with the recapitalization transactions. See "Deferred Compensation Plans" below.

EMPLOYMENT AGREEMENTS

         We have entered into, or are finalizing, employment agreements with each of the executive officers named in the Summary Compensation Table and six other key executives. These agreements became effective as of April 10, 2001. Each of the employment agreements provides generally:

    - The annual base salary, which may be increased by our Board of Directors in its discretion for each of the executive officers named in the Summary Compensation Table, is as follows:



               Patrick M. Murray .......       $500,000
               Salvatore Ruggeri .......        255,000
               Albert G. Luke ..........        255,000
               William E. O'Connor .....        225,000
               John P. Ryan ............        214,000

    - Each executive officer is entitled to participate in our annual incentive plan and in our various other employee benefit plans and arrangements that are applicable to senior officers.

    - If an executive officer is terminated without "cause", or if he resigns for "good reason" (each as defined in the respective employment agreements), he is entitled to receive his incentive bonus and annual base salary for 24 months and to continue coverage under our medical, dental and life insurance programs for 18 months on the same basis as he was entitled to participate prior to his termination. In addition, all unvested options, other than performance based options, will become immediately vested upon the date of such termination and the restrictions will lapse on previously awarded shares of restricted stock.

    - Each executive officer has agreed not to compete with us during the term of his employment and for one year following termination of his employment.

         Mr. Murray's employment agreement is substantially identical to the other agreements described above, although it differs in the following respects:

    - If he is terminated without cause, he is entitled to receive his incentive bonus and annual base salary for 36 months.

    - He has agreed not to compete with us for two years following termination of his employment.

         We have also entered into, or are finalizing, severance agreements with approximately 30 of our executives, not including the 11 executive officers with whom we have signed employment agreements. Generally, the severance agreements provide that if the executive's employment is terminated under certain circumstances described in the agreements within two years after the completion of the recapitalization transactions, the executive is entitled to receive various benefits, including the following:

    - Cash payments equal to 100% of the executive's then current base salary;

    - the executive's full prior year bonus, if not already paid, and the executive's targeted bonus for the year in which the termination occurs; and

    - continuation of basic medical, dental, life and disability insurance for six months.

         Additionally, each executive has agreed not to compete with us during the six month period following a termination of the executive's employment, if it occurs within the period during which benefits are payable under the severance agreements. We have not terminated, and do not expect to terminate employment of any of these executives in connection with the recapitalization transactions.

STOCK PLAN

         We have adopted the Dresser, Inc. 2001 Stock Incentive Plan effective as of April 10, 2001. This stock plan permits the grant of a variety of equity based compensation awards, including non-qualified stock options, incentive stock options, restricted stock awards, phantom stock, stock appreciation rights and other rights with respect to our common stock. Seven hundred twenty-two thousand six hundred one (722,601) shares of common stock (which may be either Class A common stock, no par value, or Class B common stock , par value $0.001) are issuable under the stock plan (subject to adjustment for events such as stock dividends, stock splits, recapitalizations, mergers and reorganizations). Our employees, consultants and directors are eligible to receive awards under the stock plan.

         We currently intend to grant options to purchase common stock to certain management employees, including the executives named in the management table. The per share exercise price of each such option is anticipated to be 100% of the fair market value of shares of common stock as of the date of grant. The options shall generally have one of the following three vesting schedules.

- Certain options will vest 20% on the first anniversary of the date of the grant and 1/48 of the remaining 80% per month for each month thereafter until the option is fully vested. Vesting of these options will accelerate if the employee leaves for good reason, is terminated by the company without cause, dies or suffers a permanent disability.

- Other options will vest, if at all, if our majority shareholder realizes a 35% annualized internal rate of return on its initial investment in us and is able to liquidate its initial investment in us at a price equal to at least 450% of the price paid for its initial investment (as adjusted for stock splits and other recapitalizations).

- The final group of options will vest if the employee is still employed after nine and one-half years, but vesting will accelerate (up to 20% per year over five years) if we achieve predetermined financial performance milestones. The vesting of these options will also be accelerated if the options discussed in the preceding paragraph vest.

         If the employee retires, is terminated for cause, or resigns (without good reason) then the option is immediately terminated with respect to all unvested shares, and with respect to all vested shares is terminated at the end of the later of: (i) 60 days, or (ii) the minimum time period the employee has to cause us to repurchase the vested shares at fair market value under the terms of his or her employment agreement and the investor rights agreement. See "Certain Related Party Transactions."

         Certain terms of options which may be granted to our non-employee directors are set forth in the stock plan. In particular, the stock plan contains a maximum limit on the number of options that may be granted to an independent director in any year. In addition, each non-employee director option will generally have a per share exercise price equal to the fair market value per share of common stock as of the date of grant and will generally vest upon the occurrence of certain corporate transactions.

         Shares of common stock purchased or acquired under the stock plan are generally subject to restrictions on transfer, repurchase rights, and other limitations set forth in the investor rights agreement (or in an option agreement, stockholders' agreement or other similar agreement that we may enter into with the stock plan participant). See "Certain Related Party Transactions."

2001 MANAGEMENT EMPLOYEE EQUITY PURCHASE PLAN

         In connection with the consummation of the recapitalization transactions, we have adopted the new 2001 Management Employee Equity Purchase Plan effective as of April 10, 2001. The new equity purchase plan provides for certain of our employees, directors and consultants to purchase shares of common stock. Up to 75,000 shares of our Class A common stock no par value, and up to 762,523 shares of our Class B common stock, par value $0.001, may be purchased under the plan.

         Our board of directors (or a committee of the board authorized to administer the plan) will authorize certain of our employees, directors and consultants to purchase common stock under the plan. Each purchaser will enter into a subscription agreement, which will set forth certain terms related to the purchase and sale of shares of common stock, including the number of shares of common stock that a purchaser elects to purchase, the date on which such purchase will take place and the purchase price per share of common stock.

         Each purchaser will also enter in to an investor rights agreement upon the purchase of common stock under the plan, which will set forth certain terms and conditions relating to the resale of the common stock, including restrictions on a participant's transfer of the common stock to third parties, rules relating to our repurchase of the common stock following a participant's termination of employment, and terms of a participant's inclusion in sales of common stock to third parties. See "Certain Related Party Transactions."

         We currently intend to offer approximately 40 of our employees an opportunity to purchase shares of common stock under the plan. The per share purchase price for such shares will be $40.00. The number of shares that each employee will be eligible to purchase will be between 625 and 25,000, subject to the overall limitation on the number of shares that may be purchased under the plan.

DEFERRED COMPENSATION PLANS

         We have adopted the Dresser, Inc. Senior Executives' Deferred Compensation Plan, the Dresser, Inc. Management Deferred Compensation Plan, and the Dresser, Inc. Short Term Deferred Compensation Plan effective as of April 10, 2001. The new deferred compensation plans are not tax qualified retirement plans. The new deferred compensation plans allow certain of our employees to elect to defer salary or other compensation. In connection with the establishment of such plans, liabilities from certain Halliburton deferred compensation plans and supplemental executive retirement plans and certain existing Dresser deferred compensation plans have been transferred to the newly established plans. In addition, certain of our employees who may otherwise become eligible to receive retention bonuses, cash payments pursuant to Halliburton restricted stock, or other payments from Halliburton have elected in advance to defer the receipt of such payments under the new deferred compensation plans. Amounts deferred under the new deferred compensation plans shall be general liabilities of Dresser and shall be represented by bookkeeping accounts maintained on behalf of the participants. Participants will generally be able to elect to have such accounts deemed to be invested either in our common stock or in an interest bearing account. Distributions shall generally be made from the new deferred compensation plans to a participant over time following his or her retirement or other termination of employment.

         In addition to establishing the new deferred compensation plans, we have adopted the Dresser, Inc. ERISA Excess Benefit Plan, the Dresser, Inc. Senior Executives' Excess Plan and the Dresser, Inc. Elective Deferral Plan effective as of April 10, 2001 for the benefit of certain of our employees. These plans provide accruals to certain highly paid employees based on the benefits those employees would have received under our retirement plans but for certain Internal Revenue Code limitations.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common shares immediately following the recapitalization transactions with respect to each Person who is a beneficial owner of more than 5% of our outstanding common stock and beneficial ownership of our common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

      To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying certain of the options beneficially owned by that shareholder. Options held by other shareholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ.

                                                                            # OF COMMON        % OF CLASS OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                              SHARES         SHARES OUTSTANDING
            ------------------------------------                            -----------      ------------------
            DEG Acquisitions, LLC(1)
              c/o First Reserve Corporation
                  411 West Putnam
                  Suite 109
                  Greenwich, CT 06830
                  Dresser Industries, Inc.............................       9,700,000              94.9
              Halliburton Company 4100
                  Clinton Drive P.O. Box 3
                  Houston, TX 77020-6299 .............................         537,408               5.1
            Patrick M. Murray.........................................            *                   *
            James A. Nattier..........................................            *                   *
            Albert G. Luke............................................            *                   *
            William E. O'Connor.......................................            *                   *
            Salvatore Ruggeri.........................................            *                   *
            John P. Ryan..............................................            *                   *
            Frank P. Pittman..........................................            *                   *
            Dale B. Mikus.............................................            *                   *
            James F. Riegler..........................................            *                   *
            Richard T. Kernan.........................................            *                   *
            Stanley E. McGlothlin.....................................            *                   *
            William E. Macaulay.......................................            *                   *
            Paul D. Barnett...........................................            *                   *
            Bernard J. Duroc-Danner...................................            *                   *
            Ben A. Guill..............................................            *                   *
            Will Honeybourne..........................................            *                   *
            Muzzafar Mirza............................................            *                   *
            Gary L. Rosenthal.........................................            *                   *
            All directors and executive officers as a
                  group (18 persons)..................................            *                   *

----------

* Signifies less than 1%. Also, does not include shares held by DEG Acquisitions, LLC, which could be attributed to certain of these individuals.

(1) 75% of the equity interests in DEG Acquisitions, LLC are held by First Reserve Corporation and its affiliates and co-investors, and 25% are held by Odyssey Investment Partners, LLC and its affiliates and co-investors.

                       CERTAIN RELATED PARTY TRANSACTIONS

TRANSITION AGREEMENTS

      On April 10, 2001, Halliburton executed a transition services agreement with us whereby Halliburton has agreed to provide us with certain transition services for up to nine months at its cost, which we believe does not exceed the fair market value of those services. The services covered by this agreement include certain human resources and employee benefit administration services, certain information technology services and certain real estate support services at facilities that we share with Halliburton. We do not expect that any of the services covered by this agreement will be material to our results of operations taken as a whole.

      Certain of the foreign operations that we acquired pursuant to the Agreement and Plan of Recapitalization are located in jurisdictions where governmental consents are required for the transfer of ownership and were not obtained by the time of closing of the other recapitalization transactions. Pursuant to a closing agreement and waiver executed on April 10, 2001, Halliburton has agreed to operate these entities for our benefit and to effect the transfer as soon as practicable. In the event that Halliburton cannot effect the transfer of these entities within one year, the purchase price for our foreign subsidiaries will be adjusted accordingly. The operations in these jurisdictions are not material to our financial condition or results of operations taken as a whole. In addition, Halliburton has agreed to operate certain foreign facilities for our benefit until the leases related to these facilities can be assigned to us. These facilities are not, individually or in the aggregate, material to our financial condition or results of operations taken as a whole.

LEASE AGREEMENT

      Pursuant to a lease agreement with Halliburton Energy Services, Inc., we will lease up to approximately 76,000 square feet of office space in Houston, Texas to Halliburton for a period of twelve months. Halliburton has the option, upon 60 days' notice, to extend the term of the lease for two additional twelve-month periods. In addition, we will lease approximately 21,000 square feet to Halliburton on a month-to-month basis under an arrangement that is cancelable by either party on 30 days' notice. We have also granted certain easements and non-exclusive access rights to Halliburton, including pursuant to a related Access Agreement, to use portions of our adjoining property.

TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

      Pursuant to agreements with Halliburton, we own all right, title and interest in and to the marks "Dresser" and "Dresser and Design" and other trademarks and servicemarks in the U.S. and in various jurisdictions throughout the world. We have granted back to Halliburton a non-exclusive license to use these marks during a transition period of up to three years while various Halliburton entities are re-named or liquidated. We have also granted back to Halliburton a perpetual, exclusive license to use the name "Dresser Industries" provided the name is not used in connection with raising capital, or the sale, promotion, design or manufacture of goods or services that would create market confusion affecting Dresser. We also granted to Halliburton the use of the name "Dresser Industries, Inc." for use as a holding company name. In addition, we have agreed not to use the Dresser name for seven years in certain businesses where Halliburton operates, or to directly compete with Halliburton for three years.

TRANSACTION FEES

      First Reserve and Odyssey did not engage any investment banking firm in connection with the recapitalization transactions and received a $30.0 million fee for their assistance in evaluating, structuring and facilitating these transactions. Additionally, they were reimbursed for all reasonable out of pocket expenses incurred in connection with the transactions and will be reimbursed for reasonable expenses incurred in connection with the ongoing ownership and management of Dresser.

SPONSOR RIGHTS AGREEMENT

      The Sponsor Rights Agreement, among affiliates of First Reserve and Odyssey who hold all of the equity interests in DEG Acquisitions, LLC, which in turn hold 94.9% of our equity, provides that there will be a board of directors of DEG Acquisitions consisting of nine directors, five of whom will be designated by First Reserve, two of whom will be designated by Odyssey and two of whom will be members of our management. The Sponsor Rights Agreement also provides that unless at least one director nominated by each of First Reserve and Odyssey agrees, the board will be prohibited from allowing us to take certain actions including incurring certain indebtedness, consummating certain acquisitions or asset dispositions, and making certain changes in our management. The Sponsor Rights Agreement also contains other customary provisions, including registration rights.

TAX SHARING AGREEMENT

      Pursuant to a tax sharing agreement between us and DEG Acquisitions, LLC,
(a) DEG Acquisitions will file consolidated, combined or unitary federal, state, local and foreign income tax returns on behalf of itself and its subsidiaries, including us, to the extent it is permitted to do so under the relevant law, and
(ii) we are obligated to pay to DEG Acquisitions a portion of the total income tax liability of DEG Acquisitions and its subsidiaries, in an amount equal to the excess of (a) the relevant income tax liability of DEG Acquisitions and its subsidiaries for a taxable period over (b) the corresponding consolidated, combined or unitary income tax liability of DEG Acquisitions and its subsidiaries that DEG Acquisitions would have incurred if we and our subsidiaries had not been subsidiaries of DEG Acquisitions.

INVESTOR RIGHTS AGREEMENT

      In April 2001, we entered into an Investor Rights Agreement with DEG Acquisitions, LLC, Halliburton and certain members of our management who are also shareholders. Material provisions of that agreement that relate to us are as follows:

      Registration Rights. Under the terms of the Investor Rights Agreement, we have agreed to register the shares of our common stock owned by DEG Acquisitions, LLC, Halliburton and those members of our management who are parties to the agreement under the following circumstances:

      - Demand Rights. Upon written request from DEG Acquisitions, LLC or Halliburton, we will register shares of common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the Securities and Exchange Commission. No demand may be made until 180 days after our initial public offering. DEG Acquisitions, LLC is entitled to six such requests, and Halliburton is entitled to one such request. We may defer a demand for registration by 90 days if our Board of Directors deems it to be materially detrimental for us to file a registration statement. We may only make such a deferral twice in any 12-month period.

      - Piggyback Rights. If at any time we file a registration statement for the purposes of making a public offering of our common stock, or register outstanding shares of common stock for resale on behalf of any holder of our common stock, the other parties to the Investor Rights Agreement may elect to include in such registration any shares of common stock such Person holds. If the offering is an underwritten offering, the managing underwriter may exclude all or a part of the shares if market factors dictate.

      - Lockup. In consideration of these registration rights, DEG Acquisitions, LLC, Halliburton and the members of management who are parties to the agreement have agreed not to sell shares of common stock for a period of 90 days following any exercise of the registration rights.

      - Termination. Our obligations to register the shares of common stock of any of these stockholders terminates with respect to such stockholder on the date on which all remaining shares of common stock can be sold in any single transaction in reliance on Rule 144 of the Securities Act.

      Right of First Offer. Until the closing of our initial public offering, if Halliburton desires to sell any of its shares of us to a third party, then it must give us a notice of such intent to sell and an opportunity to buy those shares on the same terms as were offered to the third party. If we do not decide to purchase such shares, Halliburton must give the same notice and opportunity to buy the shares to DEG Acquisitions, LLC and those members of management who are parties to the agreement.

      Repurchase of Employee Shares. If a member of management who is a party to this agreement leaves for good reason, is terminated by us without cause, dies or suffers a permanent disability, then such employee will, pursuant to a right granted in the employee's employment agreement, be permitted to cause us to repurchase their vested shares that they have held for at least six months at fair market value. If an employee retires, is terminated for cause, or resigns (without good reason), or leaves for the reasons enumerated in the prior sentence but fails to "put" their shares to the company for repurchase, then we will have the right to repurchase their shares at fair market value (with a discount for minority ownership in the case of a retirement, termination by us for cause, or resignation without good reason).

      Corporate Opportunity. The Investor Rights Agreement includes an acknowledgment by us and our stockholders that our stockholders and their affiliates may engage in other businesses that compete with ours.

                        DESCRIPTION OF OTHER INDEBTEDNESS

THE NEW CREDIT FACILITY

      In connection with the notes offering, we entered into a new credit facility with Morgan Stanley Senior Funding, Inc., as administrative agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, and a syndicate of financial institutions and institutional lenders. The new credit facility provides for the following:

            (1) a six-year $165.0 million Tranche A U.S. term loan facility, a six-year Tranche A Euro term loan facility in an amount equivalent, as of the closing date, to $100.0 million which was borrowed by a foreign subsidiary of ours, and an eight-year $455.0 million Tranche B term loan facility, each of which was drawn to partially finance the recapitalization transactions and pay certain related costs and expenses; and

            (2) a six-year $100.0 million revolving credit facility to be utilized solely for our and our subsidiaries' working capital requirements and other general corporate purposes. We did not borrow under the revolving credit facility to finance the recapitalization transactions.

      At our request, and so long as (a) no default or event of default has occurred and is continuing under the credit facility and (b) our lenders or other financial institutions are willing to lend such incremental amounts, the Tranche B term loan facility may be increased from time to time in an amount, in the aggregate, not to exceed $95.0 million.

PREPAYMENTS

      The term loans under the new credit facility are required to be prepaid (subject to certain exceptions) with, and after the repayment in full of such loans, reductions to the revolving credit facility are required in an amount equal to, (a) 100% of the net cash proceeds of all property and asset sales by us, by our parent and by our subsidiaries, subject to certain exceptions, (b) 100% of the net cash proceeds of all Extraordinary Receipts (as defined), subject to certain exceptions, (c) 100% of the net cash proceeds from the issuance of additional debt or equity by us, by our parent or by any of our subsidiaries, subject to certain exceptions, (d) 75% of our and our subsidiaries' annual Excess Cash Flow (as defined) at any time when our ratio of total debt to EBITDA is greater than 4:1, and, (e) 50% of our and our subsidiaries' annual Excess Cash Flow (as defined) when our ratio of total debt to EBITDA is less than or equal to 4:1 but greater than 2.5:1. Such mandatory prepayments and reductions will be allocated ratably to the principal repayment installments of each of the Tranche A U.S., Tranche A Euro and Tranche B term loan facilities on a pro rata basis and then to the revolving credit facility, subject to certain exceptions.

      Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to certain minimum prepayment requirements and certain other exceptions as set forth in the credit agreement.

INTEREST AND FEES

      The interest rates under the new credit facility are as follows:

            (a) Tranche A U.S. term loan facility and loans under the revolving credit facility at our option, the base rate or the Eurodollar rate (as defined) plus, in each case, a margin;

            (b) Tranche A Euro term loan facility denominated in euros: the Euro rate (as defined) plus a margin, plus Associated Costs (as defined) related to the maintenance of Euro rate loans; and

            (c) Tranche B term loan facility: at our option, the base rate or the Eurodollar rate, plus, in each case, a margin.

      We may elect interest periods of 1, 2, 3 or 6 months for the Eurodollar rate and Euro rate loans.

      The revolving credit facility initially has a commitment fee of 50 basis points, subject to pricing based on our total debt to EBITDA ratio (as defined).

AMORTIZATION OF PRINCIPAL

      Both the Tranche A and Tranche B term loans are subject to amortization of principal. The Tranche A term loans will amortize with annual reductions of: 5% in year 1, 10% in year 2, 15% in year 3, 20% in year 4 and 25% in each of years 5 and 6. The Tranche B term loans will be repaid in the final year of the loans in equal quarterly amounts, subject to amortization of approximately 1% per year in each prior year.

COLLATERAL AND GUARANTEES

      The loans and other obligations under the credit facilities are guaranteed by our parent and all of our existing and future direct and indirect wholly owned domestic subsidiaries. Our obligations and the guarantees are secured by
(a) all or substantially all of the material property and assets, real or personal, now owned or hereafter acquired by us or the guarantors, and (b) all proceeds and products of the property and assets described in clause (a) above.

      The obligations of our foreign subsidiary that borrowed under the Tranche A Euro term loan facility are secured by certain of the assets of that foreign subsidiary.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

      The credit agreement documentation contains certain customary representations and warranties and contains customary covenants restricting our ability to, among others: (i) declare dividends or redeem or repurchase Capital Stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business we conduct. We are required to indemnify the agent and lenders and comply with specified financial and affirmative covenants including a total debt to EBITDA ratio and an Interest Coverage Ratio (as defined).

EVENTS OF DEFAULT

      Events of default under the credit agreement include, but are not limited to: (i) our failure to pay principal or interest when due; (ii) our material breach of any representation or warranty; (iii) covenant defaults; (iv) events of bankruptcy; (v) a change of control; (vi) cross-defaults to other indebtedness in an amount to be agreed in certain loan documents; (vii) monetary judgment defaults; (viii) impairment of loan documentation or security; and (ix) customary ERISA defaults.

                            DESCRIPTION OF THE NOTES

GENERAL

      You can find definitions of certain capitalized terms used in this description under the subheading "--Certain Definitions." For purposes of this description:

      -     references to "Dresser" mean Dresser, Inc. and not its Subsidiaries;
            and

      - "notes" means the exchange notes and the old notes, in each case outstanding at any given time and issued under the indenture.

      The old notes were, and the exchange notes will be, issued under an indenture between Dresser, Dresser International, Inc., Dresser Russia, Inc., and Dresser RE, Inc., as guarantors, and State Street Bank and Trust Company, as trustee. The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be:

      -     registered under the Securities Act, and

      -     free of any covenants regarding exchange registration rights.

      The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust indenture Act.

      The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

      The registered holder of a note (a "Holder") will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

      Dresser will issue the notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The trustee will initially act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar. Dresser may change any paying agent and registrar without notice to Holders.

      Dresser will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At Dresser's option, interest also may be paid by mailing a check to the Holders' registered address.

      Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

      The notes:

      -     are unsecured obligations of Dresser; and

      -     are subordinated in right of payment to all Senior Debt of Dresser;
            and

      - are guaranteed by all of Dresser's wholly owned domestic subsidiaries.

      Each guarantee of the notes:

      -     is an unsecured obligation of the guarantor; and

      - is subordinated in right of payment to all Senior Debt of that guarantor.

PRINCIPAL, MATURITY AND INTEREST

      Notes in an aggregate principal amount of $300.0 million were issued in the notes offering. Additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The notes offered in the notes offering, the exchange notes and any additional notes subsequently issued would be treated as a single class for all purposes under the indenture. The notes will mature on April 15, 2011. Interest on the notes will accrue at the rate per annum shown on the cover page hereof and will be payable semiannually in cash on each April 15 and October 15, commencing October 15, 2001. Dresser will make interest payments to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date on which interest on the notes was paid or, if no interest has been paid, from and including the date of issuance.

      The notes do not contain any mandatory sinking fund.

REDEMPTION

OPTIONAL REDEMPTION

      Except as described below, the notes are not redeemable before April 15, 2006. Thereafter, Dresser may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on April 15 of the year set forth below.

                YEAR                             PERCENTAGE
                ----                             ----------
                2006.........................    104.688%
                2007.........................    103.125%
                2008.........................    101.563%
                2009 and thereafter..........    100.000%

      In addition, Dresser must pay all accrued and unpaid interest on the notes redeemed.

OPTIONAL REDEMPTION UPON EQUITY OFFERINGS

      On one or more occasions prior to April 15, 2004, Dresser may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes (including any additional notes) issued under the indenture at a redemption price of 109.375% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

            (1) at least 65% of the aggregate principal amount of notes (including any additional notes) issued under the indenture remains outstanding immediately after any such redemption; and

            (2) Dresser makes such redemption not more than 90 days after the consummation of such Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

      In the event that Dresser chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

            (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

            (2) on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part.

      If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as Dresser has deposited with the paying agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

      The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of Dresser, including its Obligations under the New Credit Facility.

      The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of Dresser:

            (1) in a liquidation or dissolution of Dresser;

            (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Dresser or its property;

            (3) in an assignment for the benefit of creditors; or

            (4) in any marshalling of Dresser's assets and liabilities.

      Dresser also may not make any payment in respect of the notes if:

            (1) a payment default on Designated Senior Debt occurs and is continuing; or

            (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

      Payments on the notes may and shall be resumed:

            (1) in the case of a payment default, upon the date on which such default is cured or waived; and

            (2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received, and (z) the date on which the trustee receives notice from the Representative for the applicable Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

      Dresser must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Dresser, Holders of the notes may recover less ratably than creditors of Dresser who are holders of Senior Debt or trade creditors. See "Risk Factors--Your right to receive payments on the notes will be junior to the credit agreement and possibly all future borrowings."

      After giving effect to the Transactions, on a pro forma basis, at December 31, 2000, the aggregate principal amount of Senior Debt outstanding of Dresser would have been approximately $720.0 million (and Dresser would have had unused commitments of approximately $100.0 million under the New Credit Facility).

SUBSIDIARY GUARANTEES

      The obligations of Dresser under the notes and the indenture will be guaranteed on a senior subordinated basis by the Wholly Owned Domestic Restricted Subsidiaries. A form of such guarantee will be attached as an exhibit to the indenture. The guarantees will be subordinated in right of payment to all Senior Debt of the guarantors to the same extent that the notes are subordinated to Senior Debt of Dresser. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      Each guarantor may consolidate with or merge into or sell its assets to Dresser or another guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a guarantor is sold by Dresser and the sale complies with the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the guarantor's guarantee will be released.

CHANGE OF CONTROL

      If a Change of Control occurs, each Holder will have the right to require that Dresser purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 90 days following the date upon which the Change of Control occurred (or, at Dresser's option, prior to the occurrence of such Change of Control), Dresser must send, by first-class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"); provided that any Change of Control Offer made prior to any date of such Change of Control shall be made only in the reasonable anticipation of such Change of Control; and provided, further, that Dresser shall not be required to purchase any notes tendered pursuant to such Change of Control Offer if such Change of Control does not occur. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, Dresser covenants to:

            (1) repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

            (2) obtain the requisite consents under the New Credit Facility and all other such Senior Debt to permit the repurchase of the notes as provided below.

      Dresser's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below. Dresser will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner provided for in the indenture.



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

      Dresser will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that compliance by Dresser with the provisions of any such securities laws or regulations conflicts with the provisions of the indenture, such compliance shall be deemed not to be a breach of Dresser's obligations under the "Change of Control" provisions of the indenture.

CERTAIN COVENANTS

      The indenture will contain, among others, the following covenants:

LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

      Dresser will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and Dresser will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Dresser or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of Dresser may issue preferred stock, in each case if on the date of the incurrence of such Indebtedness or issuance of such preferred stock, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Dresser would have been greater than 2.0 to 1.0.

LIMITATION ON RESTRICTED PAYMENTS

      Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

            (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Dresser) on or in respect of shares of Dresser's Capital Stock to holders of such Capital Stock;

            (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Dresser or any direct or indirect parent of Dresser or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

            (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Dresser that is subordinate or junior in right of payment to the notes; or

            (4) make any Investment (other than Permitted Investments)

      (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

      (i) a Default or an Event of Default shall have occurred and be continuing;

      (ii) Dresser is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2)(i), (3) through (13) of the following paragraph) (the amount expended for such purposes, if other than in cash, being the fair market value of such property) shall exceed the sum, without duplication, of:

            (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Dresser earned subsequent to the beginning of the first fiscal quarter commencing after the date of original issuance of the notes and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus



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

            (x) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by Dresser from any Person (other than a Subsidiary of Dresser) from the issuance and sale subsequent to the date of original issuance of the notes and on or prior to the Reference Date of Qualified Capital Stock of Dresser or other securities of Dresser that have been converted into such Qualified Stock; plus

            (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Dresser from a holder of Dresser's Capital Stock; plus

            (z) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of any Investment (other than a Permitted Investment) made by Dresser and its Restricted Subsidiaries subsequent to the date of original issuance of the notes or (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary of Dresser made subsequent to the date of original issuance of the notes.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

      (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

      (2) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of Capital Stock of Dresser (the "Retired Capital Stock") either (i) solely in exchange for shares of Qualified Capital Stock of Dresser (the "Refunding Capital Stock") or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dresser) of shares of Qualified Capital Stock of Dresser and, in the case of subclause
(i) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (4) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

      (3) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any indebtedness of Dresser that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of Qualified Capital Stock of Dresser or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Dresser) of (A) shares of Qualified Capital Stock of Dresser or (B) Refinancing Indebtedness;

      (4) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock issued after the date of original issuance of the notes (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, Dresser, after giving effect to such issuance on a pro forma basis, would have been able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (5) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the redemption or repurchase of Dresser's common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed $5.0 million (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $10.0 million in any fiscal year) in any fiscal year (which amount shall be increased by the amount of any net cash proceeds received from the sale since the date of original issuance of the notes of Capital Stock (other than Disqualified Capital Stock) to members of Dresser's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause
(iii) of the immediately preceding paragraph and by the cash proceeds of any "key-man" life insurance policies that are used to make such redemptions or repurchases) since the date of original issuance of the notes; provided further that the cancellation of Indebtedness owing to Dresser from members of management of Dresser or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Dresser (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture;



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

      (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

      (7) all payments and Transactions provided for in the Transaction Agreements as the same are in effect on the date of original issuance of the notes;

      (8) distributions or payments of Receivable Fees;

      (9) any purchase or repayment of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if:

            (a) in the case of a Change of Control, Dresser shall have complied with all of its obligations described under "--Change of Control" and purchased all the notes tendered pursuant to the Offer to Purchase required thereby prior to purchasing or repaying such Subordinated Indebtedness or (b) in the case of an Asset Sale, Dresser shall have applied the Net Cash Proceeds from such Asset Sale in accordance with the covenant described under "--Limitation on Asset Sales;" provided that (i) in either case the purchase price (stated as a percentage of principal amount or issue price plus accrued original discount, if less) of such Subordinated Indebtedness shall not be greater than the price (stated as a percentage of principal amount) of the notes pursuant to any Offer to Purchase, and (ii) in the case of an Asset Sale, the aggregate amount of such Subordinated Indebtedness that Dresser may purchase or repay shall not exceed the amount of unutilized Net Cash Proceeds, if any, remaining after Dresser has purchased all notes tendered pursuant to such Offer to Purchase;

      (10) any other Investment made in a Permitted Business which, together with all other Investments made pursuant to this clause (10) since the date of the indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Investment made pursuant to this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Dresser's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clauses (i) and (ii), not to exceed the amount of the Restricted Investment previously made pursuant to this clause (10)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Investment;

      (11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement;

      (12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year; and

      (13) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $25.0 million.

      In determining the aggregate amount of Restricted Payments made subsequent to the date of original issuance of the notes in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses
(1) and (2)(ii) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2)(i), (3) through (13) shall be excluded from such calculation.

LIMITATION ON ASSET SALES

      Dresser will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) Dresser or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

      (2) at least 75% of the consideration received by Dresser or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of Productive Assets, cash and/or Cash Equivalents and shall be received at the time of such disposition, provided that the amount of:



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

            (A) liabilities (as shown on Dresser's or such Restricted Subsidiary's most recent balance sheet) of Dresser or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and for which Dresser and its Restricted Subsidiaries receive a written release from all creditors;

            (B) any notes or other obligations received by Dresser or any such Restricted Subsidiary from such transferee that are converted by Dresser or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

            (C) any Designated Noncash Consideration received by Dresser or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (A) with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value and (B) with respect to any Designated Noncash Consideration in excess of $50.0 million, the Board of Directors' determination of the fair market value of such Designated Noncash Consideration must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing shall be deemed to be cash solely for the purposes of this provision or for purposes of the second paragraph of this covenant; and

      (3) upon the consummation of an Asset Sale, Dresser shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

            (A) to prepay any Senior Debt or Indebtedness of a Restricted Subsidiary of Dresser that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so),

            (B) to reinvest in Productive Assets, or

            (C) a combination of prepayment and investment permitted by the foregoing clauses (A) and (B).

      Pending the final application of any such Net Cash Proceeds, Dresser or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the board of directors of Dresser or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(A), (3)(B) or (3)(C) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (each, a "Net Proceeds Offer Amount") shall be applied by Dresser or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, the maximum amount of notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Dresser or any Restricted Subsidiary of Dresser, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Dresser and its Restricted Subsidiaries aggregate at least $15.0 million, at which time Dresser or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

      Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of




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

tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Dresser may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

      Dresser will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that compliance by Dresser with the provisions of any securities laws or regulations conflicts with the "Asset Sale" provisions of the indenture, such compliance shall be deemed not to be a breach of Dresser's obligations under the "Asset Sale" provisions of the indenture.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

      Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Dresser to:

      (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

      (2) make loans or advances or pay any Indebtedness or other obligation owed to Dresser or any other Restricted Subsidiary of Dresser; or

      (3) transfer any of its property or assets to Dresser or any other Restricted Subsidiary of Dresser, except for such encumbrances or restrictions existing under or by reason of

            (A) applicable law;

            (B) the notes or the indenture;

            (C) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of Dresser entered into in the ordinary course of business;

            (D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (E) the New Credit Facility;

            (F) agreements existing on the date of original issuance of the notes to the extent and in the manner such agreements are in effect on the date of original issuance of the notes;

            (G) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

            (H) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

            (I) any agreement or instrument governing Capital Stock of any Person that is acquired;

            (J) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

            (K) other Indebtedness outstanding on the date of original issuance of the notes or permitted to be issued or incurred under the indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or preferred stock being issued (under the relevant circumstances) if the board of directors of Dresser determines that any



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

      such encumbrance or restriction will not materially adversely affect Dresser's ability to make principal or interest payments on the notes;

            (L) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

            (M) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Dresser's board of directors (evidenced by a board resolution), whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

LIMITATION ON LIENS

      Dresser will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets or any proceeds therefrom of Dresser or any of its Restricted Subsidiaries whether owned on the date of original issuance of the notes or acquired after the date of original issuance of the notes, in each case to secure Indebtedness, unless:

      (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

      (2) in all other cases, the notes are equally and ratably secured, except for:

            (a) Liens existing as of the date of original issuance of the notes to the extent and in the manner such Liens are in effect on the date of original issuance of the notes;

            (b) Liens securing Senior Debt;

            (c) Liens securing the notes and the guarantees;

            (d) Liens of Dresser or a Restricted Subsidiary of Dresser on assets of any Restricted Subsidiary of Dresser;

            (e) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness that was secured by a Lien permitted under the indenture and that has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens do not extend to or cover any property or assets of Dresser or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and

            (f) Permitted Liens.

PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

      Dresser will not, and will not permit any guarantor to, incur or suffer to exist any Indebtedness that is senior in right of payment to the notes or such guarantor's guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of Dresser or such guarantor, as the case may be.



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MERGER, CONSOLIDATION AND SALE OF ASSETS

      Dresser will not, in a single Transaction or series of related Transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Dresser to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Dresser's assets (determined on a consolidated basis for Dresser and Dresser's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

      (1) either:

            (a) Dresser shall be the surviving or continuing corporation; or

            (b) the Person (if other than Dresser) formed by such consolidation or into which Dresser is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Dresser and of Dresser's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                  (x) shall be a corporation organized and validly existing
            under the laws of the United States or any State thereof or the District of Columbia; and

                  (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement on the part of Dresser to be performed or observed;

      (2) except in the case of a merger of Dresser with or into a Wholly Owned Restricted Subsidiary of Dresser and except in the case of a merger entered into solely for the purpose of reincorporating Dresser in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Dresser or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (3) except in the case of a merger of Dresser with or into a Wholly Owned Restricted Subsidiary of Dresser and except in the case of a merger entered into solely for the purpose of reincorporating Dresser in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the Transaction), no Default or Event of Default shall have occurred or be continuing; and

      (4) Dresser or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such Transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such Transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of Transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dresser the Capital Stock of which constitutes all or substantially all of the properties and assets of Dresser shall be deemed to be the transfer of all or substantially all of the properties and assets of Dresser. However, transfers of assets between or among Dresser and its Restricted Subsidiaries will not be subject to the foregoing covenant.

      The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Dresser in accordance with the foregoing in which Dresser is not the continuing corporation, the successor Person formed by such consolidation or into which Dresser is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Dresser under the indenture and the notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance, lease or transfer, the conveyor, lessor or transferor will be released from the provisions of the indenture.




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      Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of its guarantee and the indenture in connection with any Transaction complying with the provisions of "--Limitation on Asset Sales") will not, and Dresser will not cause or permit any guarantor to, consolidate with or merge with or into any Person other than Dresser or any other guarantor unless:

      (1) the entity formed by or surviving any such consolidation or merger (if other than the guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

      (2) such entity assumes by supplemental indenture all of the obligations of the guarantor on its guarantee;

      (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

      (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Dresser could satisfy the provisions of clause (2) of the first paragraph of this covenant.

      Any merger or consolidation of a guarantor with and into Dresser (with Dresser being the surviving entity) or another guarantor need only comply with clause (4) of the first paragraph of this covenant.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

      Dresser will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related Transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser or such Restricted Subsidiary; provided, however, that for an Affiliate Transaction with an aggregate value of $7.5 million or more, at Dresser's option, either:

      (1) a majority of the disinterested members of the board of directors of Dresser shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser; or

      (2) the board of directors of Dresser or any such Restricted Subsidiary party to such Affiliate Transaction shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Dresser.

      The restrictions set forth in the first paragraph of this covenant shall not apply to:

      (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Dresser or any Restricted Subsidiary of Dresser as determined in good faith by Dresser's Board of Directors or senior management;

      (2) Transactions exclusively between or among Dresser and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such Transactions are not otherwise prohibited by the indenture;

      (3) any agreement as in effect as of the date of original issuance of the notes or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of original issuance of the notes;

      (4) Restricted Payments or Permitted Investments permitted by the indenture;

      (5) Transactions effected as part of a Qualified Securitization
Transaction;

      (6) the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other




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investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the board of directors of Dresser or such Restricted Subsidiary in good faith;

      (7) payments or loans to employees or consultants that are approved by the board of directors of Dresser in good faith;

      (8) sales of Qualified Capital Stock;

      (9) the existence of, or the performance by Dresser or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of original issuance of the notes and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Dresser or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of original issuance of the notes shall only be permitted by this clause
(9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect;

      (10) any payments or Transactions provided for in any of the Transaction Agreements;

      (11) distributions to DEG Acquisitions, LLC provided for in the Tax Sharing Agreement; and

      (12) distributions to DEG Acquisitions, LLC to pay administrative and other operating expenses in an aggregate amount not to exceed $500,000 per fiscal year.

FUTURE GUARANTEES BY WHOLLY OWNED DOMESTIC RESTRICTED SUBSIDIARIES

      Dresser will not create or acquire another Wholly Owned Domestic Restricted Subsidiary unless such Wholly Owned Domestic Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing for a guarantee of payment of the notes by such Wholly Owned Domestic Restricted Subsidiary on the same terms as set forth in the indenture.

      Notwithstanding the foregoing, any such guarantee by a Wholly Owned Domestic Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any Holder, upon any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Dresser of all of Dresser's Capital Stock in, or all or substantially all of the assets of, such Wholly Owned Domestic Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

      Dresser will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of Dresser that is pari passu with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee on the same terms as set forth in the indenture of payment of the notes by such Restricted Subsidiary and
(ii) to the extent permitted by law, such Restricted Subsidiary waives and agrees that it will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Dresser or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the guarantee or (B) subordinated to the notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

      Notwithstanding the foregoing, any such guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any Holder, upon any sale or other disposition (by merger or otherwise), to any Person which is not a Restricted Subsidiary of Dresser, of all of Dresser's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture.




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CONDUCT OF BUSINESS

      Dresser will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same as, or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dresser and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

REPORTS TO HOLDERS

      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Dresser will furnish to the Holders of notes:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Dresser were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Dresser and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of Dresser and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Dresser) and, with respect to the annual information only, a report thereon by Dresser's certified independent accountants; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if Dresser were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

      In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Dresser will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Dresser has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

      The following events will be defined in the indenture as "Events of Default:"

      (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

      (2) the failure to pay the principal of any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

      (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after Dresser receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

      (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Dresser or any Restricted Subsidiary of Dresser (other than a Securitization Entity) which failure continues for at least 20 days, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration remains uncured or unrescinded for at least 20 days, if the aggregate principal amount of such Indebtedness, together with the



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principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;

      (5) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against Dresser or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

      (6) certain events of bankruptcy affecting Dresser or any of its Significant Subsidiaries; or

      (7) any guarantee of a Significant Subsidiary ceases to be in full force and effect or any guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any guarantee of a Significant Subsidiary is found to be invalid or any guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the indenture).

      If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to Dresser) shall occur and be continuing, the trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Dresser and the trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

      (1) shall become immediately due and payable; or

      (2) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or five business days after receipt by Dresser and the Representative under the New Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

      If an Event of Default specified in clause (6) above with respect to Dresser occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

      The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the next preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

      (1) if the rescission would not conflict with any judgment or decree;

      (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

      (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

      (4) if Dresser has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

      (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

      No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act of 1939 (the "TIA"). Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no



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obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      Under the indenture, Dresser is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      Dresser may, at its option and at any time, elect to have its Obligations and the Obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that Dresser shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

      (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

      (2) Dresser's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

      (3) the rights, powers, trust, duties and immunities of the trustee and Dresser's obligations in connection therewith, and

      (4) the Legal Defeasance provisions of the indenture.

      In addition, Dresser may, at its option and at any time, elect to have the Obligations of Dresser released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such Obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) Dresser must irrevocably deposit with the trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

      (2) in the case of Legal Defeasance, Dresser shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (a) Dresser has received from, or there has been published by, the Internal Revenue Service a ruling or

            (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, Dresser shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;



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      (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which Dresser or any of its Subsidiaries is a party or by which Dresser or any of its Subsidiaries is bound;

      (6) Dresser shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Dresser with the intent of preferring the Holders over any other creditors of Dresser or with the intent of defeating, hindering, delaying or defrauding any other creditors of Dresser or others;

      (7) Dresser shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

      (8) certain other customary conditions precedent are satisfied.

      Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Dresser.

SATISFACTION AND DISCHARGE

      The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

      (1) either:

            (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dresser and thereafter repaid to Dresser or discharged from such trust) have been delivered to the trustee for cancellation; or

            (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and Dresser has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Dresser directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

      (2) Dresser has paid all other sums payable under the indenture by Dresser.

      The trustee will acknowledge the satisfaction and discharge of the indenture if Dresser has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

      From time to time, Dresser, the guarantors and the trustee, without the consent of the Holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount



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of the then outstanding notes issued under the indenture, except that, without the consent of each Holder affected thereby, no amendment may:

            (1) reduce the amount of notes whose Holders must consent to an amendment;

            (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

            (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

            (4) make any notes payable in money other than that stated in the notes;

            (5) make any change in the provisions of the indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

            (6) after Dresser's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of Dresser to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

            (7) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any guarantee in a manner which adversely affects the Holders; or

            (8) release any guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

GOVERNING LAW

      The indenture will provide that it and the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

      The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of Dresser, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other Transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Dresser or at the time it merges or consolidates with or into Dresser or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Dresser or such acquisition, merger or consolidation.



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      "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than Dresser or any Subsidiary of Dresser) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of Dresser or any of its Subsidiaries solely by reason of such Investment.

      "Asset Acquisition" means (a) an Investment by Dresser or any Restricted Subsidiary of Dresser in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Dresser, or shall be merged with or into or consolidated with Dresser or any Restricted Subsidiary of Dresser, or (b) the acquisition by Dresser or any Restricted Subsidiary of Dresser of the assets of any Person (other than a Restricted Subsidiary of Dresser) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person, other than in the ordinary course of business.

      "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than leases entered into in the ordinary course of business), assignment or other transfer for value by Dresser or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Dresser or a Restricted Subsidiary of Dresser of:

            (1) any Capital Stock of any Restricted Subsidiary of Dresser, or

            (2) any other property or assets of Dresser or any Restricted Subsidiary of Dresser other than in the ordinary course of business;

      provided, however, that Asset Sales shall not include:

                  (a) a transaction or series of related Transactions for which
            Dresser or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

                  (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Dresser as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control;

                  (c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

                  (d) disposals or replacements of obsolete equipment in the ordinary course of business;

                  (e) the sale, lease, conveyance, disposition or other transfer by Dresser or any Restricted Subsidiary of Dresser of assets or property to one or more Restricted Subsidiaries of Dresser in connection with Investments permitted under the "Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment;

                  (f) sales of accounts receivable, equipment and related assets
            (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP. For the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash;

                  (g) dispositions in the ordinary course of business;

                  (h) foreclosures on assets;

                  (i) any exchange of like property pursuant to Section 1031 of the Internal Revenue code of 1986, as amended, for use in a Permitted Business;



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                  (j) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Limitation on Restricted Payments";

                  (k) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment; and

                  (l) in the ordinary course of business, the license of
            patents, trademarks, copyrights and know-how to third Persons.

      "Capital Stock" means:

            (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person or options to purchase the same; and

            (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "Cash Equivalents" means:

            (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

            (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

            (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's;

            (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

            (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
      (4) above;

            (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
      (5) above; and

            (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (4), (5) and (6) above.

      "Change of Control" means the occurrence of one or more of the following events:

            (1) any sale, lease, exchange or other transfer (in one transaction or a series of related Transactions) of all or substantially all of the assets of Dresser to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to the Permitted Holders or their Related Parties or any Permitted Group;



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            (2) the approval by the holders of Capital Stock of Dresser of any plan or proposal for the liquidation or dissolution of Dresser (whether or not otherwise in compliance with the provisions of the indenture);

            (3) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Dresser; or

            (4) the first day on which a majority of the members of the board of directors of Dresser are not Continuing Directors.

      "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

            (1) Consolidated Net Income, and

            (2) to the extent Consolidated Net Income has been reduced thereby:

                  (a) all income taxes and foreign withholding taxes of such
            Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

                  (b) Consolidated Interest Expense;

                  (c) Consolidated Non-cash Charges less any non-cash items
            increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business);

                  (d) any cash charges resulting from the Transactions and the related financings that, in each case, are incurred prior to the six month anniversary of the date of original issuance of the notes; and

                  (e) any non-capitalized Transactions costs incurred in
            connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

      "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

            (1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other preferred stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

            (2) Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, (A) any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and (B) any Consolidated EBITDA including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur in the reasonable judgment of the chief financial officer of Dresser (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition



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      and without regard to clause (4) of the definition of Consolidated Net
      Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

      Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

            (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

            (2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

            (1) Consolidated Interest Expense; plus

            (2) the product of (x) the amount of all cash dividend payments on any series of preferred stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal; provided that with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of this clause (2).

      "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

            (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

            (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

            (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of preferred stock dividends; provided that there shall be excluded therefrom:

            (1) gains and losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

            (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

            (3) all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation, all restructuring costs and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock) and the related tax effects according to GAAP;



                                       97
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            (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into such Person or any Restricted Subsidiary of such Person;

            (5) the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

            (6) the net loss of any Person, other than a Restricted Subsidiary of the referent Person;

            (7) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Restricted Subsidiary of the referent Person by such Person;

            (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

            (9) any non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

      "Consolidated Net Tangible Assets" means, with respect to any Person, the total assets minus unamortized deferred tax assets, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles, in each case on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

      "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves in the ordinary course of business or associated with mandatory repurchases of equity securities). Notwithstanding the foregoing, accruals in respect of payables in the ordinary course of business shall be deemed not to constitute a "Consolidated Non-cash Charge."

      "Continuing Director" means, as of any date of determination, any member of the board of directors of Dresser who:

            (1) was a member of such board of directors on the date of original issuance of the notes; or

            (2) was nominated for election or elected to such board of directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election or the applicable guarantor, as the case may be.

      "Credit Facilities" means one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit, bank guarantees or banker's acceptances.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dresser or any Restricted Subsidiary of Dresser against fluctuations in currency values.

      "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      "Designated Noncash Consideration" means any noncash consideration received by Dresser or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dresser or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, Dresser shall deliver an officers' certificate to the trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of



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such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one transaction or a series of related Transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

      "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Dresser, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(x) of the first paragraph of the "Limitation on Restricted Payments" covenant.

      "Designated Senior Debt" means:

            (1) Indebtedness under or in respect of the New Credit Facility, and

            (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Dresser or the applicable guarantor, as the case may be.

      "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

      "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Dresser that is incorporated under the laws of the United States or any state thereof or the District of Columbia.

      "Equity Offering" means in connection with any optional redemption pursuant to "--Optional Redemption Upon Equity Offerings," any offering of Qualified Capital Stock of Dresser or any direct or indirect parent of Dresser generating gross proceeds to Dresser of at least $25.0 million; provided that in the case of a Qualified Capital Stock Offering by any direct or indirect parent of Dresser, such parent makes a contribution to Dresser, or is issued Qualified Capital Stock of Dresser by Dresser in an amount equal to the redemption price of the notes to be redeemed in such redemption plus accrued and unpaid interest thereon.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Dresser acting reasonably and in good faith and shall be evidenced by a board resolution of the board of directors of Dresser delivered to the trustee.

      "Foreign Restricted Subsidiary" means any Restricted Subsidiary of Dresser incorporated in any jurisdiction outside of the United States.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

      "Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Dresser and its Restricted Subsidiaries.

      "Indebtedness" means, with respect to any Person, without duplication:

            (1) all Obligations of such Person for borrowed money;



                                       99
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            (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (3) all Capitalized Lease Obligations of such Person;

            (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

            (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

            (6) guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

            (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

            (8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

            (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

      The amount of any Indebtedness outstanding as of any date shall be:

            (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

            (2) the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture. If such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant Spot Rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Spot Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

      Indebtedness shall not include obligations of any Person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents.




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      "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Dresser and its Restricted Subsidiaries in accordance with normal trade practices of Dresser or such Restricted Subsidiary, as the case may be. If Dresser or any Restricted Subsidiary of Dresser sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary of Dresser such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of Dresser, Dresser shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

      "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

      "Moody's" means Moody's Investors Service, Inc.

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Dresser or any of its Restricted Subsidiaries from such Asset Sale net of:

            (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

            (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

            (3) appropriate amounts to be provided by Dresser or any Restricted Subsidiary of Dresser, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Dresser or any Restricted Subsidiary of Dresser, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      "New Credit Facility" means the Credit Agreement dated as of the date of original issuance of the notes among Dresser, the lenders party thereto in their capacities as lenders thereunder, Morgan Stanley Senior Funding, Inc., as administrative agent and Credit Suisse First Boston, as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Dresser as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Dresser and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably



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

similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Dresser and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

      "Permitted Group" means any group of investors that is deemed to be a "person" (as such term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreements, as the same may be amended, modified or supplemented from time to time, provided that no single Person (together with its Affiliates), other than the Permitted Holders and their Related Parties, is the "beneficial owner" (as such term is used in Section 13(d) of the Exchange
Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of Dresser that is "beneficially owned" (as defined above) by such group of investors.

      "Permitted Holders" means First Reserve Corporation, its Affiliates and any general or limited partners on the date of the indenture of First Reserve Corporation, Odyssey Investment Partners Fund, LP, its Affiliates and any general or limited partners on the date of the indenture of Odyssey Investment Partners Fund, LP.

      "Permitted Indebtedness" means, without duplication, each of the following:

            (1) Indebtedness under the notes and the indenture issued on the date of original issuance of the notes and any notes issued in exchange therefor pursuant to the indenture and any guarantees thereof in an aggregate principal amount not to exceed the amount issued on the date of original issuance of the notes;

            (2) Indebtedness of Dresser or any of its Restricted Subsidiaries incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $820 million, less the aggregate amount of Indebtedness of Securitization Entities at the time outstanding; provided that the amount of Indebtedness permitted to be incurred pursuant to Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Facilities in reliance on, and in accordance with, clauses (7),
      (13) and (15) below; and provided further that any Indebtedness incurred pursuant to the New Credit Facility on the date of original issuance of the notes shall initially be deemed to be incurred under this clause (2);

            (3) other Indebtedness of Dresser and its Restricted Subsidiaries outstanding on the date of original issuance of the notes reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

            (4) Interest Swap Obligations of Dresser or any of its Restricted Subsidiaries covering Indebtedness of Dresser or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and provided further that such Interest Swap Obligations are entered into, in the judgment of Dresser, to protect Dresser or any of its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness and not for purposes of speculation;

            (5) Indebtedness of Dresser or any Restricted Subsidiary of Dresser under Hedging Agreements and Currency Agreements so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation;

            (6) the incurrence by Dresser or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Dresser and any such Restricted Subsidiaries; provided, however, that:

                  (a) if Dresser is the obligor on such Indebtedness and the aggregate principal amount thereof exceeds of $1.0 million, and the payee is a Restricted Subsidiary of Dresser that is not a guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

                  (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Dresser or a Restricted Subsidiary thereof, and

                  (ii) any sale or other transfer of any such Indebtedness to a
            Person that is not either Dresser or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under the indenture or in connection with the exercise of remedies by a secured creditor)



                                      102
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            shall be deemed, in each case, to constitute an incurrence of such
            Indebtedness by Dresser or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

            (7) Indebtedness (including Capitalized Lease Obligations) incurred by Dresser or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding after giving effect to that incurrence not to exceed the greater of $40.0 million or (b) 10% of Consolidated Net Tangible Assets at the time of incurrence;

            (8) Refinancing Indebtedness;

            (9) guarantees by Dresser and its Restricted Subsidiaries of one another's Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture;

            (10) Indebtedness arising from agreements of Dresser or a Restricted Subsidiary of Dresser providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Dresser, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Dresser and its Restricted Subsidiaries in connection with such disposition;

            (11) obligations in respect of performance and surety bonds and completion guarantees provided by Dresser or any Restricted Subsidiary of Dresser in the ordinary course of business;

            (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is non-recourse to Dresser or any Restricted Subsidiary of Dresser (except for Standard Securitization Undertakings);

            (13) additional Indebtedness of Dresser and its Restricted Subsidiaries in an aggregate principal amount that does not exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility);

            (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

            (15) Indebtedness of Dresser or any of its Restricted Subsidiaries represented by letters of credit for the account of Dresser or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of Dresser or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Dresser or any Restricted Subsidiary of Dresser in the ordinary course of business;

            (16) unsecured Indebtedness incurred by Dresser to current or former employees in connection with the purchase or redemption of Equity Interests of Dresser not to exceed in the aggregate $10.0 million; and

            (17) Indebtedness of a Restricted Subsidiary of Dresser incurred and outstanding on the date such Restricted Subsidiary was acquired by Dresser in a principal amount that, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (17) that is at the time outstanding, does not exceed $40.0 million; provided that such Indebtedness was incurred by such Restricted Subsidiary prior to such acquisition by Dresser or one of its Restricted Subsidiaries and was not incurred in connection with, or contemplation of, such acquisition by Dresser or one of its Restricted Subsidiaries.

      For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Dresser shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with



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such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

      "Permitted Investments" means:

            (1) Investments by Dresser or any Restricted Subsidiary of Dresser in any Restricted Subsidiary of Dresser (whether existing on the date of original issuance of the notes or created thereafter) or any Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of Dresser or that will merge with or consolidate into Dresser or a Restricted Subsidiary of Dresser and Investments in Dresser by any Restricted Subsidiary of Dresser;

            (2) Investments in cash and Cash Equivalents;

            (3) loans and advances to employees and officers of Dresser and its Restricted Subsidiaries for bona fide business purposes in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

            (4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the indenture and not for purposes of speculation;

            (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

            (6) Investments made by Dresser or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

            (7) Investments existing on the date of original issuance of the notes or made pursuant to commitments existing on the date of original issuance of the notes;

            (8) accounts receivable created or acquired in the ordinary course of business;

            (9) guarantees by Dresser or a Restricted Subsidiary of Dresser permitted to be incurred under the indenture;

            (10) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed 5% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

            (11) any Investment by Dresser or a Restricted Subsidiary of Dresser in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; and

            (12) other Investments to the extent paid for with Qualified Capital Stock of Dresser.

      "Permitted Liens" means the following types of Liens:

            (1) Liens for taxes, assessments or governmental charges or claims either:

                  (a) not delinquent; or

                  (b) contested in good faith by appropriate proceedings and as to which Dresser or the applicable Restricted Subsidiary has set aside on its books such reserves as may be required pursuant to GAAP;



                                      104
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            (2) statutory Liens of landlords and Liens of carriers,
      warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

            (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (4) judgment Liens not giving rise to an Event of Default;

            (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Dresser or any of its Restricted Subsidiaries;

            (6) any interest or title of a lessor under any Capitalized Lease Obligation;

            (7) purchase money Liens to finance property or assets of Dresser or any Restricted Subsidiary of Dresser acquired, constructed or improved in the ordinary course of business; provided, however, that

                  (a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Dresser or any Restricted Subsidiary of Dresser other than the property and assets so acquired, and

                  (b) the Lien securing such Indebtedness shall be created
            within 90 days of such acquisition;

            (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

            (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

            (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Dresser or any of its Restricted Subsidiaries, including rights of offset and set-off;

            (11) Liens securing Interest Swap Obligations entered into in the ordinary course of business and not for the purposes of speculation which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

            (12) Liens securing Indebtedness under Currency Agreements and Hedging Agreements entered into in the ordinary course of business and not for purposes of speculation;

            (13) Liens incurred in the ordinary course of business of Dresser or any Restricted Subsidiary of Dresser with respect to obligations that do not in the aggregate exceed $50.0 million at any one time outstanding;

            (14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

            (15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Dresser and its Restricted Subsidiaries;

            (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

            (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;



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            (18) Liens securing Acquired Indebtedness incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that;

                  (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser and were not granted in connection with, or in anticipation, of the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser; and

                  (b) such Liens do not extend to or cover any property or
            assets of Dresser or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Dresser or a Restricted Subsidiary of Dresser and are no more favorable to the lienholders than those securing the Acquired indebtedness prior to the incurrence of such Acquired Indebtedness by Dresser or a Restricted Subsidiary of Dresser;

            (19) Liens placed upon assets of a Restricted Subsidiary of Dresser that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the indenture; and

            (20) Liens existing on the date of original issuance of the notes, together with any Liens securing Indebtedness incurred in reliance on clause (8) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the date of original issuance of the notes; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

      "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      "Productive Assets" means assets (including Capital Stock) that are used or usable by Dresser and its Restricted Subsidiaries in Permitted Businesses.

      "Purchase Money Note" means a promissory note of a Securitization Entity evidencing amounts owed to Dresser or any Restricted Subsidiary of Dresser in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Qualified Securitization Transaction" means any transaction or series of Transactions that may be entered into by Dresser or any of its Restricted Subsidiaries pursuant to which Dresser or any of its Subsidiaries may sell, convey or otherwise transfer to:

            (1) a Securitization Entity (in the case of a transfer by Dresser or any of its Restricted Subsidiaries); and

            (2) any other Person (in the case of a transfer by a Securitization Entity),

      or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Dresser or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization Transactions involving accounts receivable and equipment.

      "Refinancing Indebtedness" means any refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:



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            (1) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional
      Indebtedness:

                  (a) to pay Required Premiums and related fees; or

                  (b) otherwise permitted to be incurred under the indenture;
            and

            (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold.

      "Related Party" with respect to any Permitted Holder means:

                  (a) (1) any spouse, sibling, parent or child of such Permitted
            Holder; or

                  (2) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of Dresser for the benefit of any Person referred to in clause (a)(1); or

                  (b) any trust, corporation, partnership, limited liability company or other entity the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

      "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

      "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

      "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Dresser or a Restricted Subsidiary of Dresser of any property, whether owned by Dresser or any Restricted Subsidiary of Dresser at the date of original issuance of the notes or later acquired, which has been or is to be sold or transferred by Dresser or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

      "Securitization Entity" means any Person in which Dresser or any Restricted Subsidiary of Dresser makes an Investment and to which Dresser or any Restricted Subsidiary of Dresser transfers accounts receivable or equipment (and related assets, including contract rights) which engages in no activities other than in connection with the financing of accounts receivable or equipment or related assets (including contract rights) and which is designated by the board of directors of Dresser (as provided below) as a Securitization Entity:

            (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

                  (a) is guaranteed by Dresser or any Restricted Subsidiary of
            Dresser (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

                  (b) is recourse to or obligates Dresser or any Restricted
            Subsidiary of Dresser in any way other than pursuant to Standard Securitization Undertakings; or

                  (c) subjects any property or asset of Dresser or any
            Restricted Subsidiary of Dresser, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

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            (2) with which neither Dresser nor any Restricted Subsidiary of
      Dresser has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Dresser or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Dresser, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

            (3) to which neither Dresser nor any Restricted Subsidiary of Dresser has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

      Any such designation by the board of directors of Dresser shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution of Dresser giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

      "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Dresser or any guarantor, whether outstanding on the date of original issuance of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes or the guarantee of such guarantor, as the case may be. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

                  (x) all monetary obligations of every nature of Dresser or any guarantor under the New Credit Facility, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

                  (y) all Interest Swap Obligations (and guarantees thereof);
            and

                  (z) all obligations (and guarantees thereof) under Currency
            Agreements and Hedging Agreements,

      in each case whether outstanding on the date of original issuance of the notes or thereafter incurred.

      Notwithstanding the foregoing, "Senior Debt" shall not include:

                  (i) any Indebtedness of Dresser or a guarantor to Dresser or to a Subsidiary of Dresser;

                  (ii) any Indebtedness to, or guaranteed on behalf of, any
            director, officer or employee of Dresser or any Subsidiary of Dresser (including, without limitation, amounts owed for compensation);

                  (iii) Indebtedness to trade creditors and other amounts
            incurred in connection with obtaining goods, materials or services;

                  (iv) Indebtedness represented by Disqualified Capital Stock;

                  (v) any liability for federal, state, local or other taxes owed or owing by Dresser or any guarantor;

                  (vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the trustee shall have received an officers' certificate of Dresser to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made) would not violate such provisions of the indenture);

                  (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Dresser; and

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                  (viii) any Indebtedness which is, by its express terms,
            subordinated in right of payment to any other Indebtedness of Dresser, including, without limitation, the Convertible Subordinated Debentures.

      "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

      "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars, as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

      "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Dresser or any Subsidiary of Dresser which are reasonably customary in an accounts receivable or equipment transaction.

      "Stockholders Agreements" means those certain stockholders agreements entered into in connection with the recapitalization.

      "Subsidiary" with respect to any Person, means:

                  (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

                  (ii) any other Person of which at least a majority of the
            voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      "Tax Sharing Agreement" means that certain tax sharing agreement to be entered into between Dresser and DEG Acquisitions, LLC, pursuant to which (a) DEG Acquisitions will agree to file consolidated, combined or unitary federal, state, local and foreign income tax returns on behalf of itself and its Subsidiaries, including Dresser, to the extent it is permitted to do so under the relevant law, and (ii) Dresser will be obligated to pay to DEG Acquisitions a portion of the total income tax liability of DEG Acquisitions and its Subsidiaries, in an amount equal to the excess of (a) the relevant income tax liability of DEG Acquisitions and its subsidiaries for a taxable period over (b) the corresponding consolidated, combined or unitary income tax liability of DEG Acquisitions and its Subsidiaries that DEG Acquisitions would have incurred if Dresser and its Subsidiaries had not been Subsidiaries of DEG Acquisitions.

      "Total Assets" means the total consolidated assets of Dresser and its Restricted Subsidiaries, as set forth on Dresser's most recent consolidated balance sheet.

      "Transaction Agreements" means (i) that certain Agreement and Plan of Recapitalization dated as of January 30, 2001; (ii) the agreements and understandings described in this prospectus under the caption "Certain Relationships and Related Transactions;" (iii) the Sponsor Rights Agreement among us and certain Permitted Holders dated the date of original issuance of the notes; (iv) the Investor Rights Agreement among certain of our stockholders and us dated the date of original issuance of the notes; (v) the Transition Services Agreement between us and Halliburton Company dated the date of original issuance of the notes; and (vi) the Employee Benefits Agreement between us and Halliburton Company dated the date of original issuance of the notes.

      "Transactions" means the Transactions contemplated by the Transaction Agreements.

      "Unrestricted Subsidiary" of any Person means:

            (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below; and

            (2) any Subsidiary of an Unrestricted Subsidiary.

      The board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Dresser or any other Subsidiary of Dresser that is not a Subsidiary of the Subsidiary to be so designated; provided that:

            (1) Dresser certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

            (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Dresser or any of its Restricted Subsidiaries.

      The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Dresser is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1) the then outstanding aggregate principal amount of such Indebtedness into

            (2) the sum of the total of the products obtained by multiplying

            (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by

            (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      "Wholly Owned Domestic Restricted Subsidiary" of any Person means any Domestic Restricted Subsidiary of such Person of which 95% or more of the outstanding voting securities are owned by such Person or any Wholly Owned Domestic Restricted Subsidiary of such Person.

      "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

      "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

                          BOOK-ENTRY; DELIVERY AND FORM

      The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, the Depository Trust Company.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with the Depository Trust Company ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as the Depository Trust Company, or its nominee, is the registered owner or holder of a the exchange notes, the Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with the Depository Trust Company's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

      Payments of the principal of, and interest on, a global note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. Neither Dresser, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in the Depository Trust Company will be effected in the ordinary way in accordance with the Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      We expect that the Depository Trust Company will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Depository Trust Company interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

      We understand that: the Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. the Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

      Although the Depository Trust Company, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of the Depository Trust Company, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Dresser nor the Trustee will have any responsibility for the performance by the Depository Trust

Company, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Dresser within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the Depository Trust Company's rules and procedures in addition to those provided for under the indenture.

                   IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

     As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

     - an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
          Section 7701(b) of the Code;

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

     - an estate, the income of which is subject to United States federal income tax regardless of its source; or

     - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

(1)  United States Holders

EXCHANGE OFFER

     The exchange of the old notes for exchange notes will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize a taxable gain or loss as a result of exchanging such holder's old notes; (2) the holding period of the exchange notes received will include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

INTEREST

     Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

MARKET DISCOUNT

     The market discount rules discussed below apply to any note purchased after original issue at a price less than its stated redemption price at maturity.

     If a United States Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition on maturity of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a de minimis exception, market discount is the amount by which the note's stated redemption price at maturity exceeds the holder's basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than 0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when a holder acquires the note. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield to maturity basis. This election is irrevocable and applies only to the note for which it is made. A United States Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a United States Holder acquires a note at a market discount and dispose of such note in any non-taxable transaction (other than a nonrecognition transaction defined in section 1276(c) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A United States Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount on a current basis is made.

TAXATION OF AMORTIZABLE BOND PREMIUM

     If a United States Holder purchased a note for an amount in excess of its stated redemption price at maturity, such holder will generally be considered to have purchased the note with "amortizable bond premium." The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. A United States Holder generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a reduction of a holder's interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of a holder's prior interest inclusions on the note. If a United States Holder does not make such an election, the premium on a note will decrease the gain or increase the loss otherwise recognized on the sale, redemption, retirement or other disposition of the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by a United States Holder on or after the first day of the first taxable year to which the election applies. A United States Holder may not revoke this election without the consent of the IRS.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, increased by market discount previously included in income, if any, and reduced by any bond premium previously amortized and any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

BACKUP WITHHOLDING

     A United States Holder may be subject to a 31% backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

     - fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     -    furnishes an incorrect TIN;

     - is notified by the IRS that it has failed to properly report payments of interest or dividends; or

     - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

DEFINITION OF NON-UNITED STATES HOLDERS; INTEREST PAYMENTS AND GAINS FROM DISPOSITIONS

     A non-United States Holder is a beneficial owner of the notes who is not a United States person within the meaning of the Code and Treasury regulations.

     Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

     - such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

     - such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     - either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement.

     The certification requirement described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that

     -    the certification described above be provided by the partners and

     -    the partnership provide certain information.

     Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

     If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

(a)  Backup Withholding and Information Reporting

     Backup withholding will not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States Person as described above, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the holder is a United States person. However, information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

     -    a United States person;

     - a controlled foreign corporation for United States federal income tax purposes;

     - a foreign Person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     - a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished timely to the IRS.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act. were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution

                                  LEGAL MATTERS

      The validity of the securities offered hereby is being passed upon for us by Latham & Watkins, New York, New York.

                                     EXPERTS

      The consolidated financial statements as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
DRESSER EQUIPMENT GROUP

Consolidated Financial Statements as of December 31, 2000 and
     1999 Report of Independent Public Accountants................................................   F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999......................................   F-3

Consolidated Statements of Operations for the years ended
     December 31, 2000, 1999 and 1998.............................................................   F-4

Consolidated Statements of Divisional Equity for the years
     ended December 31, 2000, 1999 and 1998.......................................................   F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998........   F-6

Notes to the Consolidated Financial Statements....................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dresser Equipment Group:

      We have audited the accompanying consolidated balance sheets of Dresser Equipment Group (the "Company" or "DEG") as of December 31, 2000 and 1999, and the related consolidated statements of operations, divisional equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DEG as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                        ARTHUR ANDERSEN LLP

Dallas, Texas,
  March 9, 2001

                             DRESSER EQUIPMENT GROUP

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999
                                  (IN MILLIONS)

                                                                 2000          1999
                                                              ----------    ----------
                                     ASSETS

CURRENT ASSETS:
  Cash and equivalents ..................................     $     19.7    $     33.7
  Receivables, net of allowance for doubtful accounts of
     $5.4 and $5.6, respectively ........................          279.2         275.9
  Receivables from unconsolidated subsidiaries ..........            6.9           7.4
  Inventories, net ......................................          254.6         232.2
  Prepaid expenses ......................................           11.5           3.6
                                                              ----------    ----------
          Total current assets ..........................          571.9         552.8
PROPERTY, PLANT AND EQUIPMENT, net ......................          231.1         223.8
INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES ..............            2.7          19.5
LONG-TERM RECEIVABLES AND OTHER ASSETS ..................           13.3          16.9
INTANGIBLES, net ........................................          258.1         264.0
                                                              ----------    ----------
          Total assets ..................................     $  1,077.1    $  1,077.0
                                                              ==========    ==========

                        LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts and notes payable ............................     $    143.6    $    169.1
  Contract advances .....................................           15.1          10.5
  Accrued expenses ......................................          127.1         115.4
                                                              ----------    ----------
          Total current liabilities .....................          285.8         295.0
PENSION AND OTHER RETIREE BENEFITS ......................          197.8         165.0
LONG-TERM DEBT ..........................................             .2            .3
OTHER LIABILITIES .......................................           30.7          74.7
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES
          Total liabilities .............................          514.5         535.0
DIVISIONAL EQUITY:
  Divisional equity, net ................................          581.8         553.6
  Cumulative translation adjustment .....................          (19.2)        (11.6)
                                                              ----------    ----------
          Total divisional equity .......................          562.6         542.0
                                                              ----------    ----------
          Total liabilities and divisional equity .......     $  1,077.1    $  1,077.0
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                             DRESSER EQUIPMENT GROUP

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                  (IN MILLIONS)


                                           2000          1999          1998
                                        ----------    ----------    ----------
REVENUES .............................  $  1,408.5    $  1,432.6    $  1,587.8
COST OF SALES ........................       963.3         993.7       1,118.3
                                        ----------    ----------    ----------
                                             445.2         438.9         469.5
SELLING EXPENSES .....................       136.9         139.4         158.0
ADMINISTRATIVE & GENERAL EXPENSES ....        70.3          87.4         112.5
ENGINEERING EXPENSES .................        67.5          67.1          72.0
                                        ----------    ----------    ----------
                                             274.7         293.9         342.5
                                        ----------    ----------    ----------
OPERATING INCOME .....................       170.5         145.0         127.0
OTHER INCOME AND EXPENSES:
  Interest earned ....................          .8           1.5           2.0
  Interest expense ...................        (2.7)         (1.8)         (2.8)
  Foreign exchange conversion ........         8.3           1.4           (.7)
                                        ----------    ----------    ----------
     Other income and expenses, net ..         6.4           1.1          (1.5)
                                        ----------    ----------    ----------
INCOME BEFORE PROVISION FOR TAXES ....       176.9         146.1         125.5
CHARGE IN LIEU OF TAXES ..............       (68.1)        (56.2)        (48.3)
                                        ----------    ----------    ----------
NET INCOME ...........................  $    108.8    $     89.9    $     77.2
                                        ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                             DRESSER EQUIPMENT GROUP

                  CONSOLIDATED STATEMENTS OF DIVISIONAL EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                  (IN MILLIONS)

                                                    CUMULATIVE       TOTAL
                                     DIVISIONAL    TRANSLATION    DIVISIONAL
                                       EQUITY       ADJUSTMENT      EQUITY
                                     ----------    -----------    ----------
BALANCE, December 31, 1997 ......     $  512.9       $ (20.5)      $  492.4
  Net income ....................         77.2          --             77.2
  Intercompany activity, net ....        (27.3)         --            (27.3)
  Foreign currency translation ..         --            (5.6)          (5.6)
                                      --------       -------       --------
BALANCE, December 31, 1998 ......     $  562.8       $ (26.1)      $  536.7
  Net income ....................         89.9          --             89.9
  Intercompany activity, net ....        (99.1)         --            (99.1)
  Foreign currency translation ..         --            14.5           14.5
                                      --------       -------       --------
BALANCE, December 31, 1999 ......     $  553.6       $ (11.6)      $  542.0
  Net income ....................        108.8          --            108.8
  Intercompany activity, net ....        (80.6)         --            (80.6)
  Foreign currency translation ..         --            (7.6)          (7.6)
                                      --------       -------       --------
BALANCE, December 31, 2000 ......     $  581.8       $ (19.2)      $  562.6
                                      ========       =======       ========

                              COMPREHENSIVE INCOME

                                                                   TOTAL
                                       NET       TRANSLATION    COMPREHENSIVE
                                     INCOME       ADJUSTMENT       INCOME
                                     -------     -----------    -------------
        December 31, 2000            $ 108.8       $ (7.6)         $ 101.2
        December 31, 1999               89.9         14.5            104.4
        December 31, 1998               77.2         (5.6)            71.6

   The accompanying notes are an integral part of these financial statements.

                             DRESSER EQUIPMENT GROUP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                  (IN MILLIONS)

                                                                  2000        1999       1998
                                                                --------    --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..............................................     $  108.8    $   89.9    $  77.2
  Adjustments to reconcile net income to cash flow provided
     by operating activities:
     Depreciation and amortization ........................         49.2        48.5       50.4
     Equity earnings of unconsolidated affiliates .........          (.8)       (1.3)      (1.3)
     (Gain) loss on disposal of fixed assets ..............         --           1.9       (4.9)
  Other changes, net of non-cash items
     Receivables ..........................................          6.5       (23.1)      14.9
     Inventory ............................................        (17.6)        2.3       10.5
     Accounts payable .....................................        (52.1)       28.5      (44.3)
     Other, net ...........................................         (2.5)       (5.3)     (54.4)
                                                                --------    --------    -------
          Net cash provided by operating activities .......         91.5       141.4       48.1
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ....................................        (27.3)      (38.4)     (50.3)
  Business acquisitions, net of cash acquired .............         (1.7)       --        (31.4)
  Other (primarily proceeds from disposal of assets) ......           .1          .7       10.2
                                                                --------    --------    -------
          Net cash used in investing activities ...........        (28.9)      (37.7)     (71.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in intercompany activity .........................       (116.1)     (100.3)      36.3
  Cash overdrafts .........................................         19.2         8.7        2.3
  Increase (decrease) in short-term debt ..................         10.6        (2.8)     (13.3)
  Increase (decrease) in long-term debt ...................         --           (.9)        .8
                                                                --------    --------    -------
          Net cash (used in) provided by financing
            activities ....................................        (86.3)      (95.3)      26.1
EFFECT OF TRANSLATION ADJUSTMENT ON CASH ..................          9.7        (1.9)      --
                                                                --------    --------    -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS ...........        (14.0)        6.5        2.7
CASH AND EQUIVALENTS, beginning of the period .............         33.7        27.2       24.5
                                                                --------    --------    -------
CASH AND EQUIVALENTS, end of the period ...................     $   19.7    $   33.7    $  27.2
                                                                ========    ========    =======
Supplemental disclosure of cash flow information:
  Cash payments during the period for:
  Interest ................................................     $    2.5    $    2.8    $   5.3

   The accompanying notes are an integral part of these financial statements.

                             DRESSER EQUIPMENT GROUP

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (IN MILLIONS)

1.  BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

      On January 30, 2001, Halliburton Company ("Halliburton"), together with its wholly owned subsidiary Dresser B.V. signed an Agreement and Plan of Recapitalization ("the Agreement") with DEG Acquisitions, LLC, to effect the sale of its businesses relating to, among other things, the design, manufacture and marketing of flow control, measurement systems and power systems for customers primarily in the energy industry. In order to accomplish this transaction, Halliburton will effect the reorganization of the various legal entities that currently comprise its Dresser Equipment Group (the "Company" or "DEG") business segment. Upon completion of the reorganization and closing of the sale, DEG Acquisitions, LLC, will own 94.9% of DEG with Halliburton retaining a 5.1% interest.

      The consolidated financial statements of DEG have been prepared by DEG management on a carve-out basis and reflect the consolidated historical financial position, results of operations and cash flows of the Company, in accordance with accounting principles generally accepted in the United States. The consolidated financial statements exclude certain items which will not be transferred as a result of the Agreement and any financial effects from Halliburton's decision to discontinue this business unit. In addition, certain amounts in the financial statements have been allocated and pushed down from Halliburton in a consistent manner in order to depict the financial position, results of operations, and cash flows of DEG on a stand-alone basis. However, the financial position, results of operations and cash flows may not be indicative of what would have been reported if DEG had been a stand-alone entity or had been operated as a part of the Agreement during the periods presented.

      DEG designs, manufactures and markets highly engineered products and systems primarily for customers in the energy, power, chemical and transportation industries. DEG is comprised of three business segments:

      -  Flow control

      -  Measurement systems

      -  Power systems

      The Flow control segment designs, manufactures and markets highly engineered valves, regulators and actuators. These products are used to start, stop, regulate, monitor and meter the flows of liquid and gases and to protect process equipment for excessive pressure.

      The Measurement systems segment designs, manufactures and markets retail fuel dispensers and related point-of-sale systems, software and site management, natural gas meters, regulators, digital and analog pressure and temperature gauges and transducers and couplings.

      The Power systems segment designs, manufactures and markets natural gas fueled engines, used primarily for natural gas compression and power generation applications and rotary blowers and vacuum pumps, used primarily in industrial applications.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

        Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables and inventories; and assets and Obligations related to employee benefits and risk management.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The financial statements reflect intercompany amounts with Halliburton as components of divisional equity.

      Revenues and Income Recognition

      Revenues are recognized as products are shipped and services are rendered. The distinction between product sales and services is based upon the overall activity of the particular business operation. Service revenues were immaterial for all years presented. All known or anticipated losses on contracts are provided for currently. Claims and change orders which are in the process of being negotiated with customers for extra work or changes in the scope of work are included in revenue when collection is deemed probable. Equity in earnings of unconsolidated affiliates, accounted for using the equity method, have been included in revenues in the consolidated financial statements and were $.8, $1.3 and $1.3 for the years ended December 31, 2000, 1999 and 1998, respectively.

      Research and Development

      Research and development costs are charged to expense as incurred. Research and development costs, recorded as a component of Engineering expenses in the consolidated financial statements, were $24.9, $25.7 and $25.7 for the years ended December 31, 2000, 1999 and 1998, respectively.

      Cash and Equivalents

      All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The total cash overdrafts for each division have been reclassified as accounts payable in the consolidated financial statements.

      Receivables

      Accounts receivable are stated at their net realizable value. Included in receivables are notes receivable of $10.6 and $5.4 as of December 31, 2000 and 1999, respectively.

      Inventories

      Inventories are stated at the lower of cost or market. A portion of the United States inventory cost is determined using the last-in, first-out (LIFO) method. Non-United States inventories are valued on a first-in, first-out (FIFO) basis.

      Property, Plant and Equipment

      Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided using the straight-line method over the estimated useful lives of the assets. Some assets are depreciated on accelerated methods. Expenditures for maintenance and repairs are expensed as incurred. Expenditures for improvements that extend the life of the asset are generally capitalized. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.

      When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash value is required.

      The following table shows the estimated useful lives of property, plant and equipment:

                                                          ESTIMATED USEFUL LIVES
                                                          ----------------------
                     Buildings.......................           10-30 years
                     Machinery and Equipment.........           3-17 years

      Asset Held for Sale

      Included in property, plant and equipment is an idle plant located in Scotland. The Company is actively seeking a buyer and management believes the value of the asset is realizable. The book value of the land and building was $4.6 and $5.1 as of December 31, 2000 and 1999, respectively. The Company ceased depreciation on the plant at the time the determination to dispose of the asset was made. The decrease in book value at December 31, 2000 is related to foreign translation adjustments.

      Equity Investments

      The Company holds various equity investments ranging from 45% to 50% ownership. None of these investments were material to the consolidated financial statements as of December 31, 2000 or 1999. The investments are included in "Investments in Unconsolidated Subsidiaries" in the accompanying financial statements and are accounted for using the equity method.

      Intangible Assets

      Intangible assets primarily consist of goodwill and patents, which are shown net of accumulated amortization. Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired and is being amortized over 40 years using the straight-line method. During 1993, the Company acquired TK Valve & Manufacturing, Inc. from Sooner Pipe & Supply Corporation for approximately $143.5 in cash, the goodwill, net of accumulated amortization, was $72.3 and $74.6 as of December 31, 2000 and 1999, respectively. In addition, during 1995, the Company acquired all the outstanding shares of Grove S.p.A. The goodwill, net of accumulated amortization, was $111.1 and $115.4 as of December 31, 2000 and 1999, respectively. Accumulated amortization relating to goodwill amounted to $53.4 and $45.5 as of December 31, 2000 and 1999, respectively. Patents are being amortized over their estimated useful lives and related accumulated amortization was $12.9 and $11.4 as of December 31, 2000 and 1999, respectively. The Company reevaluates goodwill and other intangibles based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded asset costs.

      Charge in Lieu of Taxes

      The Company has been part of the Halliburton Company consolidated tax-reporting group for U.S. income tax purposes. Halliburton does not record specific tax assets and liabilities to its business units, but instead allocates each business unit a tax expense based on its consolidated tax position. As such, the effects of temporary and permanent differences, as well as any valuation allowances relating to any tax assets are not separately determinable and therefore are not included in these financial statements. The income tax provision shown in the accompanying consolidated financial statements is based upon the Company's estimate of the effective tax rate for DEG of 38.5%. The difference between the income tax provision at the U.S. federal statutory rate and the effective tax rate is primarily due to state taxes and tax differentials on foreign earnings and non-deductible goodwill.

      Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, short-term financial instruments, accounts receivable, and accounts payable approximate fair value due to the short maturity of those instruments. The carrying amount of long-term debt (see Note 6) at December 31, 2000 and 1999 approximates fair value because this instrument reflects interest rates similar to those on the Company's short-term debt.

      Derivative Instruments

      The Company primarily enters into derivative financial transactions to hedge existing or projected exposures to changing foreign exchange rates. The Company does not enter into derivative transactions for speculative or trading purposes. Derivative financial instruments to hedge exposure with an indeterminable maturity date are generally carried at fair value with the resulting gains and losses reflected in the results of operations. Gains or losses on hedges of identifiable commitments are deferred and recognized when the offsetting gains or losses on the related hedged items are recognized. Deferred gains or losses for hedges which are terminated prior to the transaction date are recognized when the underlying hedged transactions are recognized. In the event an identifiable commitment is no longer expected to be realized, any deferred gains or losses on hedges associated with the commitment are recognized currently. Costs associated with these contracts are presented in other assets, while deferred gains or losses are included in other liabilities or other assets, respectively, on the consolidated financial statements. Recognized gains or losses on derivatives entered into to manage foreign exchange risk are included in foreign exchange conversion in the consolidated statements of operations (see
Note 9).

Foreign Currency Translation

      Foreign entities whose functional currency is the United States dollar translate monetary assets and liabilities at year-end exchange rates and nonmonetary items are translated at historical rates. Revenue and expense accounts are translated at the average rates in effect during the year, except for depreciation and cost of product sales which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in the consolidated statement of operations in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and revenue and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the consolidated financial statements as a component of divisional equity as "Cumulative Translation Adjustment."

Deferred Compensation

      The Company offers a nonqualified deferred compensation program to certain key employees whereby they may defer a portion of annual compensation for payment upon retirement plus a guaranteed return. The liability for the deferred compensation program included in the financial statements at December 31, 2000 and 1999, was $10.0 and $17.5, respectively.

New Accounting Pronouncements

      Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and for Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of January 1, 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. Adoption of these new accounting standards on January 1, 2001, will result in a cumulative reduction to comprehensive income and an increase to liabilities recorded on the balance sheet of $3.3.

      The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," in December 1999. The SAB summarizes some of the SEC staff's views in applying accounting principles generally accepted in the U.S. to revenue recognition in financial statements. The Company completed a thorough review of its revenue recognition policies and determined that its policies are consistent with SAB 101.

3.  INVENTORIES:

      Inventories on the last-in, first out (LIFO) method represented $76.4 and $69.7 of the Company's inventories as of December 31, 2000 and 1999, respectively. The excess of FIFO costs over LIFO costs as of December 31, 2000 and 1999, were $70.4 and $72.7, respectively. Inventories are summarized as follows:

                                                    2000         1999
                                                  --------     --------
          Finished products and parts .........   $  157.6     $  135.8
          In-process products and parts .......       87.0         86.6
          Raw materials and supplies ..........       78.0         76.2
                                                  --------     --------
                    Total inventory ...........      322.6        298.6
          Less--
            LIFO reserve and full absorption ..      (66.1)       (63.1)
            Progress payments on contracts ....       (1.9)        (3.3)
                                                  --------     --------
          Inventory, net ......................   $  254.6     $  232.2
                                                  ========     ========

4.  PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment as of December 31, 2000 and 1999, consisted of the following:

                                                                    2000          1999
                                                                   -------       -------
          Land and land improvements .........................     $  15.2       $  11.7
          Buildings ..........................................       164.1         134.9
          Machinery and equipment ............................       525.4         500.4
                                                                   -------       -------
                    Total property, plant and equipment ......       704.7         647.0
          Less--Allowance for depreciation and amortization ..      (473.6)       (423.2)
                                                                   -------       -------
          Property, plant and equipment, net .................     $ 231.1       $ 223.8
                                                                   =======       =======

      Depreciation expense totaled $40.5, $39.9, and $42.3 for the years ended December 31, 2000, 1999, and 1998, respectively.

5.  ACCRUED EXPENSES:

      Accrued expenses at December 31, 2000 and 1999, consisted of the following:

                                                 2000        1999
                                                ------      ------
          Payroll and other compensation ..     $ 69.8      $ 73.7
          Warranty costs ..................       17.3        15.8
          Self Insurance ..................        4.5         5.8
          Other ...........................       35.5        20.1
                                                ------      ------
                    Total .................     $127.1      $115.4
                                                ======      ======

6.  DEBT:

Short-Term Debt

Notes Payable

      At December 31, 2000 and 1999, the Company had $18.0 and $8.3, respectively, of notes payable to various banks with interest rates ranging from 5.20% to 8.05% and 3.50% to 6.65%, respectively.

Line of Credit

      The Company has a line of credit, renewable each year, totaling $0.7 as of December 31, 2000 and 1999. The balances outstanding under this facility were $0.7 as of December 31, 2000 and 1999. The line of credit is secured by a corporate guarantee and is for working capital purposes with interest rates at the prime lending rate plus 1.5%.

Long-Term Debt

      In October 1993, Dresser Valve Division entered into a loan with an international government bank. The balance outstanding at December 31, 2000 and 1999, was $0.2 and $0.3, respectively. The loan bears interest at 8.7% and matures in 2006. Payments of principal and interest are due annually through 2006.

      Minimum principal payments on long-term debt subsequent to 2000 are as follows:

          2001.............................  $ .03
          2002.............................    .03
          2003.............................    .04
          2004.............................    .04
          2005.............................    .04
          Thereafter.......................    .04
                                             -----
                                             $0.22
                                             =====

7.  COMMITMENTS AND CONTINGENCIES:

      Halliburton Indemnifications

      In accordance with the Agreement, Halliburton has indemnified DEG Acquisitions, LLC for certain items. The indemnified items include any product liability claim or product warranty claim arising out of any product pursuant to any discontinued product or service line of DEG. In addition, Halliburton has indemnified DEG for any product liability claim made prior to closing of the Agreement, any asbestos liability claim against DEG, any loss, liability, damage or expense from any legal proceeding initiated prior to closing of the Agreement, any loss, liability, damage or expense relating to worker's compensation, general liability, and automobile liability arising out of events or occurrences prior to the closing as to which DEG Acquisitions, LLC has notified Halliburton prior to the third anniversary of the closing date. Based on these indemnifications, only liabilities related to exposures not specifically covered above have been included in the consolidated financial statements.

      Leases

      At December 31, 2000, the Company was obligated under noncancelable operating leases, principally for the use of land, offices, equipment, field facilities, and warehouses. Total rental expense charged to operations for such leases totaled $13.6, $9.9, and $10.9 for the years ended December 31, 2000, 1999 and 1998, respectively.

      Additionally, the Company has entered into several capital leases. Future minimum lease payments under capital and operating leases that had initial or remaining noncancelable lease terms at December 31, 2000, were:

                       FISCAL YEAR                    CAPITAL  OPERATING
                       -----------                    -------  ---------
          2001 ....................................   $  0.4    $  10.5
          2002 ....................................       .4        8.3
          2003 ....................................       .1        5.6
          2004 ....................................       .1        4.7
          2005 ....................................       .1        4.5
          Thereafter ..............................       .1       12.3
                                                      ------    -------
                    Total minimum lease payments ..   $  1.2    $  45.9
                                                      ======    =======

      Environmental

      The Company is subject to numerous environmental legal and regulatory requirements related to its operations worldwide. As a result of these obligations, the Company is involved in specific environmental litigation and claims, the clean-up of properties it owns or has operated, and efforts to meet or correct compliance-related matters.

      The Company takes a proactive approach in evaluating and addressing the environmental impact of sites where the Company is operating or has maintained operations. As a result, the Company spends money each year assessing and remediating contaminated properties to reduce the risk of future liabilities, to comply with legal and regulatory requirements, or to respond to claims by third parties.

      The Company incurs costs related to compliance with ever-changing environmental legal and regulatory requirements in the jurisdictions where the Company operates. While there can be no assurance of this, based on current information, the Company does not expect these expenditures to have a material adverse effect on its consolidated net assets or its results of operations.

      Known environmental liabilities of the Company at December 31, 2000, subject to certain qualifications, will be indemnified by Halliburton, and therefore, no liabilities for environmental matters have been included in these financial statements. Amounts paid for environmental matters in 2000, 1999, and 1998 were less than $.1 for each year.

      Employment Agreements

      Halliburton has entered into employment agreements with 63 employees that provide for a retention bonus to be paid to these employees, if they remain employed with the Company for a certain period up to and after the closing of the transaction. The amount of the bonuses is based on factors including the employee's current salary and the ultimate sales price of the Company. The maximum payout under these agreements is $12.2. Under the terms of the Agreement, payment under the retention agreements will be made by Halliburton; therefore, these bonus amounts have not been accrued for in the December 31, 2000, consolidated financial statements.

8.  RELATED-PARTY TRANSACTIONS:

      DEG sells its products to other Halliburton entities on a commercial basis. DEG recognizes revenue and receivables as products are shipped and services are rendered. Historical intercompany receivables have been netted in divisional equity in these financial statements, in effect, treating these sales as immediate settlement transactions.

      For the years ended December 31, 2000, 1999 and 1998, related party sales with Halliburton totaled $8.2, $14.7 and $17.8, respectively.

      DEG also receives certain support services from Halliburton, including corporate services, employee benefits, and liability, property, and workers' compensation insurance. These transactions are discussed in further detail below.

      Corporate Services

      DEG uses, and is charged directly for, certain services that Halliburton provides to its business units. Halliburton also allocates a certain portion of its non-corporate expenses to each business unit. These services include, among others, information systems support, human resources, tax, procurement, communications, real estate and both internal and external legal services. Halliburton allocates the costs for some of these services to its business units based on factors such as number of employees, revenues and assets, or directly charges for some services on an as used basis. The related expenses for these services for the three years ended December 31, 2000, 1999 and 1998, were approximately $9.3, $10.6 and $2.2, respectively.

      Halliburton centrally develops, negotiates, and administers DEG's risk management programs. The insurance program includes a broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability, workers' compensation liability and other standard liability coverage (see Note 13). Expenses of $14.3, $6.7 and $12.3 have been allocated by Halliburton to DEG for these risk management coverages for the three years ended December 31, 2000, 1999 and 1998, respectively.

      Halliburton also allocates benefit costs associated with retired and divested business employees' corporate-related pension and employee benefit charges and union-related pension and employee benefit charges.

      All of the charges described above have been included as costs of DEG's operations in the consolidated financial statements. The Company's management believes that it is possible that the terms of these transactions may differ from those that would result from transactions among third parties. Such allocations are not necessarily indicative of actual results.

9.  FINANCIAL INSTRUMENT AND RISK MANAGEMENT:

      Foreign Exchange Risk

      Techniques in managing foreign exchange risk include, but are not limited to, foreign currency borrowing and investing and the use of currency derivative instruments. The Company selectively hedges significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the cost of hedging the exposure in relation to the perceived risk of loss. The purpose of the foreign currency hedging activities is to protect the Company from the risk that the cash flows resulting from the sale and purchase of products and services in foreign currencies will be adversely affected by changes in exchange rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

      The Company hedges its currency exposure through the use of currency derivative instruments. These contracts generally have an expiration date of nine months or less. Forward exchange contracts, which are commitments to buy or sell a specified amount of a foreign currency at a specified price and time, are generally used to hedge identifiable foreign currency commitments. Losses of $3.3 and $2.4 for identifiable foreign currency commitments were deferred at December 31, 2000 and 1999, respectively. None of the forward or option contracts are exchange traded.

      While hedging instruments are subject to fluctuations in value, the fluctuations are generally offset by the value of the underlying exposures being hedged. The use of some contracts may limit the Company's ability to benefit from favorable fluctuations in foreign exchange rates. The notional amounts of open forward contracts were $61.0 and $57.1 at December 31, 2000, and 1999, respectively. The notional amounts of the Company's foreign exchange contracts do not generally represent amounts exchanged by the parties, and thus, are not a measure of the Company's exposure or of the cash requirements relating to these contracts. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as exchange rates. The Company actively monitors its foreign currency exposure and adjusts the amounts hedged as appropriate. The fair value of currency derivative instruments, which generally approximates their carrying amount based upon third-party quotes, was $0.1 receivable and $3.4 payable at December 31, 2000.

      Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk are primarily investments and trade receivables. It is the Company's practice to place its investments in high quality securities with various investment institutions. Trade receivables are generated from a diverse group of customers with no significant concentrations of receivables from any single customer. The Company maintains an allowance for losses based upon the expected collectibility of all trade accounts receivable.

      There are no significant concentrations of credit risk with any individual counterparty or groups of counterparties related to the Company's derivative contracts. The Company selects counterparties based on creditworthiness, which is continually monitored, and on the counterparties' ability to perform their obligations under the terms of the transactions. The Company does not expect any counterparties to fail to meet their obligations under these contracts given their high credit ratings; therefore, the Company considers the credit risk associated with its derivative contracts to be minimal.

10.  1998 SPECIAL CHARGES:

      In connection with the merger between Halliburton and Dresser Industries, Inc. in September, 1998, certain special charges were recorded which relate to DEG. The significant components were asset-related charges covering the write down of excess and/or duplicate machinery, equipment and facilities of $8.6 and personnel-related costs covering severance for announced employee reductions of $1.3. The restructuring activities described above were completed in 1999.

11.  STOCK OPTIONS:

      Halliburton has long-term incentive stock option plans in which certain key employees of DEG and its subsidiaries participate. Under these plans, Halliburton has granted stock options to DEG employees. The options generally expire ten years from the grant date. Stock options vest over a three-year period, with one-third of the shares becoming exercisable on the first, second, and third anniversaries of the grant.

      The following table summarizes stock option activity for DEG employees during 2000, 1999 and 1998 under the incentive plans:

                                               AVERAGE                         WEIGHTED
                                                NUMBER       EXERCISE          EXERCISE
                                               OF SHARES      PRICE             PRICE
                                               ---------  -------------        --------
          Outstanding at December 31, 1997 ..     0.3     $12.66-$54.50        $ 29.51
            Granted .........................     0.4     $28.13-$40.81          35.47
            Exercised .......................    (0.1)    $12.66-$37.88          24.32
            Forfeited .......................      --                --             --
          Outstanding at December 31, 1998 ..     0.6     $13.57-$54.50          34.02
            Granted .........................     0.6     $29.06-$48.31          34.94
            Exercised .......................    (0.1)    $13.57-$39.88          33.20
            Forfeited .......................      --                --             --
          Outstanding at December 31, 1999 ..     1.1     $15.36-$54.50          34.57
            Granted .........................      --     $39.06-$42.50          40.96
            Exercised .......................    (0.3)    $15.36-$40.81          32.22
            Forfeited .......................    (0.1)    $28.13-$36.81          29.89
          Outstanding at December 31, 2000 ..     0.7     $21.25-$54.50        $ 35.45

      Forfeited amounts during 2000 include options for employees who retired or were terminated in 2000 and therefore were no longer outstanding at December 31, 2000 for DEG disclosure purposes.

      Options outstanding at December 31, 2000, are composed of the following:


                              OPTIONS OUTSTANDING                                                     OPTIONS EXERCISABLE
---------------------------------------------------------------                                --------------------------------
                                                    WEIGHTED
                                                    AVERAGE                WEIGHTED                                  WEIGHTED
   RANGE OF                   SHARES                REMAINING               AVERAGE              SHARES               AVERAGE
EXERCISE PRICES            OUTSTANDING         CONTRACTUAL LIFE         EXERCISE PRICE         OUTSTANDING        EXERCISE PRICE
---------------            -----------         ----------------         --------------         -----------        --------------
 $21.25-$28.13                  0.1                    6.61                 $   27.97               0.1               $   27.89
 $29.06-$29.06                  0.1                    8.00                 $   29.06                --               $      --
 $29.56-$38.88                  0.1                    6.09                 $   37.24               0.2               $   37.24
 $38.81-$39.06                  0.1                    9.13                 $   39.06                --               $      --
 $39.50-$54.50                  0.3                    8.49                 $   40.05               0.1               $   40.28
 -------------                  ---                   -----                 ---------               ---               ---------
 $21.25-$54.50                  0.7                    7.65                 $   35.45               0.4               $   36.13

      The Company accounts for the stock option plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Compensation cost for the stock option programs calculated consistent with SFAS No. 123, "Accounting for Stock Based Compensation" is set forth on a pro forma basis below:

                              2000        1999       1998
                             ------      -----      -----
          Net Income:
            As reported ..   $108.8      $89.9      $77.2
            Pro forma ....   $105.6      $88.4      $74.9

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively; average risk-free interest rates of 5.17%, 5.97% and 4.67%; average expected lives of 5.00, 5.00 and 5.75 years; average expected volatility factors of 54.03%, 56.00%, and 32.00%; and dividend yield of 1.30%, 1.32% and 2.04%, respectively. The estimated weighted average fair value of options to purchase one share of common stock issued under the Company's Incentive Plans was $21.29 in 2000, $18.90 in 1999 and $17.26 in 1998.

12.  RETIREMENT PLANS:

      The Company has various retirement plans which cover a significant number of their employees.

      Defined Contribution Plans

      These plans provide retirement contributions in return for services rendered, provide an individual account for each participant and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pretax income and/or discretionary amounts determined on an annual basis. The expense associated with the contribution and administration of these plans was $6.4, $15.5 and $12.0 for the years ended December 31, 2000 and 1999 and 1998, respectively.

      Pension and Other Postretirement Benefits

      The Company sponsors several qualified and nonqualified pension plans and other postretirement benefit plans which covers a significant number of its employees. These plans include both defined contribution plans and defined benefit plans. The plans are funded to operate on an actuarially sound basis. Plan assets are primarily invested in cash, short-term investments, real estate, equity and fixed income securities of entities domiciled in the country of the plan's operation. The plans that, according to the Agreement, will be included in the final purchase and sale agreement and have therefore been included in these financial statements are as follows:

                                                              DOMESTIC                 FOREIGN
                                                         PENSION BENEFITS          PENSION BENEFITS
                                                        -------------------       -----------------
                                                         2000         1999         2000        1999
                                                        ------       ------       -----       -----
          Reconciliation of benefit obligation--
            Obligation at beginning of year .......     $148.6       $146.1       $48.9       $49.5
            Service cost ..........................        2.9          3.1         2.5         2.2
            Interest cost .........................       10.9         10.3         4.3         2.4
            Plan amendments .......................        4.5          0.5          --          --
            Actuarial (gain) loss .................       (0.6)         0.1         2.2          --
            Business combinations .................         --           --        38.2          --
            Benefit payments ......................      (10.1)       (11.5)       (3.4)       (1.7)
            Participant plan contributions ........         --           --         0.1         0.1
            Curtailments ..........................         --           --          --        (1.3)
            Effects of settlements ................         --           --        (0.4)         --
            Foreign currency exchange rates .......         --           --        (6.6)       (2.3)
                                                        ------       ------       -----       -----
          Obligation at end of year ...............     $156.2       $148.6       $85.8       $48.9
                                                        ======       ======       =====       =====

                                                                       DOMESTIC                  FOREIGN
                                                                   PENSION BENEFITS          PENSION BENEFITS
                                                                ----------------------      -------------------
                                                                  2000          1999          2000        1999
                                                                --------      --------      -------     -------
          Change in plan assets--
            Fair value of plan assets at beginning of year ..   $  164.9      $  154.5      $  35.5     $  33.6
            Actual return on plan assets ....................        9.1          17.3          3.5         2.5
            Business combinations ...........................         --            --          7.9          --
            Employer contributions ..........................        1.9           4.6          2.5         0.1
            Participant contributions .......................         --            --          0.1         0.1
            Benefit payments ................................      (10.1)        (11.5)        (2.6)       (0.4)
            Foreign currency changes ........................         --            --         (3.0)       (0.4)
            Effects of settlements ..........................         --            --         (0.5)         --
                                                                --------      --------      -------     -------
            Fair value of plan assets at end of year ........   $  165.8      $  164.9      $  43.4     $  35.5
                                                                ========      ========      =======     =======
          Funded status--
            Funded status at end of year ....................   $    9.6      $   16.3      $ (42.4)    $ (13.4)
            Unrecognized transition (asset) obligation ......         --            --           --          --
            Unrecognized prior service cost .................         --            --           --          --
            Unrecognized (gain) loss ........................         --            --           --          --
                                                                --------      --------      -------     -------
            Net amount recognized ...........................   $    9.6      $   16.3      $ (42.4)    $ (13.4)
                                                                ========      ========      =======     =======
          Weighted average assumptions as of December 31:
            Discount rate ...................................       7.5%          7.5%      3.0-7.0%    4.0-7.0%
            Rate of compensation increase ...................   4.5-5.0%      4.5-5.0%      3.5-4.5%    3.5-4.5%
            Expected return on plan assets ..................       9.0%          9.0%      3.5-8.0%    3.5-8.0%

      The aggregate benefits obligation for those plans where the accumulated benefits obligation exceeded the fair value of plan assets was $32.8 at December 31, 2000. The fair value of plan assets exceeded the accumulated benefit obligation by $2.9 at December 31, 1999.

      Components of the net periodic benefit cost for the plan are as follows:

                                                              DOMESTIC                         FOREIGN
                                                          PENSION BENEFITS                 PENSION BENEFITS
                                                 -------------------------------     ----------------------------
                                                   2000        1999        1998       2000       1999       1998
                                                 -------     -------     -------     ------     ------     ------
          Service cost .......................   $   2.9     $   3.1     $   2.6     $  2.5     $  2.2     $  2.4
          Interest cost ......................      10.9        10.3         9.6        4.3        2.4        2.7
          Expected return on plan assets .....     (14.3)      (14.1)      (10.8)      (2.7)      (2.5)      (2.7)
          Amortization of:
            Unrecognized net loss ............       0.2         0.1         1.0        0.2       (0.1)      (0.1)
            Unrecognized net asset ...........        --        (0.1)       (0.3)       2.0         --         --
            Unrecognized prior service cost ..       0.1        (0.2)       (0.9)        --         --         --
                                                 -------     -------     -------     ------     ------     ------
          Net periodic pension cost ..........   $  (0.2)    $  (0.9)    $   1.2     $  6.3     $  2.0     $  2.3
                                                 =======     =======     =======     ======     ======     ======

      The prior service costs were amortized on the straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets were amortized over the average remaining service period of active participants. In accordance with the Agreement, the consolidated financial statements include the funded status of the plans at December 31, 2000 and 1999. Any previously unrecognized gain or loss, prior service cost and transition obligation were retained by Halliburton.

      Nonqualified Pension Plans

      The Company provides certain key employees with additional pension benefits through several unfunded nonqualified pension plans. These plans, the Dresser Industries, Inc. Supplemental Executive Retirement Plan (SERP), the Dresser Industries, Inc. Excess Compensation Limit Plan and the ERISA Excess Benefits Plan for Dresser Industries, Inc., work in tandem with the Company's qualified retirement plans and are designed to restore the benefits that are otherwise limited due to Internal Revenue Service limitations. The estimated liability for the nonqualified pension plans at December 31, 2000 and 1999, were $4.3 and $6.3, respectively.

Postretirement Medical Plans

      The Company offers postretirement medical plans to specific eligible employees, which are contributory, but the Company generally absorbs the majority of the costs. The Company may elect to adjust the amount of its contributions for these plans. As a result, for these plans, the expected future health care cost inflation rate affects the accumulated postretirement benefit obligation amount.

      The accumulated projected benefit obligation for the postretirement medical plans at December 31, 2000 and 1999, were $155.4 and $148.9, respectively.

                                                                       2000         1999
                                                                     --------     --------
         Change in benefit obligation--
            Benefit obligation at beginning of year ..............   $  148.9    $   143.7
            Service cost .........................................        2.5          2.3
            Interest cost ........................................       10.9         10.5
            Benefits paid ........................................       (6.9)        (7.6)
                                                                     --------     --------
           Benefit obligation at end of year ......................  $  155.4     $  148.9
                                                                     ========     ========
          Change in plan assets--
            Fair value of plan assets at beginning of year .......   $     --     $    --
            Employer contribution ................................        6.9          7.6
            Benefits paid ........................................       (6.9)        (7.6)
                                                                     --------     --------
           Fair value of plan assets at end of year ...............  $     --     $     --
                                                                     ========     ========
          Funded status ..........................................   $  155.4     $  148.9
          Unrecognized actuarial gain/(loss) .....................         --           --
          Unrecognized prior service cost ........................         --           --
                                                                     --------     --------
           Net amount recognized ..................................  $  155.4     $  148.9
                                                                     ========     ========
          Amounts recognized in the consolidated balance sheets
            consist of:
            Accrued benefit liability ............................   $  155.4     $  148.9
                                                                     ========     ========
            Net amount recognized ................................   $  155.4     $  148.9
                                                                     ========     ========

                                                                 2000      1999
                                                                 ----      ----
          Weighted-average assumptions as of December 31:
            Discount rate ...................................    7.5%      7.5%
            Expected return on plan assets ..................    N/A       N/A
            Rate of compensation increase ...................    4.0%      4.0%

                                                                           2000       1999      1998
                                                                         -------    -------    -------
         Components of net periodic benefit cost as of December 31:
            Service cost ..............................................  $   2.5    $   2.3    $   2.1
            Interest cost .............................................     10.9       10.5       10.1
            Expected return on plan assets ............................       --         --         --
            Unrecognized actuarial gain (loss) ........................       --         --         --
                                                                         -------    -------    -------
         Net periodic benefit cost ...................................   $  13.4    $  12.8    $  12.2
                                                                         =======    =======    =======

      Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percent change in assumed healthcare cost trend rates would have the following effect:

                                                                                      1%            1%
                                                                                   INCREASE      DECREASE
                                                                                   --------      --------
        Effect on total service and interest cost components of net
          periodic postretirement healthcare benefit cost...................        $ 1.5        $ (1.5)
        Effect on healthcare cost component of the accumulated
          postretirement benefit obligation.................................         14.5         (14.8)

13.  SELF-INSURANCE:

      Certain insurable risks such as general liability, property damage and workers' compensation are self-insured by Halliburton; however, Halliburton has umbrella insurance coverage for certain risk exposures subject to specified limits. Accruals for claims under Halliburton's self-insurance program are recorded on a claim-incurred basis. Halliburton has agreed to indemnify DEG Acquisitions, LLC for certain self-insurance exposures as discussed in Note 7. Based on this indemnification, the estimated liability to DEG for potential future claims was $4.5 and $5.8 at December 31, 2000 and 1999, respectively.

14.  SEGMENT INFORMATION:

      The Company operated under three reportable segments: Flow control, Measurement systems and Power systems. The following tables present information on the segments:

                                       FLOW      MEASUREMENT     POWER       OTHER/
                                      CONTROL      SYSTEMS      SYSTEMS     CORPORATE   CONSOLIDATED
                                      -------    -----------    -------     ---------   ------------
            2000
            Revenue .............     $ 549.3      $ 562.8      $ 301.2      $  (4.8)      $1,408.5
            Operating Income ....        77.1         64.0         42.0        (12.6)         170.5
            Depreciation and
               amortization .....        20.7         16.3         12.2           --           49.2
            Total Assets ........       608.3        399.6         41.6         27.6        1,077.1
            Capital expenditures          7.1         12.3          7.9           --           27.3
            1999
            Revenue .............     $ 557.6      $ 605.2      $ 274.3      $  (4.5)      $1,432.6
            Operating Income ....        74.3         62.3         19.9        (11.5)         145.0
            Depreciation and
               amortization .....        20.6         15.7         12.2           --           48.5
            Total Assets ........       619.4        366.6         49.3         41.7        1,077.0
            Capital expenditures          6.7         17.3         14.4           --           38.4
            1998
            Revenue .............     $ 623.8      $ 658.4      $ 306.3      $  (0.7)      $1,587.8
            Operating Income ....        51.9         64.0         25.3        (14.2)         127.0
            Depreciation and
               amortization .....        23.0         15.6         11.8           --           50.4
            Total Assets ........       636.7        342.5         48.1         37.6        1,064.9
            Capital expenditures         16.6         15.8         17.9           --           50.3

      The Company has two reportable geographic segments: Americas and Europe. The following tables present information by geographic area for the years ended December 31, 2000, 1999 and 1998:

                                                                 AMERICAS      EUROPE        OTHER     CONSOLIDATED
                                                                ---------      -------      -------    ------------
            2000
            Revenue ........................................    $   907.0      $ 285.0      $ 216.5      $1,408.5
            Long-lived Assets ..............................        214.2        273.8         21.7         509.7
            1999
            Revenue ........................................    $   869.6      $ 380.6      $ 182.4      $1,432.6
            Long-lived Assets ..............................        212.1        289.0         20.4         521.5
            1998
            Revenue ........................................    $ 1,027.5      $ 408.6      $ 151.7      $1,587.8
            Long-lived Assets ..............................        207.3        314.4         21.7         543.4

15. SUPPLEMENTAL GUARANTOR INFORMATION

      In connection with the Company's offer to sell $300 million of Senior Subordinated Notes due 2011 (the "Notes"), certain of the Company's subsidiaries ("Subsidiary Guarantors") will guarantee the Company's obligation to pay principal and interest on the Notes. The guarantors of the Notes will include only the Company's wholly-owned domestic subsidiaries. After the anticipated reorganization, as discussed in Note 1, the Subsidiary Guarantors, will be holding companies for all the Company's international subsidiaries.

      If the Company completes the sale and anticipated reorganization contemplated in the Agreement, the following supplemental consolidating condensed financial information presents the balance sheets as of December 31, 2000 and 1999 and the statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998. In the consolidating condensed financial statements, the Subsidiary Guarantors account for their investment in the wholly-owned subsidiaries using the equity method.

                            DRESSER EQUIPMENT GROUP
                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2000
                                  (IN MILLIONS)


                                                                 SUBSIDIARY  NON-GUARANTOR                     TOTAL
                                                    PARENT       GUARANTORS  SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                   --------      ----------  ------------    ------------   ------------
                    ASSETS

CURRENT ASSETS:
  Cash and equivalents .......................     $    5.5       $     --      $   14.2       $     --       $     19.7
  Receivables, net of allowance for
    doubtful accounts of $5.4
    million ..................................        134.7             --         144.5             --            279.2
  Receivables from unconsolidated
    subsidiaries .............................          2.0             --           4.9             --              6.9
  Inventories, net ...........................        139.6             --         115.0             --            254.6
  Prepaid expenses ...........................          6.1             --           5.4             --             11.5
                                                   --------       --------      --------       --------       ----------
         Total current assets ................        287.9             --         284.0             --            571.9
PROPERTY, PLANT AND EQUIPMENT, net ...........        161.9             --          69.2             --            231.1
INVESTMENTS IN CONSOLIDATED
  SUBSIDIARIES ...............................           --          372.5            --         (372.5)              --
INVESTMENT IN UNCONSOLIDATED
  SUBSIDIARIES ...............................          0.4             --           2.3             --              2.7
LONG-TERM RECEIVABLES AND OTHER
  ASSETS .....................................        (13.1)            --          26.4             --             13.3
INTANGIBLES, net .............................        118.4             --         137.0            2.7            258.1
                                                   --------       --------      --------       --------       ----------
         Total assets ........................     $  555.5       $  372.5      $  518.9       $ (369.8)      $  1,077.1
                                                   ========       ========      ========       ========       ==========

          LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts and notes payable .................     $   72.9       $     --      $   70.7       $     --       $    143.6
  Contract advances ..........................         11.8             --           3.3             --             15.1
  Accrued expenses ...........................         62.1             --          65.0             --            127.1
                                                   --------       --------      --------       --------       ----------
         Total current liabilities ...........        146.8             --         139.0             --            285.8
PENSION AND OTHER RETIREE BENEFITS ...........        195.4             --           2.4             --            197.8
LONG-TERM DEBT ...............................         --               --           0.2             --              0.2
OTHER LIABILITIES ............................         25.9             --           4.8             --             30.7
COMMITMENTS AND CONTINGENCIES
                                                   --------       --------      --------       --------       ----------
         Total liabilities ...................        368.1             --         146.4             --            514.5
DIVISIONAL EQUITY: ...........................                                                                        --
  Divisional equity, net .....................        174.2          372.5         436.8         (401.7)           581.8
  Cumulative translation
    adjustment ...............................         13.2             --         (64.3)          31.9            (19.2)
                                                   --------       --------      --------       --------       ----------
         Total divisional equity .............        187.4          372.5         372.5         (369.8)           562.6
                                                   --------       --------      --------       --------       ----------
         Total liabilities and
           divisional equity .................     $  555.5       $  372.5      $  518.9       $ (369.8)      $  1,077.1
                                                   ========       ========      ========       ========       ==========

                            DRESSER EQUIPMENT GROUP
                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1999
                                  (IN MILLIONS)

                                                                  SUBSIDIARY  NON-GUARANTOR                     TOTAL
                                                     PARENT       GUARANTORS  SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                    --------      ----------  ------------    ------------   ------------
                    ASSETS

CURRENT ASSETS:
  Cash and equivalents ........................     $    1.5       $     --      $   32.2       $    --       $     33.7
  Receivables, net of allowance for
    doubtful accounts of $5.6
    million ...................................        123.5             --         152.4             --            275.9
  Receivables from unconsolidated
    subsidiaries ..............................          2.4             --           5.0             --              7.4
  Inventories, net ............................        120.2             --         112.0             --            232.2
  Prepaid expenses ............................          0.2             --           3.4             --              3.6
                                                    --------       --------      --------       --------       ----------
         Total current assets .................        247.8             --         305.0             --            552.8
PROPERTY, PLANT AND EQUIPMENT, net ............        160.5             --          63.3             --            223.8
INVESTMENTS IN CONSOLIDATED
  SUBSIDIARIES ................................         --            385.0            --         (385.0)              --
INVESTMENT IN UNCONSOLIDATED
  SUBSIDIARIES ................................         17.6             --           1.9             --             19.5
LONG-TERM RECEIVABLES AND OTHER
  ASSETS ......................................        (13.0)            --          29.9             --             16.9
INTANGIBLES, net ..............................        121.6             --         139.7            2.7            264.0
                                                    --------       --------      --------       --------       ----------
         Total assets .........................     $  534.5       $  385.0      $  539.8       $ (382.3)      $  1,077.0
                                                    ========       ========      ========       ========       ==========

           LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
  Accounts and notes payable ..................     $   99.7       $     --      $   69.4       $     --       $    169.1
  Contract advances ...........................          4.2             --           6.3             --             10.5
  Accrued expenses ............................         48.2             --          67.2             --            115.4
                                                    --------       --------      --------       --------       ----------
         Total current liabilities ............        152.1             --         142.9             --            295.0
PENSION AND OTHER RETIREE BENEFITS ............        162.5             --           2.5             --            165.0
LONG-TERM DEBT ................................         --               --           0.3             --              0.3
OTHER LIABILITIES .............................         65.5             --           9.2             --             74.7
COMMITMENTS AND CONTINGENCIES
                                                    --------       --------      --------       --------       ----------
         Total liabilities ....................        380.1             --         154.9             --            535.0
DIVISIONAL EQUITY: ............................                                                                        --
  Divisional equity, net ......................        146.1          385.0         436.7         (414.2)           553.6
  Cumulative translation
    adjustment ................................          8.3             --         (51.8)          31.9            (11.6)
                                                    --------       --------      --------       --------       ----------
         Total divisional equity ..............        154.4          385.0         384.9         (382.3)           542.0
                                                    --------       --------      --------       --------       ----------
         Total liabilities and
           divisional equity ..................     $  534.5       $  385.0      $  539.8       $ (382.3)      $  1,077.0
                                                    ========       ========      ========       ========       ==========

                            DRESSER EQUIPMENT GROUP
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN MILLIONS)

                                                       SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                          PARENT       GUARANTORS    SUBSIDIARIES  ELIMINATIONS     CONSOLIDATED
                                         --------      ----------    ------------  ------------     ------------
REVENUES ...........................     $  940.3       $     --       $  565.5       $  (97.3)      $  1,408.5
COST OF SALES ......................        662.8             --          392.5          (92.0)           963.3
                                         --------       --------       --------       --------       ----------
                                            277.5             --          173.0           (5.3)           445.2
SELLING EXPENSES ...................         88.3             --           53.8           (5.2)           136.9
ADMINISTRATIVE & GENERAL EXPENSES ..         36.7             --           33.6             --             70.3
ENGINEERING EXPENSES ...............         49.9             --           17.6             --             67.5
                                         --------       --------       --------       --------       ----------
                                            174.9             --          105.0           (5.2)           274.7
OPERATING INCOME ...................        102.6             --           68.0           (0.1)           170.5
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES .....................           --           73.2             --          (73.2)              --
OTHER INCOME AND EXPENSES
  Interest earned ..................          0.2             --            0.6             --              0.8
  Interest expense .................         --               --           (2.7)            --             (2.7)
  Foreign exchange conversion ......          1.0             --            7.3             --              8.3
                                         --------       --------       --------       --------       ----------
         Net other income and
           expenses ................          1.2           73.2            5.2          (73.2)             6.4
                                         --------       --------       --------       --------       ----------
INCOME BEFORE PROVISION FOR TAXES ..        103.8           73.2           73.2          (73.3)           176.9
CHARGES IN LIEU OF TAXES ...........        (39.9)         (28.2)         (28.2)          28.2            (68.1)
                                         --------       --------       --------       --------       ----------
NET INCOME .........................     $   63.9       $   45.0       $   45.0       $  (45.1)      $    108.8
                                         ========       ========       ========       ========       ==========

                            DRESSER EQUIPMENT GROUP
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (IN MILLIONS)

                                                       SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                          PARENT       GUARANTORS    SUBSIDIARIES  ELIMINATIONS     CONSOLIDATED
                                         --------      ----------    ------------  ------------     ------------
REVENUES ...........................     $  918.0       $     --       $  621.7       $ (107.1)      $  1,432.6
COST OF SALES ......................        662.6             --          432.8         (101.7)           993.7
                                         --------       --------       --------       --------       ----------
                                            255.4             --          188.9           (5.4)           438.9
SELLING EXPENSES ...................         87.4             --           57.2           (5.2)           139.4
ADMINISTRATIVE & GENERAL EXPENSES ..         48.2             --           39.2             --             87.4
ENGINEERING EXPENSES ...............         48.7             --           18.4             --             67.1
                                         --------       --------       --------       --------       ----------
                                            184.3             --          114.8           (5.2)           293.9
OPERATING INCOME ...................         71.1             --           74.1           (0.2)           145.0
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES .....................           --           75.5             --          (75.5)              --
OTHER INCOME AND EXPENSES
  Interest earned ..................          0.2             --            1.3             --              1.5
  Interest expense .................         (0.3)            --           (1.5)            --             (1.8)
  Foreign exchange conversion ......         (0.2)            --            1.6             --              1.4
                                         --------       --------       --------       --------       ----------
         Net other income and
           expenses ................         (0.3)          75.5            1.4          (75.5)             1.1
                                         --------       --------       --------       --------       ----------
INCOME BEFORE PROVISION FOR TAXES ..         70.8           75.5           75.5          (75.7)           146.1
CHARGES IN LIEU OF TAXES ...........        (27.2)         (29.1)         (29.1)          29.2            (56.2)
                                         --------       --------       --------       --------       ----------
NET INCOME .........................     $   43.6       $   46.4       $   46.4       $  (46.5)      $     89.9
                                         ========       ========       ========       ========       ==========

                            DRESSER EQUIPMENT GROUP
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (IN MILLIONS)

                                                       SUBSIDIARY    NON-GUARANTOR                     TOTAL
                                          PARENT       GUARANTORS    SUBSIDIARIES  ELIMINATIONS     CONSOLIDATED
                                         --------      ----------    ------------  ------------     ------------
REVENUES ...........................     $  1,030.5       $     --       $  678.2       $ (120.9)      $  1,587.8
COST OF SALES ......................          749.5             --          463.2          (94.4)         1,118.3
                                         ----------       --------       --------       --------       ----------
                                              281.0             --          215.0          (26.5)           469.5
SELLING EXPENSES ...................          115.9             --           68.3          (26.2)           158.0
ADMINISTRATIVE & GENERAL EXPENSES ..           74.8             --           37.7             --            112.5
ENGINEERING EXPENSES ...............           50.7             --           21.3             --             72.0
                                         ----------       --------       --------       --------       ----------
                                              241.4             --          127.3          (26.2)           342.5
OPERATING INCOME ...................           39.6             --           87.7           (0.3)           127.0
EQUITY INCOME OF CONSOLIDATED
  SUBSIDIARIES .....................             --           86.1             --          (86.1)              --
OTHER INCOME AND EXPENSES
  Interest earned ..................            0.4             --            1.6             --              2.0
  Interest expense .................           (0.2)            --           (2.6)            --             (2.8)
  Foreign exchange conversion ......           (0.1)            --           (0.6)            --             (0.7)
                                         ----------       --------       --------       --------       ----------
         Net other income and
           expenses ................            0.1           86.1           (1.6)         (86.1)            (1.5)
                                         ----------       --------       --------       --------       ----------
INCOME BEFORE PROVISION FOR TAXES ..           39.7           86.1           86.1          (86.4)           125.5
CHARGES IN LIEU OF TAXES ...........          (15.3)         (33.1)         (33.1)          33.2            (48.3)
                                         ----------       --------       --------       --------       ----------
NET INCOME .........................     $     24.4       $   53.0       $   53.0       $  (53.2)      $     77.2
                                         ==========       ========       ========       ========       ==========

                            DRESSER EQUIPMENT GROUP
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                  (IN MILLIONS)

                                                         SUBSIDIARY   NON-GUARANTOR                   TOTAL
                                             PARENT      GUARANTORS   SUBSIDIARIES  ELIMINATIONS   CONSOLIDATED
                                            --------     ----------   ------------  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...........................     $  63.9       $  45.0       $  45.0       $ (45.1)      $  108.8
  Adjustments to reconcile net income
    to cash flow provided by
    operating activities:
    Depreciation and amortization ......        38.2            --          11.0            --           49.2
    Equity earnings of unconsolidated
      affiliates .......................        (0.2)           --          (0.6)           --           (0.8)
    Other changes, net of non-cash
      items ............................       (49.1)           --         (16.6)           --          (65.7)
                                             -------       -------       -------       -------       --------
         Net cash provided by
           operating activities ........        52.8          45.0          38.8         (45.1)          91.5
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .................       (18.6)           --          (8.7)           --          (27.3)
  Business acquisitions, net of cash
    acquired ...........................        (1.7)           --            --            --           (1.7)
  Other (primarily proceeds from
    disposal of assets) ................         0.1            --            --            --            0.1
                                             -------       -------       -------       -------       --------
         Net cash used by investing
           activities ..................       (20.2)           --          (8.7)           --          (28.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash in intercompany activity ........       (42.4)        (45.0)        (73.8)         45.1         (116.1)
  Cash overdrafts ......................        13.8            --           5.4            --           19.2
  Increase in short-term debt ..........          --            --          10.6            --           10.6
                                             -------       -------       -------       -------       --------
         Net cash (used in) provided
           by financing activities .....       (28.6)        (45.0)        (57.8)         45.1          (86.3)
EFFECT OF TRANSLATION ADJUSTMENT ON
  CASH .................................          --            --           9.7            --            9.7
                                             -------       -------       -------       -------       --------
NET INCREASE (DECREASE) IN CASH AND
  EQUIVALENTS ..........................         4.0            --         (17.9)           --          (14.0)
CASH AND EQUIVALENTS, beginning of
  period ...............................         1.5            --          32.1            --           33.7
                                             -------       -------       -------       -------       --------
CASH AND EQUIVALENTS, end of the
  period ...............................     $   5.5       $    --       $  14.2       $    --       $   19.7
                                             =======       =======       =======       =======       ========

                            DRESSER EQUIPMENT GROUP
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                          FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (IN MILLIONS)

                                                          SUBSIDIARY   NON-GUARANTOR                   TOTAL
                                              PARENT      GUARANTORS   SUBSIDIARIES  ELIMINATIONS   CONSOLIDATED
                                             --------     ----------   ------------  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ............................     $  43.6       $  46.4       $   46.4       $ (46.5)      $   89.9
  Adjustments to reconcile net income
    to cash flow provided by operating
    activities:
    Depreciation and amortization .......        36.2            --           12.3            --           48.5
    Equity earnings of unconsolidated
      affiliates ........................        (1.0)           --           (0.3)           --           (1.3)
    (Gain) loss on disposal of fixed
      assets ............................         1.9            --             --            --            1.9
    Other changes, net of non-cash
      items .............................       (56.6)           --           59.0            --            2.4
                                              -------       -------       --------       -------       --------
         Net cash provided by
           operating activities .........        24.1          46.4          117.4         (46.5)         141.4
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ..................       (28.0)           --          (10.4)           --          (38.4)
  Business acquisitions, net of cash
    acquired ............................          --            --             --            --             --
  Other (primarily proceeds from
    disposal of assets) .................         0.7            --             --            --            0.7
                                              -------       -------       --------       -------       --------
         Net cash used by investing
           activities ...................       (27.3)           --          (10.4)           --          (37.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash in intercompany activity .........        (2.2)        (46.4)         (98.2)         46.5         (100.3)
  Cash overdrafts .......................         8.7            --             --            --            8.7
  Decrease in short-term debt ...........        --              --           (2.8)           --           (2.8)
  Decrease in long-term debt ............        --              --           (0.9)           --           (0.9)
                                              -------       -------       --------       -------       --------
         Net cash (used in) provided
           by financing activities ......         6.5         (46.4)        (101.9)         46.5          (95.3)
EFFECT OF TRANSLATION ADJUSTMENT ON
  CASH ..................................          --            --           (1.9)           --           (1.9)
                                              -------       -------       --------       -------       --------
NET INCREASE IN CASH AND
  EQUIVALENTS ...........................         3.3            --            3.2            --            6.5
CASH AND EQUIVALENTS, beginning of the
  period ................................        (1.8)           --           29.0            --           27.2
                                              -------       -------       --------       -------       --------
CASH AND EQUIVALENTS,
  end of the period .....................     $   1.5       $    --       $   32.2       $    --       $   33.7
                                              =======       =======       ========       =======       ========

                            DRESSER EQUIPMENT GROUP
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (IN MILLIONS)

                                                                         NON-
                                                        SUBSIDIARY    GUARANTOR                       TOTAL
                                             PARENT     GUARANTORS   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                             -------    ----------   ------------   ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................      $  24.4      $  53.0      $   53.0       $ (53.2)      $  77.2
  Adjustments to reconcile net income
    to cash flow provided by operating
    activities:
    Depreciation and amortization .....         37.0           --          13.4            --          50.4
    Equity earnings of unconsolidated
      affiliates ......................         (0.9)          --          (0.4)           --          (1.3)
    (Gain) loss on disposal of fixed
      assets ..........................         (4.9)          --            --            --          (4.9)
    Other changes, net of non-cash
      items ...........................         36.9           --        (110.2)           --         (73.3)
                                             -------      -------      --------       -------       -------
         Net cash provided by (used in)
           operating activities .......         92.5         53.0         (44.2)        (53.2)         48.1
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ................        (36.4)          --         (13.9)           --         (50.3)
  Business acquisitions, net of cash
    acquired ..........................        (31.4)          --            --            --         (31.4)
  Other (primarily proceeds from
    disposal of assets) ...............         10.2           --            --            --          10.2
                                             -------      -------      --------       -------       -------
         Net cash used by investing
           activities .................        (57.6)          --         (13.9)           --         (71.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash in intercompany activity .......        (36.8)       (53.0)         72.9          53.2          36.3
  Cash overdrafts .....................          2.3           --            --            --           2.3
  Decrease in short-term debt .........           --           --         (13.3)           --         (13.3)
  Increase in long-term debt ..........           --           --           0.8            --           0.8
                                             -------      -------      --------       -------       -------
         Net cash (used in) provided
           by financing activities ....        (34.5)       (53.0)         60.4          53.2          26.1
EFFECT OF TRANSLATION ADJUSTMENT ON
  CASH ................................           --           --            --            --            --
                                             -------      -------      --------       -------       -------
NET INCREASE IN CASH AND
  EQUIVALENTS .........................           0.4           --           2.3            --           2.7
CASH AND EQUIVALENTS, beginning of the
  period ..............................         (2.2)          --          26.7            --          24.5
                                             -------      -------      --------       -------       -------
CASH AND EQUIVALENTS,
  end of the period ...................      $  (1.8)     $    --      $   29.0       $    --       $  27.2
                                             =======      =======      ========       =======       =======

                                  DRESSER, INC.

      Offer to Exchange up to $300,000,000 of its 9 3/8% Senior Subordinated Notes due 2011, Which Have Been Registered Under the Securities Act, for up to $300,000,000 of its Outstanding 9 3/8% Senior Subordinated Notes due 2011

                                   ----------

                                   PROSPECTUS

                                   ----------

      UNTIL ________, 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                __________, 2001

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Three of Dresser, Inc.'s Amended and Restated By-laws sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company to the extent permitted by Delaware law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third-Party Actions") or (b) by and in the right of the Company ("Derivative Actions").

      In Third-Party Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in which such person may be involved by reason of having acted in such capacity or having served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that such person's conduct was unlawful.

      In Derivative Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (1) any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless a court determines such person is entitled to indemnification.

      Unless indemnification is ordered by a court, the determination as to whether or not a person has satisfied the applicable standard of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit or proceeding; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by stockholders of the Company.

      The indemnification provided by Article Three of the Amended and Restated By-laws is not exclusive of any other indemnification rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in such person's other capacity while holding such office.

      The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBIT
      NO.                               DESCRIPTION OF EXHIBIT
    -------                             ----------------------

      3.1      Amended and Restated Certificate of Incorporation of Dresser,
               Inc., filed on April 9, 2001.

      3.2 Certificate of Incorporation of Dresser International, Inc., filed February 16, 2001.

      3.3      Certificate of Incorporation of DMD Russia, Inc., filed on
               February 8, 1996.

      3.4      Certificate of Amendment to Certificate of Incorporation of DMD
               Russia, Inc., filed on October 16, 1997.

      3.5      Certificate of Amendment to Certificate of Incorporation of DMD
               Russia, Inc., filed on June 20, 2000.

      3.6      Certificate of Incorporation of Dresser RE, Inc., filed on March
               22, 2001.

      3.7      Amended and Restated Bylaws of Dresser, Inc.

      3.8      Bylaws of Dresser International, Inc.

      3.9      Bylaws of Dresser RE, Inc.

      3.10     Bylaws of DMD Russia, Inc.

      4.1      The indenture dated as of April 10, 2001 among Dresser, Inc., the
               Guarantors named therein and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due
               2011.

      4.2      Specimen Certificate of 9 3/8% Senior Subordinated Notes due
               2011.

      4.3 Specimen Certificate of 9 3/8% Senior Subordinated Exchange Notes due 2011.

      4.4      Registration Rights Agreement dated April 10, 2001 among Dresser,
               Inc., the Guarantors and Morgan Stanley & Co. Incorporated,
               Credit Suisse First Boston Corporation and UBS Warburg LLC.

      4.5 Credit Agreement dated as of April 10, 2001 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG
               Acquisitions, LLC, as Parent, and the Initial Lenders, Initial
               Issuing Bank and Swing Line Bank, and Morgan Stanley & Co.
               Incorporated, as Collateral Agent, Morgan Stanley Senior Funding,
               Inc., as Administrative Agent, Credit Suisse First Boston, Cayman
               Islands Branch, as Syndication Agent, Morgan Stanley Senior
               Funding, Inc. and Credit Suisse First Boston, as Joint Lead
               Arrangers, and UBS Warburg LLC and General Electric Capital
               Corporation, as Co-Documentation Agents.

     *5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

     10.1 Amended and Restated Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company and DEG
               Acquisitions, LLC.

     10.2      Sponsor Rights Agreement dated April 10, 2001 by and among
               Dresser, Inc., DEG Acquisitions, LLC, First Reserve Fund VIII,
               LP, First Reserve Fund IX, L.P. Odyssey Investment Partners Fund,
               LP, Odyssey Coinvestors, LLC and DI Coinvestment, LLC.

     10.3      Investor Rights Agreement dated April 10, 2001 by and among
               Dresser, Inc., DEG Acquisitions, LLC, Dresser Industries, Inc., and certain employees of the Company.

     10.4 Trademark Assignment and License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc.

     10.5      Trademark License Agreement dated April 10, 2001 by and between
               Halliburton Company and Dresser, Inc.

     10.6      Income Tax Sharing Agreement dated April 10, 2001 by and between
               DEG Acquisitions, LLC and Dresser, Inc.

     10.7      Dresser, Inc. 2001 Stock Incentive Plan

     10.8      Dresser, Inc. 2001 Management Equity Purchase Plan

     10.9      Dresser, Inc. Senior Executives' Deferred Compensation Plan

    *10.10     Dresser, Inc. Management Deferred Compensation Plan

     12.1      Statement of Computation of Ratio of Earnings to Fixed Charges.

     21.1      List of Subsidiaries

    *23.1 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).

     23.3      Consent of Arthur Andersen LLP.

     25.1      Statement of Eligibility and Qualification (Form T-1) under the
               Trust Indenture Act of 1939 of State Street Bank and Trust
               Company.

     99.1      Form of Letter of Transmittal.

     99.2      Form of Notice of Guaranteed Delivery.

     99.3      Form of Letter from Dresser, Inc. to Registered Holders and
               Depository Trust Company Participants.

     99.4 Form of Instructions from Beneficial Owners to Registered Holders and Depository Trust Company Participants.

     99.5      Form of Letter to Clients.

     99.6      Guidelines for Certification of Taxpayer Identification Number on
               Substitute Form W-9.

-----------

*   To be filed by amendment.






                                SCHEDULES OMITTED

            Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

      The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      The undersigned co-registrants hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      The undersigned co-registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

      The undersigned co-registrants hereby undertake that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned co-registrants hereby undertake to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on May 11, 2001.

                             DRESSER, INC.

                             By:  /s/ PATRICK M. MURRAY
                                ------------------------------------------------
                                               Patrick M. Murray
                                 President, Chief Executive Officer and Director

                             DRESSER INTERNATIONAL, INC.

                             By:  /s/ PATRICK M. MURRAY
                                ------------------------------------------------
                                               Patrick M. Murray
                                 President, Chief Executive Officer and Director

                             DRESSER RUSSIA, INC.

                             By:  /s/ PATRICK M. MURRAY
                                ------------------------------------------------
                                               Patrick M. Murray
                                 President, Chief Executive Officer and Director

                             DRESSER RE, INC..

                             By:  /s/ PATRICK M. MURRAY
                                ------------------------------------------------
                                               Patrick M. Murray
                                 President, Chief Executive Officer and Director

                                  DRESSER, INC.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

             SIGNATURE                              TITLE                                 DATE
             ---------                              -----                                 ----
/s/ PATRICK M. MURRAY
-------------------------------------     President, Chief Executive                   May 11, 2001
        Patrick M. Murray                 Officer and Director

/s/ JAMES A. NATTIER
-------------------------------------     Executive Vice President, Chief              May 11, 2001
         James A. Nattier                 Administrative Officer and Director

/s/ DALE B. MIKUS
-------------------------------------     Vice President, Finance                      May 11, 2001
          Dale B. Mikus

/s/ WILLIAM E. MACAULAY
-------------------------------------     Chairman of the Board of Directors           May 11, 2001
       William E. Macaulay

/s/ PAUL D. BARNETT
-------------------------------------     Director                                     May 11, 2001
         Paul D. Barnett

/s/ BERNARD J. DUROC-DANNER
-------------------------------------     Director                                     May 11, 2001
     Bernard J. Duroc-Danner

/s/ BEN A. GUILL
-------------------------------------     Director                                     May 11, 2001
           Ben A. Guill

/s/ WILL HONEYBOURNE
-------------------------------------     Director                                     May 11, 2001
         Will Honeybourne

/s/ MUZZAFAR MIRZA
-------------------------------------     Director                                     May 11, 2001
          Muzzafar Mirza

/s/ GARY L. ROSENTHAL
-------------------------------------     Director                                     May 11, 2001
        Gary L. Rosenthal

                           DRESSER INTERNATIONAL, INC.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

             SIGNATURE                              TITLE                                 DATE
             ---------                              -----                                 ----
/s/ PATRICK M. MURRAY
-------------------------------------     President, Chief Executive Officer           May 11, 2001
        Patrick M. Murray                 and Director

/s/ JAMES A. NATTIER
-------------------------------------     Executive Vice President and Director        May 11, 2001
        James A. Nattier

/s/ DALE B. MIKUS
-------------------------------------     Vice President and Director                  May 11, 2001
          Dale B. Mikus

/s/ FRANK P. PITTMAN
-------------------------------------     Vice President and Director                  May 11, 2001
        Frank P. Pittman

                              DRESSER RUSSIA, INC.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

             SIGNATURE                              TITLE                                 DATE
             ---------                              -----                                 ----
/s/ PATRICK M. MURRAY
--------------------------------------    President, Chief Executive Officer           May 11, 2001
         Patrick M. Murray                and Director

/s/ JAMES A. NATTIER
--------------------------------------    Executive Vice President and Director        May 11, 2001
          James A. Nattier

/s/ DALE B. MIKUS
--------------------------------------    Vice President and Director                  May 11, 2001
           Dale B. Mikus

/s/ FRANK P. PITTMAN
--------------------------------------    Vice President and Director                  May 11, 2001
          Frank P. Pittman

                                DRESSER RE, INC.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

             SIGNATURE                              TITLE                                 DATE
             ---------                              -----                                 ----

/s/ PATRICK M. MURRAY
--------------------------------------    President, Chief Executive                   May 11, 2001
         Patrick M. Murray                   Officer and Director

/s/ JAMES A. NATTIER
--------------------------------------    Executive Vice President and Director        May 11, 2001
         James. A. Nattier

/s/ DALE B. MIKUS
--------------------------------------    Vice President and Director                  May 11, 2001
           Dale B. Mikus

/s/ FRANK P. PITTMAN
--------------------------------------    Vice President and Director                  May 11, 2001
         Frank P. Pittman

                                 EXHIBIT INDEX

    EXHIBIT
      NO.                               DESCRIPTION OF EXHIBIT
    -------                             ----------------------

      3.1      Amended and Restated Certificate of Incorporation of Dresser,
               Inc., filed on April 9, 2001.

      3.2 Certificate of Incorporation of Dresser International, Inc., filed February 16, 2001.

      3.3      Certificate of Incorporation of DMD Russia, Inc., filed on
               February 8, 1996.

      3.4      Certificate of Amendment to Certificate of Incorporation of DMD
               Russia, Inc., filed on October 16, 1997.

      3.5      Certificate of Amendment to Certificate of Incorporation of DMD
               Russia, Inc., filed on June 20, 2000.

      3.6      Certificate of Incorporation of Dresser RE, Inc., filed on March
               22, 2001.

      3.7      Amended and Restated Bylaws of Dresser, Inc.

      3.8      Bylaws of Dresser International, Inc.

      3.9      Bylaws of Dresser RE, Inc.

      3.10     Bylaws of DMD Russia, Inc.

      4.1      The indenture dated as of April 10, 2001 among Dresser, Inc., the
               Guarantors named therein and State Street Bank and Trust Company, as trustee, relating to the 9 3/8% Senior Subordinated Notes due
               2011.

      4.2      Specimen Certificate of 9 3/8% Senior Subordinated Notes due
               2011.

      4.3 Specimen Certificate of 9 3/8% Senior Subordinated Exchange Notes due 2011.

      4.4      Registration Rights Agreement dated April 10, 2001 among Dresser,
               Inc., the Guarantors and Morgan Stanley & Co. Incorporated,
               Credit Suisse First Boston Corporation and UBS Warburg LLC.

      4.5 Credit Agreement dated as of April 10, 2001 among Dresser, Inc., as U.S. Borrower, D.I. Luxembourg S.A.R.L., as Euro Borrower, DEG
               Acquisitions, LLC, as Parent, and the Initial Lenders, Initial
               Issuing Bank and Swing Line Bank, and Morgan Stanley & Co.
               Incorporated, as Collateral Agent, Morgan Stanley Senior Funding,
               Inc., as Administrative Agent, Credit Suisse First Boston, Cayman
               Islands Branch, as Syndication Agent, Morgan Stanley Senior
               Funding, Inc. and Credit Suisse First Boston, as Joint Lead
               Arrangers, and UBS Warburg LLC and General Electric Capital
               Corporation, as Co-Documentation Agents.

     *5.1 Opinion of Latham & Watkins regarding the validity of the exchange notes.

     10.1 Amended and Restated Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company and DEG
               Acquisitions, LLC.

     10.2      Sponsor Rights Agreement dated April 10, 2001 by and among
               Dresser, Inc., DEG Acquisitions, LLC, First Reserve Fund VIII,
               LP, First Reserve Fund IX, L.P. Odyssey Investment Partners Fund,
               LP, Odyssey Coinvestors, LLC and DI Coinvestment, LLC.

     10.3      Investor Rights Agreement dated April 10, 2001 by and among
               Dresser, Inc., DEG Acquisitions, LLC, Dresser Industries, Inc., and certain employees of the Company.

     10.4 Trademark Assignment and License Agreement dated April 10, 2001 by and between Halliburton Company and Dresser, Inc.

     10.5      Trademark License Agreement dated April 10, 2001 by and between
               Halliburton Company and Dresser, Inc.

     10.6      Income Tax Sharing Agreement dated April 10, 2001 by and between
               DEG Acquisitions, LLC and Dresser, Inc.

     10.7      Dresser, Inc. 2001 Stock Incentive Plan

     10.8      Dresser, Inc. 2001 Management Equity Purchase Plan

     10.9      Dresser, Inc. Senior Executives' Deferred Compensation Plan

    *10.10     Dresser, Inc. Management Deferred Compensation Plan

     12.1      Statement of Computation of Ratio of Earnings to Fixed Charges.

     21.1      List of Subsidiaries

    *23.1 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1 hereto).

     23.3      Consent of Arthur Andersen LLP.

     25.1      Statement of Eligibility and Qualification (Form T-1) under the
               Trust Indenture Act of 1939 of State Street Bank and Trust
               Company.

     99.1      Form of Letter of Transmittal.

     99.2      Form of Notice of Guaranteed Delivery.

     99.3      Form of Letter from Dresser, Inc. to Registered Holders and
               Depository Trust Company Participants.

     99.4 Form of Instructions from Beneficial Owners to Registered Holders and Depository Trust Company Participants.

     99.5      Form of Letter to Clients.

     99.6      Guidelines for Certification of Taxpayer Identification Number on
               Substitute Form W-9.

-----------

*   To be filed by amendment.